UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SCHOOL SPECIALTY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

(920) 734-5712

To the Shareholders of School Specialty, Inc.:

You are cordially invited to attend a special meeting of shareholders of School Specialty, Inc. (“School Specialty”) to be held on Tuesday, August 23, 2005, at 8:00 a.m., local time, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044.

On May 31, 2005, School Specialty entered into a merger agreement providing for the acquisition of School Specialty by LBW Holdings, Inc. (“LBW Holdings”), a newly-formed Delaware corporation whose current owner is a private equity fund managed by Bain Capital. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $49.00 in cash, without interest, for each share of School Specialty common stock you own. At the special meeting, you will be asked to adopt and approve the merger agreement, attached to this proxy statement as Appendix A, and the transactions contemplated thereby.

The board of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable to, fair to, and in the best interests of the holders of common stock of School Specialty. The board of directors recommends that School Specialty shareholders vote “FOR” the approval of the merger agreement. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of a special committee of the board of directors consisting of four independent and disinterested directors of School Specialty. The special committee was established on March 14, 2005 to review, evaluate and, as appropriate, negotiate a possible transaction relating to the sale of School Specialty. The special committee unanimously recommends that School Specialty shareholders vote “FOR” the approval of the merger agreement. A failure to vote will have the same effect as a vote “against” the merger.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of School Specialty common stock outstanding on the record date is required to approve the merger agreement.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR COOPERATION IN VOTING YOUR SHARES WILL BE GREATLY APPRECIATED.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

Leo C. McKenna
Chairman of the Board of Directors

Greenville, Wisconsin

July 19, 2005

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated July 19, 2005, is first being mailed to shareholders on or about July 21, 2005.

SCHOOL SPECIALTY, INC.

W6316 DESIGN DRIVE

GREENVILLE, WISCONSIN 54942

(920) 734-5712

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 23, 2005

TO THE SHAREHOLDERS OF SCHOOL SPECIALTY, INC.:

Notice is hereby given that a special meeting of shareholders of School Specialty, Inc., a Wisconsin corporation (“School Specialty”), will be held on Tuesday, August 23, 2005, at 8:00 a.m., local time, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 31, 2005, by and among LBW Holdings, Inc., LBW Acquisition, Inc. and School Specialty, which provides for the merger of LBW Acquisition, Inc., a wholly-owned subsidiary of LBW Holdings, Inc., with and into School Specialty, with School Specialty continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty (other than shares held (i) as treasury shares or by any subsidiary of School Specialty or (ii) by LBW Holdings, Inc., LBW Acquisition, Inc. or any subsidiary of LBW Acquisition, Inc.) into the right to receive $49.00 in cash, without interest.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

Only shareholders of record at the close of business on July 12, 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of School Specialty common stock entitled to vote thereon. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of our Board of Directors,

Joseph F. Franzoi IV
Secretary

Greenville, Wisconsin

July 19, 2005

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Please do not send your School Specialty common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement

Appendix A	AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2005, by and among LBW Holdings, Inc., LBW Acquisition, Inc. and School Specialty, Inc.

Appendix B	Opinion of Morgan Stanley & Co. Incorporated, dated May 31, 2005.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and might not contain all of the information that is important to you. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page 80.

In this proxy statement, the terms “we,” “us,” “our,” “School Specialty” and the “Company” refer to School Specialty, Inc. and, where appropriate, its subsidiaries. In this proxy statement, we refer to Bain Capital Partners, LLC as “Bain Capital,” Bain Capital Fund VIII, L.P. as the “Bain Investor,” Morgan Stanley & Co. Incorporated as “Morgan Stanley,” LBW Holdings, Inc. as “LBW Holdings” and LBW Acquisition, Inc. as “LBW Acquisition.” We refer to the holders of School Specialty common stock, other than LBW Holdings and its affiliates (including LBW Acquisition and the Bain Investor), as the “unaffiliated School Specialty shareholders.”

Parties Involved in the Proposed Transaction (Page 15)

•	School Specialty is a Wisconsin corporation and is a school supply retailer of quality products and services headquartered in Greenville, Wisconsin, serving primarily the pre-kindergarten through twelfth grade education market in the United States and Canada.

•	LBW Holdings is a newly-formed Delaware corporation that is currently wholly-owned by the Bain Investor, a private equity fund managed by Bain Capital. The Bain Investor has the right to transfer a portion of its prospective interest in LBW Holdings in certain circumstances. As a result, the investor group may ultimately include additional equity participants. LBW Holdings may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations. LBW Holdings was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except in anticipation of the merger.

•	LBW Acquisition is a newly-formed Delaware corporation and a wholly-owned subsidiary of LBW Holdings. LBW Holdings formed LBW Acquisition for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. LBW Acquisition has not engaged in any business except in anticipation of the merger. LBW Acquisition may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

School Specialty Will Hold a Special Meeting of Its Shareholders to Approve the Merger Agreement and the Meeting Adjournment Proposal (Page 16)

Time, Place and Date (Page 16)

The special meeting will be held on Tuesday, August 23, 2005, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044 at 8:00 a.m., local time.

Purpose (Page 16)

At the special meeting, you will be asked to consider and vote upon the proposal to approve the merger agreement, and if necessary and appropriate, the meeting adjournment proposal.

Record Date and Voting (Page 16)

Only shareholders who hold shares of School Specialty common stock at the close of business on July 12, 2005, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of School

Specialty common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 22,860,100 shares of School Specialty common stock outstanding.

Vote Required (Page 17)

Approval of the merger agreement requires the affirmative vote of a majority of the shares of School Specialty common stock outstanding on the record date. Approval of the meeting adjournment proposal, if necessary and appropriate, requires the affirmative vote of shareholders holding a majority of the shares of School Specialty common stock present and entitled to vote at the special meeting.

Proxies and Revocation of Proxies (Page 17)

Any School Specialty shareholder of record entitled to vote may submit a proxy by telephone, the Internet or returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Any person giving a proxy has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of School Specialty at School Specialty’s executive offices located at W6316 Design Drive, Greenville, Wisconsin 54942, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

When the Merger will be Completed (Page 54)

We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of October 2005, subject to adoption of the merger agreement by the School Specialty’s shareholders and the satisfaction of the other closing conditions.

Share Ownership of Directors and Executive Officers (Page 79)

As of July 12, 2005, the record date, the directors and executive officers of School Specialty held and are entitled to vote, in the aggregate, 70,568 shares of School Specialty common stock, representing approximately 0.3% of the outstanding shares of School Specialty common stock. The directors and executive officers have informed School Specialty that they intend to vote all of their shares of School Specialty common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

School Specialty Shareholders Will Receive $49.00 in Cash, Without Interest, For Each Share of School Specialty Common Stock They Own (Page 55)

Upon the completion of the merger, each issued and outstanding share of School Specialty common stock, other than shares held (i) as treasury shares or by any subsidiary of School Specialty or (ii) by LBW Holdings, LBW Acquisition or any subsidiary of LBW Acquisition, will be converted into the right to receive $49.00 in cash, without interest.

How Outstanding Options Will Be Treated (Page 55)

All options to acquire shares of School Specialty common stock outstanding immediately prior to the effective time of the merger, will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the effective time of the merger, any options not exercised (other than certain options that are converted as discussed below) will be canceled as of the effective time of the merger in exchange for a cash payment equal to $49.00 times the number of shares subject to the options, less the aggregate exercise prices of the options and less applicable taxes required to be withheld, except that any options with an exercise price greater than $49.00 per share will be canceled without any cash payment. Certain options held by those executive officers and other members of senior management that are not exercised prior to completion of the merger may be converted into options for equity securities of LBW Holdings and its wholly-owned subsidiaries, as agreed upon between such person and LBW Holdings.

Effect of Merger on Convertible Subordinated Notes (Page 43)

Under certain circumstances prior to the merger, holders of School Specialty’s 3.75% Convertible Subordinated Notes due 2023 may surrender such notes for a cash payment or a combination of cash and shares of School Specialty common stock. Holders of such notes also may surrender such notes in connection with the merger for a cash payment based on the merger consideration. Not more than 20 days after the effective time of the merger, School Specialty, as the surviving corporation in the merger, must make an offer to repurchase all of such notes then outstanding for an amount in cash equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest to, but not including, the date the repurchase price is paid.

Recommendations of the Board of Directors and of the Special Committee; Fairness of the Merger (Page 28)

Board of Directors (Page 31)

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of the holders of School Specialty common stock, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement and the meeting adjournment proposal. The foregoing actions were approved by the affirmative vote of five of the six directors of School Specialty. Mr. David J. Vander Zanden, one of our directors and our Chief Executive Officer, recused himself from the meeting at which the merger agreement was considered and approved in light of his potential interest in the transaction.

The board of directors reached this determination based on the unanimous recommendation of the special committee of the board of directors, the opinion of Morgan Stanley and such other factors, documentation and information deemed appropriate by the board of directors.

Special Committee (Page 28)

The special committee is a committee of our board of directors that was formed to review, evaluate and, as appropriate, negotiate on behalf of School Specialty the terms of a potential transaction relating to the sale of, or business combination with, School Specialty. The special committee consisted of four of our directors who are independent and disinterested, meaning that they are not employees of, or consultants to, School Specialty, LBW Holdings or LBW Acquisition or their respective affiliates and have no financial interest in the proposed merger different from our shareholders generally, other than as a result of their ownership of options to acquire School Specialty common stock received by all directors. The members of the special committee were Mr. Leo C. McKenna, who acts as chair, Ms. Rochelle Lamm, Mr. Terry L. Lay and Mr. Jerome M. Pool. As previously announced, Mr. Pool died on June 19, 2005.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of holders of shares of the common stock of School Specialty entitled to receive the merger consideration and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. The special committee also unanimously recommends that you vote “FOR” the approval of the merger agreement.

Fairness Opinion of Morgan Stanley (Page 32)

The special committee engaged Morgan Stanley to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by holders of shares of School Specialty common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the opinion, attached hereto as Appendix B, should be read for a description of the assumptions made, the matters considered and limitations on the review undertaken.

Morgan Stanley provided its opinion for the information and assistance of the special committee and the board of directors in connection with their consideration of the merger. Morgan Stanley’s opinion is not a recommendation as to how any School Specialty shareholder should vote with respect to the merger agreement. School Specialty agreed to pay Morgan Stanley a fee for these services, the principal portion of which is payable upon completion of the merger.

Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or In Addition To, Interests of School Specialty Shareholders Generally (Page 43)

In considering the recommendations of the special committee and our board of directors, you should be aware that some executive officers and directors of School Specialty have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “Special Factors—Interests of School Specialty Directors and Executive Officers in the Merger” beginning on page 43, and include the following:

•	The change of control provisions in the employment agreements with certain of our executive officers will become effective at the time of the merger. These provisions will entitle an executive officer to receive severance payments if such executive officer has a qualifying termination of employment within 60 days following the merger.

•	Option awards previously granted to our executive officers and directors will vest in full and become exercisable immediately prior to the completion of the merger, whether or not then vested or subject to any performance condition that has not been satisfied.

•	LBW Holdings and certain executive officers may agree that such executive officer’s unexercised options will become continuing options at the effective time of the merger as described above under “—How Outstanding Options Will Be Treated.”

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to School Specialty as a director or officer.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that School Specialty shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Financing (Page 39)

School Specialty and LBW Holdings estimate that the total amount of funds necessary to complete the merger and related transactions and to pay related fees and expenses will be approximately $1.6 billion. These funds will come principally from debt financing arranged by LBW Holdings and LBW Acquisition. LBW Holdings’ obligation to close under the debt financing is subject to specific conditions relating to the condition of the debt financing markets. In addition, LBW Holdings has obtained a $460 million equity commitment from an affiliate of Bain Capital. See “Special Factors—Financing” beginning on page 39.

A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 71)

The obligations of School Specialty, LBW Holdings and LBW Acquisition to complete the merger are subject to various conditions, including:

•	the approval of the merger agreement by holders of a majority of the shares of School Specialty common stock outstanding on the record date;

•	the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Canadian Competition Act, and the receipt of all material consents and approvals from governmental authorities, including those relating to Canadian competition laws (School Specialty received early termination of the waiting period under the HSR Act on July 1, 2005 and, together with LBW Holdings, intends to file the required notification with the Canadian Competition Bureau as soon as is reasonably practicable);

•	the absence of any law or governmental order or injunction prohibiting or disallowing the merger or making it illegal;

•	receipt by our board of directors and the board of directors of LBW Holdings and, if requested by them, the lenders providing the debt financing of the solvency letter described under “Terms of the Merger Agreement—Other Agreements” beginning on page 67;

•	subject to certain exceptions, conditions and limitations described in more detail under “Terms of the Merger Agreement—Conditions to the Merger,” the representations and warranties of School Specialty, LBW Holdings and LBW Acquisition contained in the merger agreement must be true and correct on and as of the effective time of the merger as though such representations and warranties were made on and as of such date (except to the extent such representations and warranties speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time);

•	the parties’ performance and compliance, in all material respects, with all covenants and agreements required by the merger agreement to be performed or complied with at or prior to the date on which the merger is to be completed; and

•	School Specialty and LBW Holdings’ delivery to each other at the time of closing of the merger of certificates executed by their respective chief executive officers and chief financial officers and dated as of the date of closing to the effect that the conditions described in the two bullet points above with respect to which they are subject have been satisfied.

In addition, the obligations of LBW Holdings and LBW Acquisition to complete the merger are subject to various conditions, including:

•	the debt financing contemplated by the debt commitment letter (as described below under “Terms of the Merger Agreement—Financing Covenants”) must have been consummated on the terms set forth in the debt commitment letter, or if not consummated on such terms, LBW Holdings must have complied with its obligations contained in the merger agreement and described under “Terms of the Merger Agreement—Financing Covenants”; and

•	the absence of any threatened (in writing) or pending suit, action or proceeding by any governmental authority against LBW Holdings, LBW Acquisition or School Specialty, its subsidiaries, or any of their respective directors, officers or members challenging the merger agreement or the transactions contemplated thereby, seeking to delay, restrain or prohibit the merger, seeking to prohibit or impose material limitations on the ownership or operation of the operations or assets of School Specialty and its subsidiaries (or LBW Holdings’ direct equity ownership of School Specialty, as the surviving corporation in the merger, or indirect equity ownership, following the effective time of the merger, of School Specialty’s subsidiaries) or to compel LBW Holdings to dispose of or hold separate any material portion of the business or assets of School Specialty and its subsidiaries (or any equity interest in such entities).

See “Special Factors—Financing” beginning on page 39 and “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 71.

Limitations on Solicitation of Competing Proposals (Page 61)

We have agreed not to solicit from third parties, enter into discussions or negotiations regarding or accept or enter into any agreement relating to a proposal for an alternative transaction while the merger is pending, and neither the special committee nor our board of directors may withdraw, qualify or modify its recommendation of the merger in a manner adverse to LBW Holdings, approve or recommend an alternative transaction or enter into an agreement relating to a proposal for an alternative transaction, in each case, except in the circumstances specified in the merger agreement. See “Terms of the Merger Agreement—No Solicitation of Competing Proposals” beginning on page 61.

How the Merger Agreement May Be Terminated (Page 73)

LBW Holdings and School Specialty may mutually agree to terminate the merger agreement at any time upon the approval of their respective boards of directors. With certain exceptions, LBW Holdings or School Specialty may also terminate the merger agreement at any time if:

•	the merger has not occurred on or before October 31, 2005;

•	a court or any governmental entity issues a nonappealable final order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	shareholder approval is not obtained.

LBW Holdings may also terminate the merger agreement at any time if, with certain exceptions:

•	there has been an occurrence of one or more “triggering events” as described under “Terms of the Merger Agreement—Termination of the Merger Agreement”), including the School Specialty board of directors’ change of recommendation with respect to the merger and School Specialty’s failure to hold the special meeting of shareholders on or before September 13, 2005; or

•	School Specialty has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured, if capable of being cured, within 20 business days following receipt by School Specialty of written notice from LBW Holdings of such breach or failure.

School Specialty may also terminate the merger agreement at any time if, with certain exceptions:

•	there is a breach of or failure to perform by LBW Holdings or LBW Acquisition any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured, if capable of being cured, within 20 business days following receipt by LBW Holdings of written notice from School Specialty of such breach or failure; or

•	our board of directors accepts a superior proposal, as defined in and subject to various requirements and conditions described under “Terms of the Merger Agreement—No Solicitation of Competing Proposals and—Special Meeting of School Specialty Shareholders; Recommendation of Our Board of Directors.”

See “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 73.

Termination Fees and Expenses May Be Payable By School Specialty in Some Circumstances (Page 74)

In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must reimburse LBW Holdings for its documented out-of-pocket expenses up to a maximum of $10 million and, when applicable, pay LBW Holdings a termination fee of $34 million. See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 74.

Procedures for Receiving Merger Consideration (Page 55)

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other School Specialty shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Tax Considerations For School Specialty Shareholders (Page 47)

Generally, the merger will be a taxable transaction to our shareholders that are U.S. persons for U.S. federal income tax purposes. A holder of School Specialty common stock receiving cash in the merger in exchange for the holder’s shares of School Specialty common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the merger and the holder’s adjusted tax basis in the School Specialty common stock surrendered. Under U.S. federal income tax law, a holder may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Each holder should consult the holder’s own tax advisor for a full understanding of how the merger will affect the holder’s federal, state and local taxes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 47.

Certain Risks in the Event of Bankruptcy (Page 39)

If School Specialty is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of School Specialty’s creditors. If such claims are asserted by School Specialty’s creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to School Specialty’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. It is a condition to the merger that the School Specialty and LBW Holdings boards of directors, and if requested by them, the lenders providing the debt financing in connection with the proposed merger, receive a letter reasonably acceptable to the special committee from an appraisal firm of national reputation reasonably acceptable to LBW Holdings and School Specialty supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, School Specialty will be solvent. See “Terms of the Merger Agreement—Other Agreements,” beginning on page 67.

Market Price of School Specialty Stock (Page 78)

Our common stock is listed on The Nasdaq National Market, which we refer to as “NASDAQ” in this proxy statement, under the trading symbol “SCHS.” On May 31, 2005, which was the last trading day before we announced the merger, School Specialty’s common stock closed at $39.22 per share. On July 19, 2005, which was the last trading day before this proxy statement was printed, the School Specialty’s common stock closed at $46.23 per share.

School Specialty Shareholders Will Not Have Dissenters’ Rights (Page 50)

Under Wisconsin law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system. Consequently, because shares of School Specialty’s common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following discussion briefly addresses some questions you may have regarding the special meeting and the proposed merger. This discussion may not address all questions that may be important to you as a shareholder of School Specialty. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information.”

The Special Meeting

Q:  Why am I receiving these materials?

A:  You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.001 per share, of School Specialty (“common stock”). Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

Q:  When and where is the special meeting?

A:  The special meeting of shareholders will be held at 8:00 a.m., local time, on August 23, 2005 at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044.

Q:  On what am I being asked to vote?

A:  You are being asked to consider and vote upon proposals:

•	to approve a merger agreement which provides for the merger of LBW Acquisition with and into School Specialty, with School Specialty continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty (other than shares held (i) as treasury shares or by any subsidiary of School Specialty or (ii) by LBW Holdings, LBW Acquisition or any subsidiary of LBW Acquisition) into the right to receive $49.00 in cash, without interest; and

•	to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the meeting adjournment proposal).

Q:  Who is entitled to vote?

A:  Only shareholders who hold shares of School Specialty common stock at the close of business on July 12, 2005, the record date for the special meeting, will be entitled to vote at the special meeting.

Q:  What vote is required to approve the merger agreement?

A:  For the merger agreement to be approved, shareholders holding a majority of the shares of School Specialty common stock outstanding on the record date must vote “FOR” the approval of the merger agreement.

Q:  What vote is required to approve the meeting adjournment proposal?

A:  Approval of the meeting adjournment proposal, if necessary or appropriate, requires the affirmative vote of shareholders holding a majority of the shares of School Specialty common stock present and entitled to vote at the special meeting.

Q:  How does the School Specialty board of directors recommend that I vote on the merger agreement?

A:  The School Specialty board of directors recommends that you vote “FOR” the approval of the merger agreement.

Q:  How does the School Specialty board of directors recommend that I vote on the meeting adjournment proposal?

A:  The School Specialty board of directors recommends that you vote “FOR” the approval of the meeting adjournment proposal.

Q:  How do I vote my shares of School Specialty common stock?

A:  Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of School Specialty common stock directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of School Specialty common stock (that is, if you hold your School Specialty common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting—complete and sign the enclosed proxy card and bring it and evidence of your stock ownership to the special meeting;

•	by mail—complete, sign and date the enclosed proxy card and return it to School Specialty in the enclosed postage paid return envelope as soon as possible; or

•	by telephone or over the Internet—follow the instructions included with your proxy card. The deadline for voting by telephone or over the Internet is 11:59 p.m., Eastern Time, on Monday, August 22, 2005.

The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded consistent with applicable law. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk that a shareholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If you are a non-registered holder of shares of common stock of School Specialty (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:  What happens if I return my proxy card but I do not indicate how to vote?

A:  If you properly return your proxy card but do not include instructions on how to vote, your shares of School Specialty common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal.

Q:  What happens if I abstain from voting on a proposal?

A:  If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted in determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:  What happens if I do not return a proxy card or otherwise do not vote?

A:  Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted in determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:  May I revoke or change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:  Yes.  You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of School Specialty common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of School Specialty to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below;

•	by voting by telephone after previously voting or submitting your proxy card;

•	by voting over the Internet after previously voting or submitting your proxy card; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to School Specialty at the following address:  W6316 Design Drive, Greenville, Wisconsin 54942, Attn:  Joseph F. Franzoi IV.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:  If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:  Your broker or other nominee will not be able to vote your shares of School Specialty common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and will not be considered to have been voted with respect to the meeting adjournment proposal.

Q:  What does it mean if I receive more than one set of materials?

A:  This means you own shares of School Specialty common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

The Merger

Q:  What is the proposed transaction?

A:  The proposed transaction is an acquisition of School Specialty by LBW Holdings, a newly-formed Delaware corporation whose current owner is a private equity fund managed by Bain Capital. The acquisition will be effected by the merger of LBW Acquisition with and into School Specialty, with School Specialty continuing as the surviving corporation in the merger.

Q:  What will I receive in the merger?

A:  If the merger is completed, you will be entitled to receive $49.00 in cash, without interest, for each share of School Specialty common stock owned by you at the effective time of the merger.

Q:  How will the merger affect options to acquire School Specialty common stock?

A:  All options to acquire shares of School Specialty common stock outstanding immediately prior to the effective time of the merger will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the effective time of the merger, any option not exercised (other than certain options that are converted as discussed below) will be canceled as of the effective time of the merger in exchange for a cash payment equal to $49.00 times the total number of shares subject to the options, less the aggregate exercise prices of the options and less applicable taxes required to be withheld, except that any options with an exercise price equal to or greater than $49.00 per share will be canceled without any cash payment. Certain options held by those executive officers and other members of senior management that are not exercised prior to completion of the merger may be converted into options for equity securities of LBW Holdings and its wholly-owned subsidiaries, as agreed upon between such person and LBW Holdings.

Q:  How will the merger affect School Specialty’s 3.75% Convertible Subordinated Notes, and the conversion of the notes into School Specialty common stock?

A:  Under certain circumstances prior to the merger, holders of School Specialty’s 3.75% Convertible Subordinated Notes due 2023 may surrender such notes for a cash payment or a combination of cash and shares of School Specialty common stock. Holders of such notes also may surrender such notes in connection with the merger for a cash payment based on the merger consideration. Not more than 20 days after the effective time of the merger, School Specialty, as the surviving corporation in the merger, must make an offer to repurchase all of such notes then outstanding for an amount in cash equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest to, but not including, the date the repurchase price is paid.

Q:  Why is the School Specialty board of directors recommending the approval of the merger agreement?

A:  The School Specialty board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of holders of shares of School Specialty’s common stock. The board of directors reached this determination based on the unanimous recommendation of the special committee of the board of directors, the opinion of Morgan Stanley and such other factors, documentation and information deemed appropriate by the board of directors.

Q:  Why was a special committee established?

A:  A special committee of the board of directors was established by the School Specialty board of directors for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of, or business combination with, School Specialty. The special committee is comprised of independent and disinterested directors. A disinterested director was determined to be a director who would not participate in any sale transaction and would have no interest in any sale transaction different than the interests of the unaffiliated School Specialty shareholders (except with respect to the acceleration of vesting of options to acquire School Specialty common stock received by all directors).

Q:  What is the recommendation of the special committee?

A:  The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of holders of shares of the common stock of School Specialty entitled to receive the merger consideration and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. The special committee also unanimously recommends that you vote “FOR” the approval of the merger agreement. You should read the section entitled “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” for a description of the factors that the special committee considered in deciding to recommend approval of the merger agreement.

Q:  What are the consequences of the merger to our executive officers and our board of directors?

A:  Like all other shareholders, upon completion of the merger, our executive officers and members of our board of directors will be entitled to receive $49.00 per share in cash for each of their shares of School Specialty common stock. Except as described above, like options to acquire shares of School Specialty common stock held by other option holders, options to acquire shares of School Specialty common stock held by our executive officers and directors and outstanding immediately prior to the effective time of the merger will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). Any unexercised options (other than certain continuing options, as discussed above) will be canceled as of the effective time of the merger. The holders of such options will be entitled to receive a cash payment equal to $49.00 times the number of shares subject to the options, less the aggregate exercise prices of the options and less applicable taxes required to be withheld, except that any options with an exercise price equal to or greater than $49.00 per share will be canceled without any cash payment.

In addition, as discussed in more detail under “Special Factors—Interests of School Specialty Directors and Executive Officers in the Merger” beginning on page 43, change of control provisions in the employment agreements with certain of executive officers will become effective at the time of the merger. These agreements will entitle an executive officer to receive severance payments if such executive officer has a qualifying termination of employment within 60 days following the merger.

After the completion of the merger, certain executive officers may have an indirect equity ownership interest in School Specialty through the beneficial ownership of the equity securities of LBW Holdings and wholly-owned subsidiaries of LBW Holdings, which will directly or indirectly own all of the outstanding capital stock of School Specialty. Certain options held by those executive officers and other members of senior management that are not exercised prior to completion of the merger may be converted into options for equity securities of LBW Holdings and its wholly-owned subsidiaries, as agreed upon between such person and LBW Holdings.

In connection with the merger, LBW Holdings intends to adopt an equity incentive plan under which employees (including the executive officers) will be eligible to receive awards of options for equity securities of LBW Holdings and its wholly-owned subsidiaries or restricted stock awards.

In addition, the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer.

Q:  Is the merger subject to the satisfaction of any conditions?

A:  Yes. Before the completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 71. These conditions include, among others, obtaining all necessary regulatory approvals to complete the merger, obtaining shareholder and other necessary consents and approvals and LBW Holdings’ receipt of financing to complete the merger. If these conditions are not satisfied or waived, the merger will not be completed even if shareholders vote to approve the merger agreement.

Q:  When do you expect the merger to be completed?

A:  The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted by the shareholders and the other conditions to the merger are satisfied or waived, the parties expect to complete the merger during the second quarter of our fiscal 2006, although there can be no assurance that we will be able to do so.

Q:  What are the U.S. federal income tax consequences of the merger to shareholders?

A:  Generally, the merger will be a taxable transaction to our shareholders that are U.S. persons for U.S. federal income tax purposes. A holder of School Specialty common stock receiving cash in the merger in exchange for the holder’s shares of School Specialty common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the merger and the holder’s adjusted tax basis in the School Specialty common stock surrendered.

Under U.S. federal income tax law, a holder may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Each holder should consult the holder’s own tax advisor for a full understanding of how the merger will affect the holder’s federal, state and local taxes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 47.

Q:  If the merger is completed, how will I receive the cash for my shares?

A:  If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated by LBW Holdings to act as paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of School Specialty common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:  Should I send in my stock certificates now?

A:  No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of $49.00, without interest, for each share of School Specialty common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:  Are dissenters’ rights available?

A:  No. Under Wisconsin law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system. Consequently, because shares of School Specialty’s common stock are quoted on NASDAQ, you will not be entitled to exercise dissenters’ rights.

Q:  Who can help answer my questions?

A:  If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Ms. Mary Kabacinski, our Chief Financial Officer, at (920) 734-5712. You may also contact D.F. King & Co., Inc., our proxy solicitor (“D.F. King”), toll-free at (800) 431-9633 with any questions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and /or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including School Specialty’s annual report on Form 10-K for the fiscal year ended April 30, 2005. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger, including the receipt of the required shareholder or regulatory approvals;

•	the actual terms of financings that must be obtained for completion of the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	general economic and market conditions, including changes in consumer purchasing power and/or spending patterns;

•	the overall condition of the retail industry, including increased competition in the school supplies business;

•	the effect of war, political unrest, terrorism or catastrophic events;

•	the effect of delays or interruptions in our distribution network or business systems;

•	the effect of pending or future changes in federal, state or local laws or regulations to which our operations are subject;

•	changes in our operating strategy or development plans;

•	our ability to continue to operate on a profitable basis and to increase sales in existing markets;

•	the ability to retain and attract customers, quality employees and key personnel; and

•	risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports should be read in conjunction with this proxy statement).

Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

All information contained in this proxy statement concerning Bain Capital, the Bain Investor, LBW Holdings, LBW Acquisition and their affiliates and designees has been supplied by LBW Holdings and has not been independently verified by School Specialty.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

School Specialty

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Telephone: (920) 734-5712

School Specialty is incorporated in the state of Wisconsin and is a leading education company that provides products, services and ideas that enhance student achievement and development. It primarily serves the pre-kindergarten through twelfth grade (“preK-12”) education market in the United States and Canada. As of April 30, 2005, it holds approximately a 14 percent market share of the $7.2 billion other instructional materials market. It offers more than 85,000 items, many of which are proprietary, mails over 51 million catalogs annually, operates a national distribution network and has developed e-commerce websites. Its broad product range enables it to provide customers with one source for their supplemental educational product needs. Its leading market position has been achieved by emphasizing high-quality products and services, superior order fulfillment and exceptional customer service. As a result, it has been able to establish relationships with virtually all of the preK-12 schools and reach nearly all of the teachers in the United States.

Detailed descriptions about School Specialty’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page 80.

LBW Holdings and LBW Acquisition

LBW Holdings, Inc.

LBW Acquisition, Inc.

111 Huntington Avenue

Boston, MA 02199

Telephone: (617) 516-2000

LBW Holdings, Inc., a newly formed Delaware corporation, was formed by the Bain Investor solely for the purpose of acquiring School Specialty. LBW Holdings has not engaged in any business except in connection with the merger.

LBW Acquisition, Inc., a newly formed Delaware corporation, was formed by LBW Holdings solely for the purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. LBW Acquisition is wholly-owned by LBW Holdings and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on Tuesday, August 23, 2005, at 8:00 a.m., local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044. School Specialty intends to mail this proxy statement and the accompanying proxy card on or about July 21, 2005 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to consider and vote upon proposals to:

•	approve a merger agreement which provides for the merger of LBW Acquisition with and into School Specialty, with School Specialty continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty (other than shares held (i) as treasury shares or by any subsidiary of School Specialty or (ii) by LBW Holdings, LBW Acquisition or any subsidiary of LBW Acquisition) into the right to receive $49.00 in cash, without interest; and

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the meeting adjournment proposal).

Record Date and Voting Information

Only holders of record of School Specialty common stock at the close of business on July 12, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, 22,860,100 shares of School Specialty common stock were outstanding and entitled to vote. A list of shareholders will be available for review at School Specialty’s executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of School Specialty common stock on the record date will be entitled to one vote for each share held. If you sell or transfer your shares of School Specialty common stock after the record date but before the special meeting, you will transfer the right to receive the $49.00 in cash per share, without interest, if the merger is completed to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of School Specialty common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of School Specialty common stock held in treasury by School Specialty are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The affirmative vote of a majority of the outstanding shares of School Specialty common stock is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal, if necessary or appropriate, requires the affirmative vote of a majority of the shares of School Specialty common stock present and entitled to vote at the special meeting.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the voting.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail the proxy card in the enclosed postage paid return envelope as soon as possible so that your shares of School Specialty common stock may be voted at the special meeting, even if you plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the website designated on your proxy card. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates specific voting instructions, it will be voted in accordance with the voting instructions. If no voting instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing School Specialty stock certificates for the $49.00 per share cash payment, without interest.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of School Specialty at School Specialty’s executive offices located at W6316 Design Drive, Greenville, Wisconsin 54942, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. School Specialty will bear the entire cost of solicitation of proxies, including costs relating to preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy and any additional information furnished to shareholders. School Specialty has engaged the services of D.F. King to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by School Specialty, D.F. King has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. School Specialty has agreed to pay D.F. King a fee of $8,500 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of School Specialty common stock beneficially owned by others to forward to these beneficial owners. School Specialty may, upon request, reimburse brokers, bankers and other nominees representing beneficial owners of School Specialty common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of School Specialty. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If the special meeting is adjourned to a different place, date or time, School Specialty need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow School Specialty’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of School Specialty. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

SPECIAL FACTORS

Background of the Merger

Over the past several years, School Specialty received a variety of inquiries from third parties who wished to explore the possibility of engaging in a business combination transaction with School Specialty. In response to several of those inquiries, School Specialty engaged financial advisers to assist it in reviewing and evaluating these potential transactions. In each case, School Specialty terminated the discussions due to inadequate purchase price and other considerations.

On November 18, 2004, Mr. Jonathan Ledecky, a member of the board of directors of School Specialty, called on Mr. Mark Nunnelly, a Managing Director of Bain Capital, at Bain Capital’s offices in Boston, Massachusetts. During the course of his visit, they discussed Bain Capital and School Specialty and were joined by several other employees of Bain Capital with whom they discussed the possibility of a transaction involving School Specialty.

On November 30, 2004, Mr. Ledecky and Mr. David J. Vander Zanden, a member of School Specialty’s board of directors and its chief executive officer, had a telephone conference with Mr. Nunnelly during which Mr. Nunnelly indicated Bain Capital’s interest in pursuing a transaction with School Specialty and requested to meet with Mr. Vander Zanden. Mr. Vander Zanden agreed to meet with representatives of Bain Capital subject to their entry into a confidentiality agreement.

On December 8, 2004, School Specialty entered into a confidentiality agreement with Bain Capital.

On December 10, 2004, Mr. Vander Zanden met with Mr. Nunnelly and other employees of Bain Capital at School Specialty’s headquarters in Greenville, Wisconsin. At this meeting, Mr. Vander Zanden provided Bain Capital with a general overview of School Specialty’s business and a summary of publicly available historical financial information. Subsequent to this meeting, Mr. Vander Zanden had additional conversations with Bain Capital during which he responded to questions arising from the December 10, 2004 meeting and was provided with a general overview of Bain Capital’s history and business.

On January 14, 2005, at a special meeting of the board of directors called to discuss corporate strategy, Mr. Vander Zanden reviewed his communications with Bain Capital, which included Bain Capital’s expression of interest in acquiring School Specialty. In connection with this review, the board of directors was provided with materials regarding its fiduciary duties, the background legal framework for change of control transactions and the role of special committees in such transactions. After an extensive discussion, the board of directors determined that any due diligence to be conducted by Bain Capital would be conditioned on receiving a written, non-binding letter of intent indicating a purchase price for all of School Specialty’s outstanding shares of $50.00 or more per share. The $50.00 per share price was a result of the board of directors’ ongoing discussions regarding corporate strategy and analysis of future financial performance and was not based on discussions with or advice received from a financial advisor.

On January 15, 2005 Mr. Vander Zanden informed Bain Capital of this determination. In several subsequent conversations between January 15, 2005 and February 2, 2005, Mr. Vander Zanden responded to questions from and provided information to Bain Capital in connection with its preliminary investigation of a possible transaction involving School Specialty. During the course of these conversations, Bain Capital verbally indicated that it was interested in acquiring all of School Specialty’s outstanding shares for a purchase price in a range of $45.00 to 47.00 per share in cash based upon information received to date, but that it would need access to additional information regarding School Specialty prior to submitting a letter of intent at this or any other price. Following a series of discussions among the members of the board of directors, Mr. Vander Zanden was authorized to allow Bain Capital to begin due diligence, and was instructed to inform Bain Capital that the board of directors would not consider a sale of School Specialty to Bain Capital unless the purchase price per share was $50.00 or more.

Between February 3, 2005 and February 21, 2005, Bain Capital and its legal counsel, Ropes & Gray LLP (which we refer to in this proxy statement as Ropes & Gray) provided several due diligence request lists to School Specialty, reviewed the materials provided in response to such lists and had various conversations with Mr. Vander Zanden and several other employees of School Specialty on related topics.

On February 15, 2005, at a regular quarterly meeting of the board of directors, Mr. Nunnelly and two other representatives of Bain Capital, Mr. Ian Loring and Mr. Jonathan Goodman, made a presentation regarding the business of Bain Capital.

In a letter dated March 1, 2005 addressed to School Specialty’s board of directors, Bain Capital revised its earlier indication of interest and stated that it would be willing to acquire all of School Specialty’s equity interests for $47.00 per share in cash. On March 2, 2005, the board of directors held a special meeting by telephone during which the letter from Bain Capital dated March 1, 2005 and a potential response were discussed. The board of directors determined to inform Bain Capital that it would not pursue any sale or similar transaction at that price and a letter to that effect was sent to Bain Capital by Mr. Leo C. McKenna, the chairman of School Specialty, on March 2, 2005.

On March 8, 2005, Mr. McKenna spoke with Mr. Nunnelly and indicated that the board of directors was not willing to pursue a transaction at a price less than $50.00 per share.

In a letter dated March 11, 2005, Bain Capital increased the price at which it would be willing to acquire all of School Specialty’s equity interests to $49.00 per share in cash, which represented a 31% premium over the per share closing price of School Specialty’s common stock on March 10, 2005. The letter stated that Bain Capital would like to explore whether Mr. Vander Zanden and other members of management would be interested in participating in the proposed transaction and, accordingly, for certain members of management to retain a substantial portion of their existing equity ownership of School Specialty. In addition, the letter included executed commitment letters from Bank of America, N.A., Deutsche Bank and J.P. Morgan providing for the financing necessary to consummate the proposed transaction and requested that School Specialty grant Bain Capital a 20 day exclusivity period during which a definitive agreement could be negotiated.

On March 14, 2005, at a meeting of the board of directors, Messrs. McKenna and Vander Zanden reviewed for the directors the March 11, 2005 letter received from Bain Capital. School Specialty’s board of directors then discussed the letter and the possibility of a transaction with Bain Capital. The board of directors discussed various strategic alternatives, including continuing to operate as a public company, a possible sale to a strategic buyer and a possible sale to another financial buyer involving a highly-leveraged transaction. Following that discussion, the board of directors decided to explore a possible sale transaction and to establish a special committee of directors to consider such a transaction.

The board of directors decided that the special committee should be comprised solely of independent and “disinterested” directors. A disinterested director was determined to be a director who would not participate in any sale transaction and would have no interest in any sale transaction different from the interests of our public shareholders, other than as a result of their ownership of options to acquire School Specialty common stock received by all directors. The board of directors had previously determined that Jerome M. Pool, Terry L. Lay, Rochelle Lamm and Leo C. McKenna were independent and found that such board members were also disinterested in Bain Capital’s proposed transaction. Accordingly, the entire board of directors adopted resolutions establishing a special committee comprised of Ms. Lamm and Messrs. Pool, Lay and McKenna.

The special committee was established for the purpose of reviewing, evaluating and, as appropriate, negotiating, on behalf of the Company, a possible transaction relating to the sale of, or business combination with, School Specialty, whether with Bain Capital or another third party. The special committee was given the power and authority by the board of directors to (i) review and evaluate the strategic and other alternatives available to School Specialty, including a transaction with Bain Capital and to determine whether any such alternative is in the best interests of School Specialty and its shareholders, (ii) conduct itself, or through its designees, negotiations of the terms and conditions of any possible transaction, (iii) determine whether the final terms of any possible transaction are advisable, fair to, and in the best interests of School Specialty and its shareholders, (iv) recommend to the full board of directors what action, if any, should be taken by School Specialty with respect to any possible transaction and (v) exercise all of the authority of the full board of directors, to the extent allowed by law. The special committee was also authorized to retain financial advisors, legal advisors and any other professional advisors as the special committee deemed necessary or appropriate. In addition, the board of directors authorized members of the special committee and the special committee’s advisors to have access to the officers and other members of management of School Specialty.

Immediately thereafter, the special committee held its initial meeting by telephone. The special committee discussed Bain Capital’s offer letter and the need to appoint a chairman and select legal and financial advisors. The special committee unanimously elected Mr. McKenna as its chair and determined that it should interview potential legal advisors as soon as possible.

On March 16, 2005, Mr. McKenna interviewed two potential legal advisors. Ms. Lamm participated in one of the interviews. The special committee held a telephonic meeting on March 17, 2005, during which Mr. McKenna discussed the interviews with the potential legal advisors. After extensive deliberations, the special committee unanimously determined to engage Sidley Austin Brown & Wood LLP (which we refer to in this proxy statement as Sidley) as its independent legal advisor based on Sidley’s reputation, experience and expertise in similar matters.

On March 23, 2005, Mr. McKenna and representatives of Sidley interviewed three potential independent financial advisors. At a telephonic meeting later that day, the special committee unanimously selected Morgan Stanley as its independent financial advisor based on Morgan Stanley’s reputation and experience as an investment banking firm. During the meeting, Sidley provided the special committee members with the first series of legal briefings about their fiduciary duties and the background legal framework for change of control and interested party transactions. During the discussion, each of the members of the special committee reaffirmed their independence and disinterestedness. The special committee and Sidley also discussed possible responses to Bain Capital’s offer letter. The special committee determined that Mr. McKenna should, on behalf of the special committee, send a letter to Bain Capital informing it that a special committee had been formed for the purpose of addressing the offer, a financial advisor had just been hired and that, until the committee had an opportunity to discuss the offer with its financial advisor, the special committee would not be in a position to make any decisions with respect to Bain Capital’s $49.00 offer price. Bain Capital was also advised that its request for exclusivity would not be agreed to. This letter was sent to Bain Capital later that day. In addition, the special committee extensively discussed prior efforts to solicit offers for School Specialty. The special committee authorized Sidley to contact Mr. Ledecky to inquire whether Mr. Ledecky was involved in Bain Capital’s proposal and to determine whether Mr. Ledecky had engaged in any soliciting activities.

Ropes & Gray contacted Sidley on March 24, 2005 to acknowledge receipt of the special committee’s letter dated March 23, 2005 and to inquire as to the time frame in which the special committee would respond to Bain Capital’s offer. Sidley informed Ropes & Gray that the special committee would need time to review and discuss Bain Capital’s offer with Morgan Stanley and that the special committee would contact Bain Capital once it had reached a determination whether to pursue a sale of School Specialty.

On March 25, 2005, Sidley contacted Mr. Ledecky and his legal counsel by telephone, as instructed by the special committee. During the conversation, Mr. Ledecky provided a summary of School Specialty’s previous strategic discussions with third parties and confirmed that he was not participating in Bain Capital’s offer and that, to the extent he were to become aware of any third party’s interest in acquiring School Specialty, he would report such facts to the special committee and not participate in any discussions involving a sale of School Specialty.

On March 30, 2005, Morgan Stanley toured the School Specialty’s facilities and met in person with Mr. Vander Zanden and Ms. Mary M. Kabacinski, School Specialty’s chief financial officer.

On March 31, 2005, the special committee met by telephone (Ms. Lamm and Mr. Pool were not present), together with representatives of Sidley and Morgan Stanley. Morgan Stanley provided the special committee with an update on the status of its valuation process and discussed the management meetings and site tour that took place on March 30, 2005. Sidley reported to the special committee regarding its March 25, 2005 conversation with Mr. Ledecky and its March 24, 2005 conversation with Ropes & Gray.

On April 1, 2005, Ropes & Gray contacted Sidley to further inquire as to the status and timing of the special committee’s deliberations and Sidley informed Ropes & Gray that the special committee had not received a preliminary valuation report and the special committee would contact Bain Capital as soon as it reached a decision as to whether to pursue a sale of School Specialty.

On April 11, 2005, the special committee met in person (with the exception of Ms. Lamm, who joined via video-teleconference, and Mr. Lay, who joined by teleconference) with representatives from Sidley and Morgan Stanley, at Sidley’s offices in Chicago. The special committee members were again informed by Sidley of their fiduciary duties and the background legal framework with respect to change of control and interested party transactions. Morgan Stanley led a discussion of certain valuation issues relating to School Specialty, Bain Capital’s proposal, other potential buyers for School Specialty and historical and projected financial information. After a thorough discussion regarding Morgan Stanley’s preliminary presentation, including extensive questions from the special committee, the special committee determined to adjourn the meeting until April 13, 2005, at which time Mr. Vander Zanden could join the meeting to answer the special committees’ and Morgan Stanley’s questions regarding School Specialty’s projected financial performance.

Also on April 11, 2005 Morgan Stanley, as directed by the special committee, called Bain Capital to inform Bain Capital that the special committee had not reached a decision as to whether to pursue a sale of School Specialty.

On April 13, 2005, the special committee resumed its April 11, 2005 meeting via teleconference, with Mr. Vander Zanden present at the special committee’s invitation. The special committee and Morgan Stanley engaged in extensive questioning of Mr. Vander Zanden regarding School Specialty’s projected financial performance, including the assumptions used by Morgan Stanley to extend School Specialty’s financial projections used in its ongoing valuation review. Mr. Vander Zanden provided guidance and commentary on the assumptions used in the extended financial projections and was then excused from the balance of the meeting. The special committee then instructed Morgan Stanley to continue its ongoing valuation review based on the guidance and feedback received from Mr. Vander Zanden.

The special committee adjourned the meeting until April 14, 2005, at which time Morgan Stanley provided an update of its ongoing valuation review. After hearing Morgan Stanley’s update, and after extensive discussion with respect to the special committee’s alternatives (including privately soliciting indications of interest from potential strategic and financial buyers or not pursuing a transaction at all), the special committee preliminarily determined that it would be in the best interests of School Specialty and its shareholders to pursue an all-cash transaction at or near $49.00 per share. In reaching its preliminary determination, the special committee considered: (1) the current financial projections of School Specialty, including the risks of achievement, in light of School Specialty’s prior history of achieving, its internal projections; (2) the relationship of the $49.00 per share cash merger consideration to the current and historical trading prices of School Specialty’s common stock; and (3) the special committee’s assessment, based on the discussions with Morgan Stanley, that it would be unlikely for any financial buyer to offer more than, at or near $49.00 per share under then current leveraged acquisition financing market conditions or a strategic buyer to pay substantially more than that level, if basing its decision on financial (i.e., accretion) considerations. The special committee instructed Morgan Stanley to communicate to Bain Capital the special committee’s willingness to pursue discussions with Bain Capital based upon a price in the range of $51.00 per share, provided that any definitive merger agreement would have to provide School Specialty with significant flexibility in responding to unsolicited inquiries from third parties and would not contain provisions that would preclude or meaningfully impede a superior proposal. In addition, the special committee further authorized Morgan Stanley to communicate to Bain Capital that at this time in the process it would be willing to commit not to solicit other possible bids for School Specialty, provided that School Specialty would still be able to enter into discussions with any third party that may approach it on an unsolicited basis.

Later on April 14, 2005, Morgan Stanley, at the direction of the special committee, contacted Mr. Nunnelly and informed him of the terms on which the special committee was willing to proceed with Bain Capital. Mr. Nunnelly refused to raise the proposal above $49.00 per share and indicated that he was concerned about the state of the leveraged acquisition financing markets and its impact on Bain Capital’s ability to finance the $49.00 proposal.

On April 15, 2005, Morgan Stanley called Mr. McKenna to report on its conversation with Mr. Nunnelly from the previous day.

On April 16, 2005, Mr. Nunnelly called Mr. McKenna. Mr. McKenna informed Mr. Nunnelly that he was unsure whether the special committee would approve the transaction at $49.00 per share, but that he was confident it would approve a transaction at $50.00 per share. Mr. Nunnelly again refused to raise Bain Capital’s proposal above $49.00 per share, and again indicated that he was concerned about the state of the leveraged acquisition financing markets and its impact on Bain Capital’s ability to finance the $49.00 proposal.

On April 18, 2005, the special committee met by telephone, along with representatives of Morgan Stanley and Sidley, to discuss the conversations between Morgan Stanley and Mr. Nunnelly, and between Mr. McKenna and Mr. Nunnelly. After discussions with Morgan Stanley and Mr. McKenna about Bain Capital’s likelihood of increasing its offer price, and after hearing Morgan Stanley’s discussions of the then current state of the leveraged acquisition financing markets, the special committee unanimously resolved that it was in the best interests of School Specialty and its shareholders to move forward with negotiations with Bain Capital at $49.00 per share; provided, that any ultimate merger agreement must both allow School Specialty flexibility in responding to unsolicited inquiries from third parties and not contain provisions that would preclude or meaningfully impede a superior proposal. Later that day, Morgan Stanley contacted Bain Capital to inform them of the special committee’s determination.

On April 19, 2005, Ropes & Gray distributed an initial draft of the proposed merger agreement to Sidley, which Sidley forwarded to the special committee and Morgan Stanley. The special committee requested that Mr. Joseph F. Franzoi IV and Godfrey & Kahn, S.C., in their capacities as School Specialty’s outside legal counsel, review with School Specialty’s management certain sections of the draft merger agreement that related to School Specialty’s historical condition and ongoing operations (such as representations and warranties and pre-closing operating covenants) as well as to review disclosure schedules prepared by School Specialty.

On April 21, 2005, the special committee met by telephone, together with representatives of Sidley and Morgan Stanley, to receive a summary from Sidley on the terms of the draft merger agreement. Sidley presented a summary of the key provisions of the merger agreement, with particular focus on financing conditions and deal protections, including termination events and termination fees, non-solicitation provisions and the ability of the board of directors to change its recommendation of the Bain Capital transaction. The special committee provided Sidley with guidance on how to respond to the initial draft of the merger agreement. In addition, Sidley again reviewed with the special committee members their fiduciary duties with respect to change of control and interested party transactions.

On April 22, 2005, Sidley distributed its and School Specialty’s outside counsel’s initial comments on the draft merger agreement to Ropes & Gray.

On April 26, 2005, Sidley and Ropes & Gray discussed the major issues identified by Sidley’s comments. Also on that day, at the request of the special committee a representative from Morgan Stanley met in person with Mr. Ledecky in Palm Beach, Florida to discuss the special committee’s analysis to date. The special committee made the request because Mr. Ledecky was the only member of the board of directors who was expected to participate in any action taken by the board of directors with respect to the merger but who was not a member of the special committee, and the special committee believed that providing such information would facilitate any such action. Morgan Stanley reviewed the special committee’s discussions and negotiations with Bain Capital regarding the terms and conditions of the draft merger agreement, shared selected information relating to its ongoing valuation review with Mr. Ledecky and answered Mr. Ledecky’s questions regarding the special committee’s deliberations. Later on that day, the special committee met by telephone, together with representatives of Sidley and Morgan Stanley to receive an update on the status of negotiations of the merger agreement and timing. The special committee discussed with Sidley several issues in the draft merger agreement and instructed Sidley as to how to proceed.

On April 28, 2005, Mr. Nunnelly called Mr. McKenna to inform him that one of its financing sources had withdrawn its financing commitment, but that Bain Capital was actively seeking an alternative commitment to enable it to proceed with the proposed transaction. Mr. McKenna shared this news with the other members of the special committee and its advisors.

On April 29, 2005, the special committee met by telephone, along with representatives of Sidley and Morgan Stanley. The special committee discussed the withdrawal from Bain Capital’s financing group and its potential impact on the transaction. Morgan Stanley informed the special committee that the leveraged acquisition financing markets had continued to deteriorate since the most recent committee meeting. Mr. McKenna then reported to the committee that Mr. Vander Zanden had recently received an unsolicited inquiry from a third party which was interested in discussing a transaction with School Specialty. A discussion of this development ensued, including a briefing from Sidley on the special committee’s fiduciary duties in change of control and interested party transactions. The special committee determined that Sidley and Mr. McKenna should contact Mr. Vander Zanden to obtain additional details with respect to the inquiry.

Later that day, Mr. McKenna and a representative of Sidley contacted Mr. Vander Zanden to inquire into the call received from the potentially interested third party. Mr. Vander Zanden explained that the third party had called him earlier on April 29, 2005 stating that it had heard rumors that School Specialty was considering a possible transaction and that it was potentially interested in exploring a transaction with School Specialty. Mr. Vander Zanden reported that he informed the third party that he would not comment on rumors.

On May 2, 2005, the special committee met by telephone, along with representatives of Morgan Stanley and Sidley. At the invitation of the special committee, Sidley reported on its conversation with Mr. Vander Zanden regarding the call received from the third party. A lengthy discussion ensued regarding the alternative courses of action available to the special committee in light of the information about the third party’s potential interest. Sidley also briefed the special committee on its fiduciary duties in change of control and interested party transactions. After a thorough discussion, the special committee determined to reconvene in two days in order to assess any developments in Bain Capital’s efforts to secure financing commitments. The special committee based its decision on (i) the special committee’s assessment, based on discussions with Morgan Stanley, that it was unlikely another financial buyer could exceed Bain Capital’s offer, a fact supported by one of Bain Capital’s financing sources declining to participate in Bain Capital’s financing syndicate, (ii) the possibility that making a call to the third party would result in Bain Capital withdrawing or reducing its current offer and (iii) the possible delay in reaching an agreement with Bain Capital resulting from providing the third party with time to make a proposal and the possibility that further deterioration in the leveraged acquisition financing markets would occur during the delay, resulting in a lower offer from Bain Capital or a withdrawal of its offer.

On May 3, 2005, Mr. McKenna received a call from Mr. Nunnelly. During the conversation, Mr. Nunnelly reaffirmed the offer at $49.00 per share and informed Mr. McKenna that Bain Capital had secured the necessary financing commitments and was prepared to proceed with the proposed transaction, subject to the condition that there would be no further deterioration in the leveraged acquisition financing markets.

On May 4, 2005, the special committee met by telephone, along with representatives of Morgan Stanley and Sidley. At that meeting, Mr. McKenna reviewed with the special committee his discussions with Bain Capital from the previous day, including the new condition regarding Bain Capital’s financing commitments. The special committee discussed the financing condition and determined that it should obtain and review Bain Capital’s proposed language prior to making any determination with respect to the financing condition.

On May 6, 2005, Ropes & Gray provided proposed financing condition language to the special committee and its advisors. Over the course of the following days, representatives of Sidley and Ropes & Gray held several discussions regarding the proposed language. The special committee and its advisors reviewed the proposed language and provided comments to Ropes & Gray on May 10, 2005.

On May 11, 2005, the special committee met by telephone, along with representatives of Morgan Stanley and Sidley. At the invitation of the special committee, Sidley described the proposed financing condition, including the specific metrics (based upon the Citigroup High Yield Market Index) included therein, in detail. After discussion with its advisors regarding the financing condition and the likelihood of deterioration in the leveraged acquisition financing markets, the special committee determined to move forward with Bain Capital and accept the financing condition, but instructed Sidley to seek a reduction in the termination fee and other modifications to the draft merger agreement.

On the morning of May 12, 2005, Sidley contacted Ropes & Gray to discuss the financing condition and the special committee’s desire to have the termination fee and other contract provisions modified. Ropes & Gray, on behalf of Bain Capital, rejected all of the special committee’s requests to reduce the termination fee and to make other contract modifications.

On the evening of May 13, 2005, Ropes & Gray distributed a revised draft of the merger agreement.

On May 16, 2005, the special committee met by telephone, along with representatives of Sidley and Morgan Stanley, to discuss the revised draft of the merger agreement. Sidley briefed the special committee on the revised agreement and discussed the key provisions of the draft. Morgan Stanley also noted that the Citigroup High Yield Market Index “spread to worst” was, as of the current time, 12 basis points above the highest point at which Bain Capital would be required to consummate the transaction, meaning that if the markets were at their current levels for any three days between September 15 and October 31, Bain Capital could terminate the transaction. After extensive discussion, the special committee determined that Mr. McKenna should contact Bain Capital to convey the special committee’s determination that it would terminate discussions with Bain Capital unless numerous provisions in the proposed draft were substantially modified.

In the morning of May 17, 2005, Mr. McKenna contacted Mr. Nunnelly and informed him of the special committee’s determination. Mr. Nunnelly expressed his desire to proceed with the transaction and suggested an in-person meeting for May 18, 2005 to negotiate the key open issues in the merger agreement.

Later that day, the special committee met by telephone, along with representatives of Sidley and Morgan Stanley, to discuss Mr. McKenna’s conversation with Bain Capital. After Mr. McKenna summarized his conversation, Sidley and the special committee discussed the major issues that would be discussed at the May 18 meeting and the special committee provided guidance on the terms it wanted to be reflected in the merger agreement.

On the morning of May 18, 2005, Ropes & Gray distributed a draft of the financing commitment letters to Sidley. That afternoon and evening, Mr. McKenna and representatives of Sidley met with Bain Capital and Ropes & Gray at Bain Capital’s Boston office to negotiate the terms of the merger agreement.

On the morning of May 19, 2005, Sidley distributed to the committee a written summary of the results of the meeting with Bain Capital. The special committee met by telephone later that afternoon to discuss Sidley’s summary as well to continue its discussion regarding the terms of the financing condition set forth in the draft merger agreement. That evening, Ropes & Gray distributed a revised draft of the merger agreement.

On May 21, 2005, representatives of Sidley received email correspondence from Mr. Vander Zanden stating that he was scheduled to meet with the third party that had previously expressed interest in a transaction with School Specialty on May 27, 2005. He indicated that his purpose for the meeting would be to discuss the acquisition by School Specialty of a portfolio business owned by the third party, but that he expected the third party to discuss the acquisition of School Specialty by the third party.

On the morning of May 22, 2005, Sidley provided Ropes & Gray with comments on the draft merger agreement. Later that day, School Specialty’s outside counsel and Ropes & Gray discussed the representations and warranties and covenants regarding interim operations of School Specialty and Sidley discussed its comments with Ropes & Gray.

On the morning of May 23, 2005, the special committee met by teleconference to discuss the status of the merger agreement and the correspondence received from Mr. Vander Zanden regarding the third party. After discussion, the special committee determined that Morgan Stanley should contact the third party and inquire as to its interest in a transaction involving School Specialty.

Immediately after the special committee meeting, Morgan Stanley placed a call to the third party and inquired as to the third party’s purpose for meeting with Mr. Vander Zanden. The third party indicated that it had discussed with Mr. Vander Zanden in the past the sale of one of its portfolio businesses to School Specialty, but that due to certain tax considerations, it was not interested in pursuing an outright sale of that business to School Specialty for cash. Instead, the third party had been considering a complex transaction with School Specialty whereby the third party would sell the portfolio business to School Specialty in return for common stock and potentially follow that sale with a transaction by which the third party would acquire majority (even 100%) control of School Specialty, although the specifics had yet to be determined or discussed. The third party indicated that its work with respect to a potential transaction with School Specialty was preliminary and that if School Specialty was pursuing a transaction in the near term, it should proceed with that transaction rather than engage in any discussions with it.

The special committee met again on the afternoon of May 23, 2005 to receive Morgan Stanley’s report of its conversation with the third party. After discussion, the special committee determined to proceed with the proposed transaction with Bain Capital in light of a number of factors, including the third party’s own statements that its indications of interest were preliminary and the special committee’s lack of confidence that such third party would eventually propose a transaction superior to the proposed transaction with Bain Capital or that any such transaction would ever be consummated.

On May 23, 2005, Bain Capital forwarded preliminary information regarding the proposed equity compensation arrangements with management following the merger.

On the evening of May 24, 2005, Ropes & Gray distributed a revised draft of the merger agreement.

On May 25, 2005, the special committee met in person in Chicago, Illinois. In addition to representatives of Morgan Stanley and Sidley, Mr. Ledecky was present at the invitation of the special committee. In advance of the meeting, the members of the special committee had received written materials, including the most recent draft of the merger agreement. At the meeting, Sidley reported on the status of the merger agreement negotiations, summarized and discussed with the special committee the material terms of the merger agreement, including those terms that were still being negotiated and discussed the directors’ fiduciary duties. Sidley noted that it did not have any information regarding Mr. Vander Zanden’s participation in the Bain Capital transaction, but that it understood that Mr. Vander Zanden was in discussions with Bain Capital. Morgan Stanley provided an update of its valuation review of the $49.00 per share offer to the special committee. Mr. Ledecky and the special committee then discussed the financing condition contained in the draft merger agreement, which provided, in addition to other things, that Bain Capital would not be required to obtain the financing necessary to consummate the merger if the Citibank High Yield Market Index “spread to worst” exceeds 430 basis points for any three days between September 15, 2005 and October 31, 2005. Morgan Stanley reported that at the most recent available date, the Citibank High Yield Market Index “spread to worst” was 444 basis points. After discussion, the special committee determined that Mr. McKenna should contact Bain Capital and seek to have the reference to the Citibank High Yield Market Index spread contained in the financing condition revised to reflect the most recent spread that could be obtained prior to signing.

On May 26, 2005, Mr. McKenna communicated the special committee’s request to Mr. Nunnelly and Mr. Nunnelly declined to revise the reference to the Citibank High Yield Market Index. Mr. McKenna then asked Mr. Nunnelly at what price Bain Capital would be willing to revise the financing condition in the draft merger agreement to reflect a more customary condition. Mr. Nunnelly indicated that he would be willing to do so at a price of $46.50 per share, and could talk to his partners about whether he could do so at a price of $47.00 per share.

Mr. McKenna then called Morgan Stanley to report on his conversation with Mr. Nunnelly.

On the morning of May 27, 2005, the special committee met telephonically, along with representatives of Sidley and Morgan Stanley and Mr. Ledecky, who was present at the invitation of the special committee. After much discussion, the special committee unanimously determined that it would be in the best interest of the shareholders to pursue a transaction at $49.00 per share, including the current financing condition set forth in the most recent draft of the merger agreement. The special committee further instructed Sidley to complete its negotiations of the merger agreement with Ropes & Gray.

From May 27 through May 31, Sidley, Ropes & Gray and School Specialty’s outside counsel continued to negotiate the final terms of the merger agreement and exchanged several drafts of the merger agreement and related disclosure schedules.

On May 31, 2005, the special committee met telephonically, along with representatives of Sidley and Morgan Stanley and Mr. Ledecky, who was present at the invitation of the special committee. Sidley briefed the committee on the status of the merger agreement. Morgan Stanley reported that the Citibank High Yield Index “spread to worst” had declined to a level of 421 basis points as of May 27, the most recent date for which data was available. Morgan Stanley then orally rendered its opinion (which was subsequently confirmed in writing) as to the fairness, from a financial point of the $49.00 per share consideration to School Specialty’s shareholders who will receive the merger consideration pursuant to the merger agreement. Following a discussion of the many factors considered by the special committee since its formation in March 2005, the special committee, by unanimous vote, adopted resolutions determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of School Specialty’s shareholders, and recommended that School Specialty’s board of directors adopt and approve the merger agreement and recommended that School Specialty’s shareholders vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, along with Mr. Franzoi, and waived notice for this meeting in accordance with School Specialty’s bylaws. Mr. Vander Zanden then recused himself from the meeting. Based on the recommendation of the special committee, the opinion of Morgan Stanley and other factors considered by the board, the board of directors adopted resolutions approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of holders of School Specialty common stock and recommending that the holders of School Specialty common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Following the meetings of the special committee and the board of directors, the parties finalized and thereafter executed the merger agreement. On the evening of May 31, 2005, School Specialty issued a press release announcing the execution of the merger agreement.

Discussions regarding the proposed equity compensation arrangements between Bain Capital and certain employees, including executive officers of School Specialty, are ongoing as of the date of this proxy statement.

Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

The special committee, by unanimous vote at a meeting on May 31, 2005, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of the shareholders of School Specialty entitled to receive the merger consideration, recommended that our board of directors adopt and approve the merger agreement and the transactions contemplated by the merger agreement and determined to recommend that the shareholders of School Specialty vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In reaching its determinations, the special committee consulted with management, as well as the special committee’s outside financial and legal advisors, and considered the short-term and long-term interests and prospects of School Specialty and the interests of its shareholders. The special committee also considered the fairness opinion presented to the special committee by Morgan Stanley. See “—Opinion of Morgan Stanley & Co. Incorporated” below for a description of Morgan Stanley’s fairness opinion. In reaching the foregoing determinations, the special committee considered the following material factors that it believed supported its determinations:

•	The current and historical financial condition and results of operations of School Specialty;

•	The current “stretch case” and “most likely case” projections of School Specialty, including the risks of achievement in light of School Specialty’s prior history of achieving its “stretch case” projections and its shortfall in meeting its current year business plan;

•	Management’s forecasts of possible future stock prices based on the “stretch case,” including the likelihood of achievement in light of School Specialty’s prior history of achieving its “stretch case” projections, historical trading ranges and School Specialty’s shortfall in meeting its current year business plan;

•	The potential value that might result from other alternatives available to School Specialty, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives including the increasing cost of acquisitions which are a key part of School Specialty’s strategy;

•	The history of other solicited and unsolicited expressions of interest in a transaction involving School Specialty, only one of which resulted in an indication of interest, which indication was far below $49.00 per share;

•	The assessment of the special committee, based on discussions with Morgan Stanley, that it was unlikely that another financial buyer would be able to achieve the $49.00 per share in cash offered by Bain Capital under then current leveraged acquisition financing market conditions;

•	The relationship of the $49.00 per share cash merger consideration to (i) the then-existing trading price (approximately a 25% premium), (ii) the trading price at the date of the initial non-binding agreement in principle (approximately a 29% premium) and (iii) the historical trading prices of School Specialty’s common stock;

•	The course of negotiations of the merger consideration, including the efforts made to negotiate for more than $49.00 per share. The fact that the $49.00 per share cash merger consideration represents a premium over the $45.00—$47.00 per share purchase price range first proposed by Bain Capital;

•	The fact that the consideration to be received by School Specialty’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to School Specialty’s shareholders;

•	The presentation relating to and the opinion of Morgan Stanley that, as of May 31, 2005, the $49.00 per share cash merger consideration was fair, from a financial point of view, to the shareholders of School Specialty who will receive such merger consideration pursuant to the merger agreement;

•	The terms and conditions of the merger agreement (which the special committee believes would not preclude a superior proposal), and the course of negotiation thereof, including:

•	the structure of the transaction as a one-step merger which will result in detailed public disclosure and a protracted period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth;

•	School Specialty’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the special committee determines in good faith, after consultation with its independent legal and financial advisors, that such proposal could result in a transaction that is more favorable to School Specialty’s shareholders, from a financial point of view, than the merger and the fact that this right extends through September 12, 2005, even if prior thereto the shareholders had approved the transaction;

•	School Specialty’s right to change its recommendation to shareholders of the transaction if it believes that it is required to do so in order to comply with its fiduciary duties, subject to the payment of a termination fee and expense reimbursement to LBW Holdings;

•	School Specialty’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including LBW Holdings’ right to match a superior proposal) and the payment of a termination fee and expense reimbursement to LBW Holdings;

•	the termination fee and expense reimbursement provisions of the merger agreement, as compared to termination fees and expenses payable in similar transactions;

•	the closing conditions to the merger, including those related to financing; and

•	a comparison of the terms and conditions of the merger agreement to recent precedent transactions;

•	The fact that the merger agreement would be available promptly following the public disclosure of the merger via the SEC’s EDGAR database as part of a Current Report on Form 8-K to be filed by School Specialty (such Form 8-K was filed by School Specialty on June 1, 2005);

•	The nature of the financing commitments received by LBW Holdings and LBW Acquisition with respect to the merger, including (1) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (2) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement and discussions with Bain Capital with respect to such financing commitments;

•	The assessment of the special committee, based on discussions with Morgan Stanley, of the debt commitment letter delivered to LBW Holdings and LBW Acquisition in support of its $49.00 per share offer;

•	The careful review of the representations and warranties in the merger agreement, and the preparation of School Specialty’s disclosure schedules, by School Specialty’s management team and its long-standing regular outside counsel; and

•	The active and direct role of the members of the special committee in guiding the negotiations with respect to the proposed merger, the consideration of the transaction by the special committee in 20 special committee meetings, the experience of the special committee members with School Specialty and the past general business experience of such members.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that the obligations of LBW Holdings and LBW Acquisition to complete the merger are conditioned upon receipt of financing, and that such financing may not be available for reasons beyond the control of School Specialty, LBW Holdings and LBW Acquisition. The fact that the obligations of LBW Holdings and LBW Acquisition to complete the merger are also conditioned upon the condition of the leveraged acquisition financing markets as measured against a benchmark set forth in the merger agreement (even if the financing would otherwise be obtainable). These financing conditions were viewed in the light of (a) Bain Capital’s reputation and track record for completing transactions and the fact that throughout the negotiations Bain Capital had demonstrated its desire to complete a transaction despite deterioration of the leveraged acquisition financing markets, (b) Bain Capital’s refusal to agree to a “reverse breakup fee” and (c) an indication from Bain Capital that it might be willing to agree to a more typical financing condition in return for a reduction of the merger consideration to between $46.50 to $47.00 per share;

•	The volatility, recent deterioration and then-current condition of the leveraged acquisition financing markets (on which Bain Capital’s offer is highly dependent);

•	The fact that, following the merger, School Specialty’s public shareholders will cease to participate in any future earnings growth of School Specialty or benefit from any future increase in its value;

•	The fact that LBW Holdings is a financial buyer that will not have any significant assets unless the merger is completed, and School Specialty’s remedy for any breach of the merger agreement is therefore effectively limited to termination of the merger agreement;

•	The conflicts of interest that some of the officers of School Specialty (one of whom is also a director who was not on the special committee) may ultimately have with respect to the merger;

•	The relatively high degree of leverage on School Specialty as a result of the financing structure to effect the merger and the resulting risk of a potential fraudulent conveyance in the event of a failure of School Specialty following the merger, which risk is mitigated as a result of (1) the merger agreement’s closing condition that the parties receive a solvency opinion and (2) the special committee’s confidence in School Specialty’s ongoing management and the reasonable likelihood that key members of management will continue in their roles following the merger;

•	The numerous closing conditions to the merger;

•	The fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to the shareholders of School Specialty entitled to receive such consideration;

•	The possible disruption to School Specialty’s business that may result from the announcement of the merger and the resulting distraction of the attention of School Specialty’s management; and

•	The fact that shareholders of School Specialty will not be entitled to dissenters’ rights under Wisconsin law.

The special committee believes that sufficient procedural safeguards were and are present to ensure the substantive and procedural fairness of the merger to the shareholders of School Specialty and to permit the special committee to represent effectively the interests of the shareholders of School Specialty. These procedural safeguards include the following:

•	The special committee consists of independent directors who acted to represent solely the interests of the unaffiliated School Specialty shareholders and to negotiate with Bain Capital on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated School Specialty shareholders, except that all members of the special committee hold options that will vest upon completion of the merger and that will be “cashed-out” in the merger at the same price that the unaffiliated School Specialty shareholders will receive and which is consistent with the treatment being afforded generally to employees who hold stock options;

•	The special committee retained and received the advice of Sidley Austin Brown & Wood LLP, its independent legal counsel, and Morgan Stanley, its financial advisor, and requested that Morgan Stanley render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by holders of School Specialty common stock pursuant to the merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Bain Capital; and

•	The special committee and its advisors conducted extensive negotiations with Bain Capital.

The School Specialty Board of Directors

On May 31, 2005, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the merger agreement. At a meeting that occurred immediately after the special committee meeting, our board of directors adopted resolutions:

•	Approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	Determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of holders of School Specialty common stock; and

•	Recommending that the holders of School Specialty common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “—Background of the Merger” above for additional information on the recommendation of our board of directors.

The resolutions were approved by five of the six members of the board of directors. Following the waiver of notice by all directors, Mr. Vander Zanden recused himself from the balance of the meeting on May 31, 2005 to approve the merger agreement in light of his potential interest in the transaction.

In reaching these conclusions, our board of directors considered the unanimous recommendation and analysis of the special committee, as described above, including the opinion of Morgan Stanley with respect to the fairness, from a financial point of view, of the consideration to be received by holders of School Specialty common stock pursuant to the merger agreement, and adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the special committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by them in evaluating the merger and the complexity of these matters, the special committee and our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors each considered in reaching its determinations. Rather, the special committee and our board of directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on the unaffiliated School Specialty shareholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of the special committee or our board of directors may have given different weight to different factors. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of the unaffiliated School Specialty shareholders.

Based on the factors outlined above, the special committee and our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of the School Specialty shareholders entitled to receive the merger consideration.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of the School Specialty shareholders entitled to receive the merger consideration. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated

The special committee of the board of directors of School Specialty engaged Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the transaction. The special committee selected Morgan Stanley based on Morgan Stanley’s qualifications, experience and reputation. At the meeting of the School Specialty board of directors on May 31, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 31, 2005, and based on and subject to the qualifications, assumptions and limitations set forth in its opinion, the consideration to be received by holders of shares of School Specialty common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated May 31, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B to this proxy statement and incorporated in this proxy statement by reference. Morgan Stanley urges you to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of School Specialty and addresses only the fairness of the consideration to be received by holders of shares of School Specialty common stock pursuant to the merger agreement from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the transaction or constitute a recommendation as to how holders of School Specialty common shares should vote at any shareholders’ meeting held in connection with the transaction. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of School Specialty;

•	reviewed certain internal financial statements and other financial and operating data concerning School Specialty prepared by the management of School Specialty;

•	reviewed certain financial forecasts of School Specialty prepared by the management of School Specialty;

•	discussed certain adjustments and extensions to the School Specialty forecasts and received input from senior management of School Specialty with respect to such adjustments and extensions;

•	reviewed the reported prices and trading activity for the School Specialty common stock;

•	compared the financial performance of School Specialty and the prices and trading activity of School Specialty common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the special committee and representatives of LBW Holdings;

•	reviewed the draft merger agreement, the draft debt commitment letter from the lenders to LBW Holdings, as described and defined under “Financing-Debt Financing” below, substantially in the form of the draft dated May 27, 2005, the equity commitment letter from the Bain Investor substantially in the form of the draft dated May 27, 2005 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by School Specialty for the purposes of its opinion. With respect to the financial forecasts and other financial and operating data, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of School Specialty as of the time such forecasts were developed. Morgan Stanley also discussed certain adjustments and extensions to the financial forecasts with the management of School Specialty and the special committee, and Morgan Stanley had been instructed to rely upon such adjusted and extended financial forecasts, identified as the Most Likely Case, as the best currently available estimates and judgments of School Specialty as to its future financial performance. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley noted that (i) the merger agreement included a financing condition that provided that LBW Holdings is not obligated to use the financing contemplated by the commitment letters unless certain conditions relating to the leveraged acquisition financing markets are satisfied and (ii) the commitment letters required that the merger be completed in accordance with the merger agreement without waiver of any condition. Accordingly, Morgan Stanley was instructed to assume, and Morgan Stanley assumed, that the LBW Holdings’ financing necessary to consummate the merger would be obtained prior to the Outside Date (as defined in the merger agreement). Morgan Stanley’s opinion did not address whether LBW Holdings could obtain financing in accordance with the terms of the debt commitment letter prior to the Outside Date, or in either event, whether LBW Holdings would be required to obtain such financing pursuant to the terms of the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of School Specialty, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of May 31, 2005. Events occurring after May 31, 2005, may affect the opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm the opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, except for one specified party, with respect to the acquisition of School Specialty, nor did Morgan Stanley or School Specialty negotiate with any parties, other than LBW Holdings, which from time to time in the past may have expressed interest in the possible acquisition of, or business combination with, School Specialty. In connection with its engagement, Morgan Stanley’s participation in the negotiations between the special committee and LBW Holdings with respect to the terms of the merger agreement was limited. Morgan Stanley did not negotiate the terms of the debt commitment letter with LBW Holdings or the lenders.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion dated May 31, 2005. Although each financial analysis was provided to the special committee in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Performance

Morgan Stanley compared the historical trading performance of School Specialty common stock with that of a group of selected comparable companies and the S&P 500. Although no company is directly “comparable” to School Specialty, selected companies were segregated into the following four sectors:

Office Products Retailers	Educational Products
Staples Inc.	Scholastic Corp.
OfficeMax Inc.	LeapFrog Enterprises Inc.
Office Depot Inc.	Renaissance Learning, Inc.
Courier Corp.
Pearson PLC

Educational Management	Value-Added Distributors
Apollo Group Inc.	WW Grainger Inc.
Education Management Corp.	Sysco Corp.
DeVry, Inc.	McKesson Corp.

These groups and companies were selected because they participate in similar or adjacent markets and maintain financial and operating characteristics that have similarities to those of School Specialty. However, none of the companies utilized in this analysis as a comparison is identical to School Specialty.

This analysis showed that the closing market prices during the period from May 23, 2000 through May 23, 2005, a five-year period, changed as follows:

Appreciation/(Depreciation)
School Specialty	113%
Educational Management	276%
Educational Products	(45)%
Office Products	72%
S&P 500	(13)%
Value-Added Distributors	85%

Closing market prices during the period from May 21, 2004 to May 23, 2005, a one-year period, changed as follows:

Appreciation/(Depreciation)
School Specialty	14%
Educational Management	(15)%
Educational Products	3%
Office Products	20%
S&P 500	9%
Value-Added Distributors	6%

Comparable Company Analysis

Morgan Stanley also compared certain financial and operating information of publicly traded companies considered comparable to School Specialty to derive a valuation range for School Specialty. For this analysis, Morgan Stanley used the companies and categories used in the historical share price performance analysis and used publicly available information for such companies.

Morgan Stanley evaluated the aggregate value to projected 2005 and 2006 earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) ratios of the comparable companies as of May 23,

2005, and observed the following median aggregate value to projected EBITDA multiples per comparable company group:

Aggregate Value / EBITDA (x)	CY2005E	CY2006E
School Specialty	9.1	8.4
Office Products Retailers	8.4	7.4
Educational Products	10.8	9.5
Educational Management	12.6	9.5
Value-Added Distributors	7.9	7.3

Based on this analysis, Morgan Stanley selected a multiple range of 8.0–10.0x 2005 estimated calendar year EBITDA for School Specialty. Applying this multiple to the forecast of calendar year 2005E EBITDA in School Specialty’s Most Likely Case (as described below) implied a range of School Specialty equity value per share between approximately $33 and $43. Morgan Stanley noted that the consideration in the merger agreement was $49 per share of School Specialty common stock.

Morgan Stanley selected a multiple range of 7.0-9.0x 2006 estimated calendar year EBITDA for School Specialty. Applying this multiple to the forecast of calendar year 2006E EBITDA in School Specialty’s Most Likely Case implied a range of School Specialty equity value per share between approximately $31 and $43. Morgan Stanley noted that the consideration in the merger agreement was $49 per share of School Specialty common stock.

Although the “comparable” companies were compared to School Specialty for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to School Specialty because of differences between the business mix, regulatory environment, operations and other characteristics of School Specialty and the comparable companies. In evaluating the comparable companies and in selecting the multiple ranges it used in its analysis, Morgan Stanley necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of School Specialty, such as the impact of competition on the business of School Specialty and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of School Specialty or the industry or in markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley examined five cases in its discounted cash flow analysis. The cases are defined as: (i) Stretch Case with Acquisitions, (ii) Stretch Case—Organic, (iii) Most Likely Case, (iv) Alternative Case with Acquisitions, and (v) Alternative Case—Organic. For purposes of its analysis, Morgan Stanley assumed all of the cases were achievable; however, Morgan Stanley was instructed to rely upon the Most Likely Case as the best then available estimates and judgments of School Specialty as to its future financial performance.

The projections were based on assumptions as of that time developed in discussions with management and reflect management’s guidance. Morgan Stanley discussed certain adjustments and extensions to these cases and received guidance from senior management of School Specialty with respect to such adjustments and extensions in the development of the cases.

Morgan Stanley performed a discounted cash flow analysis for each of the various cases. Morgan Stanley discounted the unlevered free cash flows of School Specialty at different ranges of discount rates, depending on the case, and these rates represented an estimated weighted average cost of capital range. The analysis assumed terminal values based on a range of multiples of 7.0–9.0x estimated fiscal 2016 EBITDA to arrive at a range of present values for School Specialty. The present values were adjusted for School Specialty’s estimated debt as of April 2005 (net of cash) and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of School Specialty common share. These ranges of value per case are represented below:

DCF Analysis: Equity Value per Share ($)	WACC Range	Range
Stretch Case with Acquisitions(1)	8.0 – 10.0%	$49 – 76
Stretch Case—Organic(2)	6.0 – 8.0%	$49 – 68
Most Likely Case(3)	7.0 – 9.0%	$41 – 60
Alternative Case with Acquisitions(4)	8.0 – 10.0%	$37 – 58
Alternative Case—Organic(5)	7.0 – 9.0%	$39 – 55

Notes

1.	Assumed strong organic revenue growth, meaningful margin improvement, and readily available acquisition targets
2.	Assumed strong organic revenue growth and meaningful margin improvement
3.	Assumed organic revenue growth (exceeding School Specialty’s recent historical growth rates), steady margin improvement that slowed over time, and a lower level of acquisition activity than the Stretch Cases
4.	Assumed slower-growth environment, flat margins, and acquisition targets that are less readily available than in the Most Likely Case
5.	Assumed slower-growth environment and flat margins

Morgan Stanley noted that the consideration in the merger agreement was $49.00 per share of School Specialty common stock.

Precedent Transactions Analysis

Morgan Stanley also analyzed the merger as compared to other publicly announced transactions. In connection with this analysis, Morgan Stanley evaluated the range of premia paid for U.S. public companies in M&A transactions during the 15 year period ending December 31, 2004, excluding bids with under $100 million in aggregate value. Morgan Stanley observed an approximately 30-40% acquisition premium to unaffected share price during the four year period ending December 31, 2004 (with unaffected share price defined as stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid or market rumors). Morgan Stanley applied this premium to School Specialty’s May 23, 2005 closing stock price per share of common stock of $38.82. This implied an equity value per share range of $50-54 for School Specialty common stock. Morgan Stanley noted that the consideration in the merger agreement was $49.00 per share of School Specialty common stock.

No transaction utilized in the selected precedent transactions analysis is identical to the merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of School Specialty, such as the impact of competition on School Specialty and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of School Specialty or in the financial markets in general. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Discounted Stock Price

Morgan Stanley also evaluated the discounted future stock price of School Specialty based on projected net income. Morgan Stanley applied a 15.0-17.0x price / earnings range to School Specialty’s fiscal year 2009 estimated net income to arrive at a range of projected School Specialty equity values per share. This range was discounted to present value using a cost of equity of 9%. Morgan Stanley performed this analysis using three cases, with the results detailed below:

Discounted Stock Price: Equity Value per Share ($)	Range
Stretch Case with Acquisitions	$54 – 62
Most Likely Case	$43 – 49
Alternative Case with Acquisitions	$45 – 51

Leveraged Buyout Analysis

Morgan Stanley also analyzed School Specialty from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of School Specialty using a debt capital structure consistent with the proposed transaction. Morgan Stanley observed the 5-year internal rates of return on potential equity investment assuming multiples of 8.0-10.0x exit value to fiscal 2010E EBITDA and an assumed internal rate of return on equity investment of approximately 15-25%. These ranges are detailed below:

Leveraged Buyout Analysis: Equity Value per Share ($)	Range
Stretch Case with Acquisitions	$42 – 47
Stretch Case—Organic	$39 – 43
Most Likely Case	$38 – 41
Alternative Case with Acquisitions	$38 – 41
Alternative Case—Organic	$36 – 38

Morgan Stanley noted that the consideration in the merger agreement was $49.00 per share of School Specialty common stock.

In connection with the review of the transaction by School Specialty’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of School Specialty.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of School Specialty. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to School Specialty and were conducted in connection with the delivery of its opinion delivered May 31, 2005 and confirmed in writing May 31, 2005, to the board of directors of School Specialty. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of School Specialty common shares might actually trade. The merger consideration in the merger was determined through arm’s-length negotiations between LBW Holdings and School Specialty. Morgan Stanley did not recommend the consideration to be paid by LBW Holdings or that any consideration to be paid by LBW Holdings constituted the only appropriate consideration for the transaction.

In addition, Morgan Stanley’s opinion and presentation to the School Specialty board of directors was one of the many factors taken into consideration by the board in making its determination to recommend the transaction. Consequently, the analyses described above should not be viewed as determinative of the opinion of the School Specialty board with respect to the equity value per share or of whether School Specialty’s board would have been willing to agree to a different acquisition price.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of School Specialty and affiliates of Bain Capital for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness. Morgan Stanley has, from time to time, provided investment banking and other financial services to School Specialty and affiliates of Bain Capital for which it received customary fees.

Pursuant to the engagement letter, Morgan Stanley received $2 million upon its rendering of a financial opinion. Upon the consummation of the transaction, Morgan Stanley will receive a fee of approximately $4.5 million (if such fee were calculated on the date of the announcement of the merger, June 1, 2005), less the previously described fee. If Morgan Stanley is engaged to advise on an alternative transaction and certain conditions are met, such fee may be increased. School Specialty has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, School Specialty has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents, and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against specified liabilities and expenses, including liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Forward-Looking Statements and Risk Factors” in School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which is incorporated into this proxy statement by reference, for risks relating to School Specialty’s business.

Failure to complete the merger could negatively impact the market price of School Specialty common stock.

If the merger is not completed for any reason, School Specialty will be subject to a number of material risks, including:

The market price of School Specialty’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

The diversion of management’s attention from the day-to-day business of School Specialty and the potential disruption to its employees and its relationships with suppliers during the period before the completion of the merger, may make it difficult for School Specialty to regain its financial and market positions if the merger does not occur.

If the merger is not approved by School Specialty’s shareholders at the special meeting, School Specialty, LBW Holdings and LBW Acquisition will not be permitted under Wisconsin law to complete the merger and each of School Specialty, LBW Holdings and LBW Acquisition will have the right to terminate the merger agreement. Following such termination, depending on the circumstances, School Specialty might be required to reimburse certain expenses of LBW Holdings and pay LBW Holdings a termination fee. See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement.”

Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, School Specialty may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, School Specialty is restricted from entering into or soliciting, initiating, proposing, encouraging or facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than LBW Holdings. As a result of these restrictions, School Specialty may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to LBW Holdings. See “Terms of the Merger Agreement—No Solicitation of Competing Proposals and—Effects of Terminating the Merger Agreement.”

Uncertainties associated with the merger may cause School Specialty to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with School Specialty following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and marketing and technical personnel.

Certain Risks in the Event of Bankruptcy

If School Specialty is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $49.00 per share price, without interest, payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of School Specialty. If such a claim is asserted by the creditors of School Specialty following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to School Specialty’s trustee in bankruptcy all or a portion of the $49.00 per share in cash they received upon the completion of the merger.

There can be no assurance as to what standards a court would use to determine whether School Specialty was solvent at the effective time of the merger. None of the legal counsel to School Specialty, LBW Holdings or LBW Acquisition or the lenders providing the debt financing will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

It is a condition to the merger that our board of directors and the board of directors of LBW Holdings and, if requested by them, the lenders providing the debt financing receive a solvency letter reasonably acceptable to the special committee from an appraisal firm of national reputation reasonably acceptable to LBW Holdings and School Specialty supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, School Specialty will be solvent. See “Terms of the Merger Agreement—Other Agreements.”

Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1.6 billion, consisting of (i) approximately $1.4 billion to pay School Specialty’s stockholders, holders of options to purchase common stock of School Specialty and holders of School Specialty’s 3.75% Convertible Subordinated Notes due 2023, (ii) approximately $134 million to refinance existing indebtedness of School Specialty, (iii) approximately $17 million related to the assumption of certain capital leases and (iv) approximately $73 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

The above expenditure for payment of the merger consideration estimated by School Specialty and Bain Capital will be reduced by an amount equal to the value of options to purchase common stock of School Specialty held by certain management employees prior to the merger that will be converted into options to purchase equity securities of LBW Holdings and its wholly-owned subsidiaries at the effective time of the merger.

The following arrangements are intended to provide all of the necessary financing for the merger.

Equity Financing

Pursuant to an equity commitment letter with the Bain Investor, the proceeds of which would constitute the equity portion of the merger financing, the Bain Investor has agreed to contribute up to $460 million in cash to LBW Holdings for the purpose of funding in part the merger. The commitment of the Bain Investor is subject to the consummation of the merger, and the Bain Investor’s equity commitment will terminate upon the termination of the merger agreement. Under the terms of the equity commitment letter, the Bain Investor has the right to transfer a portion of its prospective interest in LBW Holdings in certain circumstances. As a result, the investor group may ultimately include additional equity participants.

Debt Financing

LBW Holdings and LBW Acquisition have received a debt commitment letter, dated as of May 31, 2005, from Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), Banc of America Bridge LLC, J.P. Morgan Securities, Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMCB”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG, Cayman Islands Branch, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (“DBSI”), collectively referred to herein as the “lenders,” to provide the following financing, subject to the conditions set forth therein:

•	to LBW Acquisition or School Specialty, as the surviving corporation in the merger, up to $665 million of senior secured loans under a senior credit facility for the purpose of financing in part the merger, repaying or refinancing in part certain existing indebtedness of School Specialty and its subsidiaries, paying fees and expenses incurred in connection with the merger, funding certain permitted acquisitions after closing, providing ongoing working capital and for other general corporate purposes of School Specialty, as the surviving corporation in the merger, and its subsidiaries;

•	to LBW Acquisition or School Specialty, as the surviving corporation in the merger, up to $525 million of senior unsecured loans and senior unsecured subordinated loans under bridge facilities for the purpose of financing in part the merger, repaying or refinancing in part certain existing indebtedness of School Specialty and its subsidiaries and paying fees and expenses incurred in connection with the merger;

•	to LBW Holdings, up to $150 million of pay-in-kind senior unsecured subordinated discount loans under a bridge facility for the purpose of financing in part the merger, repaying or refinancing in part certain existing indebtedness of School Specialty and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•	to a wholly-owned bankruptcy-remote, special purpose subsidiary of School Specialty, as the surviving corporation in the merger, a trade receivables commercial paper co-purchase conduit facility with an aggregate facility limit of $175 million (based on available receivables).

The debt financing commitments expire on October 31, 2005. The documentation governing the senior secured facility, the bridge facilities and the receivables facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement. LBW Holdings and LBW Acquisition expect to use these facilities, but may use alternative financing to finance all or any portion of the merger, possibly including a private offering of notes.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facility, the bridge facilities and the receivables facility are subject, among other things, to satisfaction of conditions corresponding to the “company material adverse effect” condition in the merger agreement; consummation of the merger in accordance with applicable law and the merger agreement (and no provision thereof being waived or modified in a manner materially adverse to the interest of the lenders without their consent); payment of required fees and expenses; the negotiation, execution and delivery of definitive documentation; receipt by LBW Holdings of the equity financing described above; receipt of material consents to the transaction; delivery of required financial information and forecasts; and, delivery of evidence that School Specialty has maintained satisfactory leverage ratios and achieved certain EBITDA levels.

Condition to LBW Holdings’ Obligation to Use the Debt Commitments

Notwithstanding any other provision of the merger agreement or the debt commitment letter, LBW Holdings will not be obligated to (i) waive any condition to its obligation to close the merger agreement; (ii) provide any consent to any changes to the debt financing set forth in the debt commitment letter; (iii) accept any substitute financing on terms (taken in the aggregate) less favorable to LBW Holdings than the debt financing set forth in the debt commitment letter would have been; (iv) draw down on the bridge facilities or otherwise close under the debt financing set forth in the debt commitment letter before October 31, 2005; (v) issue any notes in a private placement, or (vi) draw down on the bridge facilities or otherwise close under the debt financing set forth in the debt commitment letter if, (A) on any three days on or between September 15, 2005 and October 31, 2005 the Citigroup High Yield Market Index spread to worst is above 430 bps, or (B) on any three days on or between September 15, 2005 and October 31, 2005, 1-year LIBOR (London interbank offer rate) is above 4.5% or (C) on any three days on or between September 15, 2005 and October 31, 2005 there is in effect any moratorium on commercial banking activities by the United States or the State of New York, or (D) since May 31, 2005, there has been the commencement (or material escalation) of war or armed hostilities (including acts of terrorism), either within or outside the United States, or a declaration of a national emergency by the United States that has caused, on any three days on or between September 15, 2005 and October 31, 2005, a material disruption of commercial credit or debt capital market conditions or market conditions for leveraged loans or high yield debt securities. In the event any substitute financing is accepted by LBW Holdings, the provisions of the new debt commitment letter must be subject to these terms and conditions.

The Citigroup High Yield Market Index is a rules-based index composed of fixed-coupon debt securities issued by U.S. and Canadian corporations, with more than a year to maturity and at least $100 million principal amount outstanding. The debt securities included in the index are rated below Baa3 by Moody’s and below BBB- by S&P. The index is re-balanced at the end of each calendar month. The Citigroup High Yield Market Index measures “spread to worst” as the market weighted average of the “spread to worst” for each series of debt securities included in the index, calculated for each series of debt securities as the difference between (i) the lower of the yield to first call date or yield to maturity of the debt security and (ii) the interpolated yield on U.S. treasury bonds through the first call date or maturity date, whichever was used to determine the lower yield for that debt security.

The Citigroup High Yield Market Index spread to worst was 410 basis points as of May 31, 2005 and 349 basis points as of July 15, 2005. The table below contains information regarding the Citigroup High Yield Market Index spread to worst for January 2003 through June 2005. For each month, the spread to worst is calculated using the debt securities included in the index and pricing and settlement dates as of the end of the prior month. The historical performance of the index as reflected in the table below does not represent how the index will perform in the future and is not reflective of the daily changes in the index, which may significantly vary from the spread to worst calculated as of any particular month.

	2003	2004	2005
January	894.66	457.20	341.62
February	828.20	442.15	353.63
March	832.17	479.59	305.95
April	748.08	493.47	368.30
May	649.15	438.36	431.60
June	692.22	463.90	409.67
July	631.50	442.62	382.00
August	585.62	439.52	—
September	567.43	443.99	—
October	575.21	424.28	—
November	503.35	408.26	—
December	478.58	352.48	—

Senior Secured Credit Facility

The borrower under the senior secured credit facility will be LBW Acquisition initially, and School Specialty, as the surviving corporation in the merger, upon consummation of the merger. The senior secured credit facility will be comprised of (i) a $175 million revolving credit facility with a term of six years (a portion of which may be drawn at closing), (ii) a $240 million term loan facility (decreased by the amount of School Specialty’s 3.75% Convertible Subordinated Notes due 2023 not converted and exchanged as part of the merger) and (iii) a $250 million delayed-draw term loan facility (for the purpose of funding certain permitted acquisitions after closing and to repurchase any School Specialty’s 3.75% Convertible Subordinated Notes due 2023 tendered and exchanged in accordance with their terms after closing). The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans. The aggregate amount available under the revolving credit facility and term loan facility may be increased upon the satisfaction of certain conditions.

JPMorgan and BAS have been appointed as co-lead arrangers for the senior secured credit facility and each of JPMorgan, BAS and DBSI have been appointed joint book running managers for the senior secured credit facility. JPMCB will be the exclusive administrative agent, Bank of America will be the exclusive syndication agent and DBSI will be the exclusive documentation agent for the senior secured credit facility.

All obligations under the senior secured credit facilities will be guaranteed by LBW Holdings and each of the existing and future direct and indirect domestic subsidiaries of School Specialty, as the surviving corporation in the merger (subject to certain exceptions) and will be secured by substantially all present and future assets of LBW Holdings, School Specialty, as the surviving corporation in the merger, and each other guarantor to the extent it would not result in adverse tax consequences to the surviving corporation.

Bridge Facilities

The lenders have committed to provide up to $525 million in loans under senior unsecured and senior unsecured subordinated bridge facilities to LBW Acquisition or School Specialty, as the surviving corporation in the merger. After consummation of the merger, School Specialty, as the surviving corporation in the merger, will be the borrower under these bridge facilities. The lenders have committed to provide up to $150 million pay-in-kind loans under a senior unsecured subordinated bridge facility to LBW Holdings.

BAS and JPMorgan have been appointed as joint lead arrangers and each of BAS, JPMorgan and DBSI have been appointed joint book running managers for all of the bridge facilities.

Receivables Facility

Under the receivables facility, a wholly-owned, bankruptcy-remote, special purpose subsidiary (“receivables subsidiary”) of School Specialty, as the surviving corporation in the merger, will purchase trade receivables generated by School Specialty, as the surviving corporation in the merger, and certain of its wholly-owned domestic subsidiaries, using funding provided through the sale of undivided interests in such receivables on an uncommitted basis to commercial paper conduits sponsored by JPMCB, Bank of America and DBTCA. The receivables facility is expected to provide for funding of up to $175 million at the closing of the merger based on available receivables and other customary factors. The lenders have committed to provide a bridge facility in the event that the receivables facility is not available on or prior to the closing of the merger.

Effect of Merger on Convertible Subordinated Notes

Holders of School Specialty’s 3.75% Convertible Subordinated Notes due 2023 may surrender such notes for conversion at any time starting with the first day of any calendar quarter if the closing sale price of School Specialty’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter prior to such calendar quarter is greater than $48.00 per share. For example, if the closing price of School Specialty’s common stock for at least 20 trading days during the period of 30 consecutive trading days from August 19, 2005 through September 30, 2005 is greater than $48.00 per share, then holders of the notes may surrender their notes for conversion beginning on October 1, 2005. Each holder who surrenders such holder’s notes under these circumstances will be entitled, for each $1,000 principal amount of notes surrendered by such holder, to a cash payment of $1,000 plus a number of shares of School Specialty common stock equal to the excess of (A) 25, over (B) the number of shares equal to the sum, for each day of the ten trading day period described in the indenture relating to the notes, of (x) 100, divided by (y) the closing sale price of School Specialty common stock on such day. School Specialty may elect to pay an amount in cash calculated in accordance with the terms of the indenture in lieu of issuing some or all of these shares.

Holders of such notes also may surrender such notes for conversion at any time from and after the date that is 15 days prior to the date announced by School Specialty as the anticipated effective time of the merger until 15 days after the actual effective time of the merger. At the effective time of the merger, the right to convert such notes into School Specialty common stock will be deemed to change into a right to convert the notes into an amount of cash the holder would have received if the holder had converted its notes into School Specialty common stock immediately prior to the effective time of the merger, which is equal to $1,225 per $1,000 principal amount of notes surrendered, or $162.9 million in the aggregate.

Not more than 20 days after the effective time of the merger, School Specialty, as the surviving corporation, must make an offer to repurchase all of such notes then outstanding for an amount in cash equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest to, but not including, the date the repurchase price is paid.

Interests of School Specialty Directors and Executive Officers in the Merger

In considering the recommendations of the special committee and our board of directors, you should be aware that certain executive officers and directors of School Specialty have interests in the transaction that are different from, or are in addition to, your interests as a shareholder.

Ownership Interest in School Specialty After the Merger

After the completion of the merger, certain executive officers may have an indirect equity ownership interest in School Specialty through the beneficial ownership of equity securities of LBW Holdings and certain wholly-owned subsidiaries, which will directly or indirectly own all of the outstanding capital stock of School

Specialty. Certain executive officers and other members of senior management will have the opportunity to convert options to purchase up to 975,829 shares of School Specialty common stock, in the aggregate, into options to purchase equity securities of LBW Holdings and its wholly-owned subsidiaries, to be agreed upon between such person and LBW Holdings. The executive officers and members of senior management exercising such options would be entitled to receive total merger consideration of approximately $25 million in respect of such options under the terms of the merger agreement. The executives listed in the “Security Ownership of Certain Beneficial Owners and Management” table on page 79, other than Mr. Pulsipher who does not hold any options, will have the opportunity to convert options to purchase up to 599,079 shares of School Specialty common stock, in the aggregate, into options to purchase equity securities of LBW Holdings and its wholly-owned subsidiaries, to be agreed upon by such executives and LBW Holdings. The executive officers exercising such options would be entitled to receive total merger consideration of approximately $18.6 million in respect of such options under the terms of the merger agreement.

It is expected that any amount invested by such executive officers in LBW Holdings will be made on a tax deferred basis (for example, by rolling over stock options). The terms and conditions of such rollover options are to be agreed upon between LBW Holdings and each such executive officer.

Option Awards in the Surviving Corporation

In connection with the merger, LBW Holdings intends to adopt an equity incentive plan under which certain employees (including the executive officers) will be eligible to receive awards of stock options for common stock of LBW Holdings or restricted stock awards. The aggregate shares issuable pursuant to grants under that plan are expected to be between 5% and 10% of the fully diluted common stock of the surviving corporation upon consummation of the merger. Of the contemplated issuances, approximately one third will be equity incentive awards that will vest solely upon the employee’s continued employment over time, and approximately two-thirds will be equity incentive awards that will vest upon the achievement of predetermined performance targets over time, subject to the employee’s continued employment.

Time-based equity awards vest solely on the basis of a person’s continued employment over a five-year period. Such incentive awards will be awarded by the board of directors of LBW Holdings, in its sole discretion.

Performance-based equity awards vest on the basis of a person’s continued employment and performance targets to be set by the board of directors of LBW Holdings. Such incentive awards will be awarded by the board of directors of LBW Holdings, in its sole discretion.

Deferred Compensation Arrangements

LBW Holdings plans to offer certain executive officers the opportunity to exchange their rights to certain payments under existing employment agreements for equity in LBW Holdings pursuant to a deferred compensation plan.

Interests Relating to Employment and Service as a Director After the Merger

Following the merger, the directors of LBW Acquisition immediately prior to the effective time of the merger will be the initial directors of School Specialty, as the surviving corporation in the merger, until their successors are duly elected and qualified or until their earlier resignation or removal. It is expected that the current executive officers of School Specialty immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Employment Agreements

Upon the completion of the merger, the change in control provisions in the employment agreements with certain of School Specialty’s executive officers will become effective. For 60 days following the completion of the merger, these provisions will permit an executive officer to terminate his or her employment for any reason.

Upon a termination of an executive officer’s employment with School Specialty by the executive officer for any reason within 60 days following the completion of the merger, the executive officer will be entitled to be paid through the term of his or her agreement and the currently effective extension thereof.

The following table shows the amount of potential cash severance payable to School Specialty’s current executive officers, based on an assumed merger date of October 15, 2005 and an assumed termination date of October 31, 2005, pursuant to the employment agreements.

Current Executive Officers	Amount of Potential Cash Severance Payment (1)
David J. Vander Zanden	$1,524,712(2)
Mary M. Kabacinski	$ 498,462
A. Brent Pulsipher	$ 108,880

(1)	Excludes the value of certain continued health and other benefits, if any.
(2)	Mr. Vander Zanden has waived his right to the portion of the cash severance payment that would have resulted in his obligation to pay certain excise taxes.

School Specialty Stock Options Prior to the Merger

Except for options selected by LBW Holdings to be converted into options to acquire equity securities of LBW Holdings and/or its wholly-owned subsidiaries, immediately prior to the effective time of the merger, all outstanding options to acquire School Specialty common stock, including the options held by the directors and executive officers of School Specialty, will become fully vested and immediately exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the effective time of the merger, any option not exercised (other than certain continuing options) will be canceled in exchange for a cash payment equal to $49.00, without interest, times the number of shares subject to the options, less the aggregate exercise prices of the options and less applicable taxes required to be withheld, except that any options with an exercise price equal to or greater than $49.00 per share will be canceled without any cash payment.

The following table sets forth, as of July 12, 2005, for each of School Specialty’s directors and executive officers, (a) the number of shares subject to vested options for School Specialty common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $49.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon the effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $49.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $49.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding. Certain executives may roll all or some of their options as agreed to between such person and LBW Holdings, as described above.

Directors and Executive Officers	Vested Options		Options that Will Vest After July 12, 2005 and/or as a Result of the Merger		Totals
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
David J. Vander Zanden	383,519	$12,429,137	25,000	$622,500	408,519	$13,051,637
Mary M. Kabacinski	109,310	3,572,453	6,250	139,063	115,560	3,711,516
Stephen R. Christiansen	37,500	933,750	37,500	933,750	75,000	1,867,500
A. Brent Pulsipher	—	—	—	—	—	—
Leo C. McKenna	45,000	1,243,438	—	—	45,000	1,243,438
Terry L. Lay	3,000	39,870	12,000	159,480	15,000	199,350
Jonathan J. Ledecky	942,579	31,415,224	6,500	106,735	949,079	31,521,959
Rochelle Lamm	23,500	634,203	6,500	106,735	30,000	740,938
All directors and executive officers as a group (8 persons)	1,544,408	$50,268,075	93,750	$2,068,263	1,638,158	$52,336,338

Indemnification and Insurance

The merger agreement provides that LBW Holdings will, or will cause the surviving corporation to, (i) for six years after the completion of the merger, indemnify our current and former officers and directors for acts and omissions occurring before the completion of the merger (other than willful breach of the merger agreement, willful misconduct, self-dealing or fraud) and (ii) for six years after completion of the merger, continue the existing provisions relating to indemnification or exculpation of directors and officers in the surviving corporation’s organizational documents with respect to actions or failures to act occurring prior to the completion of the merger. It also provides that prior to the completion of the merger, School Specialty will obtain a six-year “run-off” insurance policy that will provide coverage similar to its current directors and officers insurance policy for its current or former directors and officers for events occurring prior to the completion of the merger. See “Terms of the Merger Agreement—Indemnification and Insurance of School Specialty Directors and Officers.”

Compensation of Special Committee

Since March 14, 2005, each member of the special committee received a fee in the amount of $1,000 per meeting or for any day (other than a day on which a meeting of the special committee was held) on which he or she devoted a meaningful portion of his or her day to the affairs of the special committee as consideration for his or her service on the special committee. Receipt of this compensation was not contingent on the special committee’s approval of the merger agreement. Each member’s out-of-pocket expenses were also reimbursed.

Federal Regulatory Matters

The HSR Act, and the rules and regulations promulgated thereunder require that LBW Holdings, or its ultimate parent entity or entities, and School Specialty file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on June 24, 2005. On July 1, 2005, School Specialty received notification from the Federal Trade Commission that it has granted early termination of the waiting period with respect to the merger.

At any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Also, the Canadian Competition Act, and the rules and regulations promulgated thereunder, require that LBW Holdings and School Specialty file notification with respect to the merger and related transactions with the Canadian Competition Bureau. The parties thereafter are required to observe a waiting period before completing the merger. The parties intend to file the required notification with the Canadian Competition Bureau as soon as is reasonably practicable. At any time before or after the completion of the merger, the Canadian Competition Bureau could take such action under the Canadian Competition Act as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of School Specialty common stock whose shares of School Specialty common stock are converted into the right to receive cash in the merger, as well as the material U.S. federal income tax consequences in the merger to School Specialty, LBW Acquisition and the management participants who hold (actually or constructively) an equity interest in the surviving corporation following the merger. Non-U.S. holders of School Specialty common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, applicable proposed and current regulations promulgated under the Code, administrative rulings and practice and judicial authority. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.

For purposes of this summary, the term “holder” means a beneficial owners of School Specialty common stock that is:

(a)	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

(b)	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

(c)	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

(d)	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding School Specialty common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of School Specialty common stock should consult their own tax advisors.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of School Specialty common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of School Specialty common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, mutual funds, holders that are properly classified as “partnerships” or other pass-through entities under the Code, dealers in securities or foreign currencies, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of School Specialty common stock as “capital assets” within the meaning of Section 1221 (generally, property held for investment) of the Code. This summary does not address the U.S. federal income tax consequences to any holder of School Specialty common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of School Specialty common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be a taxable transaction to holders of School Specialty common stock for U.S. federal income tax purposes. A holder of School Specialty common stock receiving cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for such common stock and the holder’s adjusted tax basis in the School Specialty common stock surrendered. Any such gain or loss generally will be capital gain or loss if the School Specialty common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the School Specialty common stock for more than one year as of the effective time of the merger. If the holder has held the School Specialty common stock for one year or less as of the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to certain limitations under the Code. Certain holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Backup Withholding

Under the Code, a holder of School Specialty common stock may be subject to information reporting on the cash received in the merger unless an exemption applies. Also, under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent designated pursuant to the terms of the merger agreement will be required to withhold, and will withhold, 28% of all cash payments to which a holder of School Specialty common stock is entitled pursuant to the merger agreement unless the holder provides proof of an applicable exemption, or a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of School Specialty common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption otherwise applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of School Specialty common stock (see “Terms of the Merger Agreement—Payment for School Specialty Common Stock in the Merger” beginning on page 55). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

School Specialty, LBW Acquisition and Management Participants

Under general U.S. federal income tax principles, the merger should not be a taxable event in which gain is recognized to School Specialty, LBW Acquisition or the surviving corporation for U.S. federal income tax purposes.

As described above in “Special Factors—Interests of School Specialty Directors and Executive Officers in the Merger,” the management participants may acquire equity interests in LBW Holdings as agreed by the individual executive officers and LBW Holdings, by not exercising existing School Specialty stock options, which will be converted into options for stock in LBW Holdings and its wholly-owned subsidiaries and by waiving potential severance benefits under employment agreements in exchange for equity-based interests in LBW Holdings and its wholly owned subsidiaries. Management participants who exercise their existing School Specialty stock options and receive cash for those shares in the merger, or who exchange their existing School Specialty stock options for cash in the merger, will have income taxable currently at ordinary income rates. It is expected that management participants who elect to have their existing School Specialty stock options converted into options for stock in LBW Holdings and its wholly-owned subsidiaries and/or waive potential severance benefits in exchange for equity-based interests in LBW Holdings and its wholly-owned subsidiaries will not have currently taxable income by reason of the conversion or exchange but will have income taxable at ordinary income rates upon a later exercise or disposition of the options or a later payment with respect to the equity-based interests. Since the U.S. federal tax treatment will be particular to each management participant, they are urged to discuss their treatment with their own tax advisors.

Shareholder Litigation

Following the School Specialty’s announcement on May 31, 2005 that it had signed a definitive merger agreement to be acquired by an affiliate of Bain Capital, School Specialty was named as a defendant in three putative shareholder class actions filed in the Circuit Court for Outagamie County, Wisconsin: (i) Neal Auman v. School Specialty, Inc., et al., Case No. 05-CV-765; (ii) Adams Family Trust v. School Specialty, Inc., et al., Case No. 05-CV-771; and (iii) Alaska Hotel & Restaurant Employees Pension Trust Fund v. School Specialty, Inc., et al., Case No. 05-CV-797.

The complaint in each action purports to have been filed by a shareholder of School Specialty who seeks to maintain the suit as a class action on behalf of all holders of School Specialty common stock, excluding those related to or affiliated with any of the defendants. In addition to School Specialty, each of its directors and Bain Capital are named in the complaints as defendants, except that Bain Capital is not named as a defendant in the Alaska Hotel & Restaurant Employees Pension Trust Fund case. The initial complaints asserted claims arising out of School Specialty’s May 31, 2005 announcement and allege that School Specialty and its directors breached fiduciary duties to School Specialty’s shareholders by negotiating and agreeing to the transaction with Bain Capital at a price that the plaintiffs claimed to be inadequate. On July 13, 2005, the Adams Family Trust plaintiff filed an amended complaint adding allegations contending that School Specialty’s preliminary proxy statement failed to disclose sufficient information to enable the shareholders to make an informed decision regarding the merger. Among all three actions the plaintiffs seek, among other things, to enjoin or to rescind the transaction with Bain Capital, other injunctive relief and/or damages and other monetary relief.

School Specialty does not believe that the actions are meritorious and intends to vigorously contest them.

No Dissenters’ Rights

Under Wisconsin law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system. Consequently, because shares of School Specialty’s common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

Financial Projections

Although School Specialty does not publicly provide financial projections or guidance regarding the future performance of School Specialty as to future sales, earnings or other results beyond one year, during the course of discussions with the special committee, the management of School Specialty discussed its views on the financial projections and the future financial performance of School Specialty with Morgan Stanley and the special committee. The tables below are summaries of the projections used by Morgan Stanley and included in discussion materials provided to the special committee. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that was significant to and relied upon by Morgan Stanley in rendering its opinion. These projections were not provided to Bain Capital on or prior to May 31, 2005, the date of the merger agreement.

The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither School Specialty’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond School Specialty’s control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of School Specialty, our board of directors, the special committee or Morgan Stanley assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, there is no intention to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Because the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement.

You should also be aware that School Specialty’s revenues for fiscal 2005 were $1.003 billion and fiscal 2005 EBITDA was $105.7 million. On June 7, 2005, School Specialty announced that it projected organic revenue growth of four to seven percent for fiscal 2006, with projected revenues of $1.04 to $1.07 billion, and fiscal 2006 diluted earnings per share to be in the range of $2.35 to $2.60.

The following tables are summaries of the projections used by Morgan Stanley and included in discussion materials provided to the special committee in connection with its meetings on April 14, 2005 and May 25, 2005 upon which several of the analyses described under the heading entitled “Special Factors—Opinion of Morgan Stanley & Co. Incorporated” are based. The summaries for each of the cases were derived from more detailed projected revenue and EBITDA summaries, projected acquisitions income statements, projected consolidated income statements, projected consolidated cash flow statements, projected consolidated non-cash working capital schedules, and projected consolidated balance sheets. The projections were based on assumptions as of that time developed in discussions with management and reflect management’s guidance. Morgan Stanley discussed certain adjustments and extensions to these cases and received guidance from senior management of School Specialty with respect to such adjustments and extensions in the development of the cases. For purposes of its analyses, Morgan Stanley assumed all of the cases were achievable; however, Morgan Stanley was instructed to rely on the Most Likely Case as the best then available estimates and judgments of School Specialty as to its future financial performance.

(dollar amounts in millions)	Fiscal Year Ending April,
	2005E	2006E	2007E	2008E	2009E
Most Likely Case (1)
Revenue	$1,010	$1,085	$1,189	$1,299	$1,414
EBITDA (2)	118	129	143	160	176
Stretch Case with Acquisitions (3)
Revenue	1,010	1,125	1,306	1,502	1,655
EBITDA (2)	118	135	165	196	226
Stretch Case—Organic (4)
Revenue	1,010	1,075	1,151	1,234	1,277
EBITDA (2)	118	130	144	155	162
Alternative Case with Acquisitions (5)
Revenue	1,009	1,100	1,244	1,393	1,549
EBITDA (2)	118	129	146	165	185
Alternative Case—Organic (6)
Revenue	1,009	1,050	1,092	1,135	1,181
EBITDA (2)	118	123	127	133	138

(1)	Assumed organic revenue growth (exceeding School Specialty’s recent historical growth rates), steady margin improvement that slowed over time, and a lower level of acquisition activity than the Stretch Cases.
(2)	EBITDA includes amortization expense of development costs, and excludes the impact of the discount charges and losses on accounts receivable securitization, premium paid and fees for convertible debt redemption, as well as restructuring and other non-recurring charges. School Specialty notes that subsequent to the completion of Morgan Stanley’s analysis and the special committee’s deliberations, School Specialty has changed its presentation of EBITDA to exclude the amortization of development costs and include the impact of the discount charges and losses on accounts receivable securitization and premium paid and fees for convertible debt redemption.
(3)	Assumed strong organic revenue growth, meaningful margin improvement, and readily available acquisition targets.

(4)	Assumed strong organic growth and meaningful margin improvement.
(5)	Assumed slower-growth environment, flat margins, and acquisition targets that are less readily available than in the Most Likely Case.
(6)	Assumed slower-growth environment and flat margins.

	Fiscal Year Ending April,
Projected Growth and Margins Assumptions	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	Compound Annual Growth Rate
Most Likely Case
Revenue Growth	11.3%	7.5%	9.6%	9.2%	8.8%	8.5%	5.6%	5.5%	4.5%	4.4%	4.3%	6.8%
EBITDA Margin	11.7	11.9	12.1	12.3	12.5	12.7	12.8	12.9	13.0	13.1	13.2
Stretch Case with Acquisitions
Revenue Growth	11.3	11.4	16.1	15.0	10.2	9.5	12.2	10.5	9.2	5.5	5.4	10.5
EBITDA Margin	11.7	12.0	12.6	13.1	13.6	14.0	14.2	14.3	14.4	14.5	14.6
Stretch Case—Organic
Revenue Growth	11.3	6.4	7.1	7.2	3.5	3.5	6.2	6.2	5.3	3.5	3.5	5.2
EBITDA Margin	11.7	12.1	12.5	12.6	12.7	12.8	12.8	12.8	12.8	12.8	12.8
Alternative Case with Acquisitions
Revenue Growth	11.3	9.0	13.1	12.0	11.2	10.5	9.8	8.0	7.7	6.3	6.2	9.3
EBITDA Margin	11.7	11.8	11.8	11.8	11.9	12.0	12.0	12.1	12.2	12.2	12.2
Alternative Case—Organic
Revenue Growth	11.3	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0
EBITDA Margin	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7

The following tables are summaries of the preliminary projections used by Morgan Stanley and included in discussion materials provided to the special committee in connection with its meeting on April 11, 2005. Following extensive discussions with management after the initial presentation of the preliminary projections to the special committee and due to the nature of the assumptions on which the Extended Management Cases were based, it was determined that the Extended Management Cases were more appropriately characterized as “stretch” cases and the “most likely” case reflected discussions with management and its guidance.

(dollar amounts in millions)	Fiscal Year Ending April,
	2005E	2006E	2007E	2008E	2009E
Extended Management Case with Acquisitions
Revenue	$1,010	$1,125	$1,306	$1,502	$1,715
EBITDA (1)	118	135	164	197	233
Extended Management Case—Organic
Revenue	1,010	1,075	1,151	1,234	1,323
EBITDA (1)	118	130	144	159	176
Alternative Management Case with Acquisitions
Revenue	1,009	1,100	1,244	1,393	1,549
EBITDA (1)	118	129	146	165	185
Alternative Management Case—Organic
Revenue	1,009	1,050	1,092	1,135	1,181
EBITDA (1)	118	123	127	133	138

(1)

EBITDA includes amortization expense of development costs, and excludes the impact of the discount charges and losses on accounts receivable securitization, premium paid and fees for convertible debt redemption, as well as restructuring and other non-recurring charges. School Specialty notes that subsequent to the completion of Morgan Stanley’s analysis and the special committee’s deliberations, School Specialty has changed its presentation of EBITDA to exclude the amortization of development costs and include the impact of the discount charges and losses on accounts receivable securitization and premium paid and fees for convertible debt redemption.

	Fiscal Year Ending April,
Projected Growth and Margins Assumptions	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Extended Management Case with Acquisitions
Revenue Growth	11.3%	11.4%	16.1%	15.0%	14.2%	13.5%	11.9%	10.3%	9.0%	7.5%	7.0%
EBITDA Margin	11.7	12.0	12.6	13.1	13.6	14.0	14.2	14.3	14.4	14.5	14.6
Extended Management Case—Organic
Revenue Growth	11.3	6.4	7.1	7.2	7.2	7.2	6.3	6.3	5.3	5.4	4.8
EBITDA Margin	11.7	12.1	12.5	12.9	13.3	13.7	13.8	13.9	14.0	14.31	14.3
Alternative Case with Acquisitions
Revenue Growth	11.3	9.0	13.1	12.0	11.2	10.5	9.8	8.0	7.7	6.3	6.2
EBITDA Margin	11.7	11.8	11.8	11.8	11.9	12.0	12.0	12.1	12.2	12.2	12.2
Alternative Case—Organic
Revenue Growth	11.3	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0
EBITDA Margin	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7	11.7

Acquisitions

Between May 2000 and June 2005, School Specialty completed 13 acquisitions. School Specialty continues to evaluate opportunities to make acquisitions that will enable it expand its geographic presence and product offering and frequently conducts due diligence activities in connection with possible transactions. As a result, School Specialty may engage in discussions, and in some cases, negotiations with prospective targets and may make future acquisitions for cash or other consideration, subject to the terms of the merger agreement. Generally, it is School Specialty’s policy not to comment on such discussions or possible acquisitions until a definitive agreement has been signed. School Specialty’s strategy for growth includes strengthening its specialty brand portfolio and entering supplemental learning categories in which it does not compete.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties School Specialty, LBW Holdings and LBW Acquisition made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General: The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware and the Wisconsin Business Corporation Law, LBW Acquisition will merge with and into School Specialty and the separate corporate existence of LBW Acquisition will end. School Specialty will be the surviving corporation in the merger and will continue to be a Wisconsin corporation after the merger, wholly-owned by LBW Holdings. The articles of incorporation of School Specialty, as the surviving corporation in the merger, will be amended and restated in their entirety at the effective time of the merger to read as set forth in the merger agreement and the bylaws of School Specialty, as the surviving corporation in the merger, will be amended and restated in their entirety at the effective time of the merger to read as the bylaws of LBW Acquisition, except that the name of the surviving corporation will be School Specialty, Inc.

The directors and officers of LBW Acquisition immediately prior to the effective time of the merger will be the initial directors and officers of School Specialty, as the surviving corporation in the merger, until the earlier of their resignation, death or removal or until their respective successors are duly elected or appointed and qualified.

When the Merger Becomes Effective

School Specialty and LBW Acquisition will file articles of merger with the Department of Financial Institutions of the State of Wisconsin and a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger, which will be the day following the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), or such later date that is not less than 30 days (or such shorter period as LBW Holdings may determine) after School Specialty has delivered to LBW Holdings its audited financial statements for the fiscal year ended April 30, 2005 and the SAS 100 review by independent registered public accounting firm of its financial statements for the fiscal quarter ended July 30, 2005, unless School Specialty and LBW Holdings agree to another date in writing. The merger will become effective on the date when the articles of merger are filed with the Department of Financial Institutions of the State of Wisconsin and a certificate of merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as School Specialty and LBW Holdings agree upon and specify in the articles of merger and a certificate of merger.

If shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable after delivery of financial statements as described above. The parties to the merger agreement expect to complete the merger during School Specialty’s second fiscal quarter of 2006. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger:

•	each share of School Specialty common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of School Specialty common stock owned by School Specialty as treasury shares, the shares of School Specialty common stock owned by LBW Holdings or LBW Acquisition and any shares of School Specialty common stock owned by a direct or indirect subsidiary of School Specialty or LBW Acquisition) will be canceled and converted automatically into the right to receive $49.00 in cash, without interest, payable upon surrender of the certificate that formerly evidenced such shares;

•	each share of School Specialty common stock owned by School Specialty as a treasury share will be canceled and no payment or distribution will be paid in exchange for it;

•	each share of School Specialty common stock owned by LBW Holdings or LBW Acquisition will be canceled and no payment or distribution will be paid in exchange for it;

•	each share of School Specialty common stock owned by a direct or indirect subsidiary of School Specialty or LBW Acquisition will be canceled and no payment or distribution will be paid in exchange for it; and

•	each share of LBW Acquisition common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of School Specialty, as the surviving corporation in the merger, and each certificate evidencing ownership of LBW Acquisition shares will evidence ownership of such share of School Specialty, as the surviving corporation in the merger.

Each option granted to any current employee, consultant, advisor, independent contractor, officer or director of School Specialty to acquire School Specialty common stock, which is outstanding immediately prior to the effective time of the merger, will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At that time, any option not exercised (other than certain options held by certain executive officers and other members of senior management that may be converted into options for equity securities of LBW Holdings and its wholly-owned subsidiaries, as described below) will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment taxes required to be withheld) equal to the product of:

•	the total number of shares of School Specialty common stock subject to the option; and

•	the excess, if any, of $49.00 over the exercise price per share of the option.

Prior to the effective time of the merger, LBW Holdings and certain employees may agree that certain unexercised options to purchase common stock of School Specialty, including options held by some of our executive officers, will be exchanged for options covering equity securities of LBW Holdings and/or its wholly-owned subsidiaries that will have terms and conditions as such employee and LBW Holdings agree. After the effective time of the merger, the School Specialty options will no longer be exercisable and LBW Holdings options will become exercisable in accordance with their terms.

Payment for School Specialty Common Stock in the Merger

At the effective time of the merger, LBW Holdings will deposit or will cause School Specialty, as the surviving corporation in the merger, to deposit with a bank or trust company reasonably acceptable to School Specialty, as paying agent, for the benefit of the holders of School Specialty common stock, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. Pending the exchange procedures, as described below, the paying agent will invest the cash so deposited as directed by LBW Holdings, and any net profit resulting from, or interest or income produced by, such investments will be payable to School

Specialty, as the surviving corporation in the merger. After the effective time of the merger, there will be no further transfers in the records of School Specialty of certificates representing School Specialty common stock and, if any certificates are presented to School Specialty for transfer, they will be canceled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of School Specialty.

As promptly as practicable after the effective time of the merger, the paying agent will mail to each record holder of School Specialty common stock a letter of transmittal and instructions for use in effecting the surrender of their School Specialty common stock certificates in exchange for $49.00 per share in cash, without interest. You should not send in your School Specialty common stock certificates until you receive the letter of transmittal. If you have lost a certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by School Specialty, as the surviving corporation in the merger, post a bond in a reasonable amount as School Specialty directs as indemnity against any claim that may be made against School Specialty with respect to such certificate before the paying agent makes the payment in connection with such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. School Specialty, LBW Holdings or the paying agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.

If payment is to be made to a person other than the person in whose name the School Specialty common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish, to the reasonable satisfaction of LBW Holdings, that such tax has been paid or is not applicable.

Any portion of the payment fund held by the paying agent that remains undistributed to our shareholders for nine months after the effective time of the merger will be delivered to School Specialty, as the surviving corporation in the merger, and any shareholders who have not properly surrendered their stock certificates will thereafter look only to School Specialty, as the surviving corporation in the merger, for payment of the merger consideration in the amount due to them under the merger agreement. Any portion of the payment fund remaining unclaimed by shareholders as of a date immediately preceding the time such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become property of School Specialty, as the surviving corporation in the merger, free and clear of any claims or interest of any person previously entitled to it. None of School Specialty, the paying agent, LBW Holdings or LBW Acquisition will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Representations and Warranties

School Specialty has made certain customary representations and warranties in the merger agreement to LBW Holdings and LBW Acquisition, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	board approvals;

•	required shareholder vote;

•	capitalization and title to shares of its common stock, including options to acquire its common stock;

•	subsidiaries;

•	no conflicts and required filings and consents;

•	compliance with laws, including internal control over financial reporting and disclosure controls and procedures;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	financial statements;

•	outstanding indebtedness, including its convertible subordinated notes;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	actions and proceedings;

•	employee benefit plans;

•	tax matters;

•	employee relations;

•	real estate and other assets, including title to and leasehold interests in, or right to use, such assets;

•	intellectual property;

•	environmental and safety matters;

•	material contracts;

•	commercial relationships;

•	insurance;

•	banking facilities;

•	the opinion of the special committee’s financial advisor;

•	finders’ and other fees; and

•	interested party transactions.

Certain aspects of the representations and warranties and warranties of School Specialty are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on School Specialty means any effect or change that (i) materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities or results of operations of School Specialty and its subsidiaries, taken as a whole or (ii) prevents or delays the consummation of the merger. Notwithstanding the foregoing, to the extent any effect, change, event, or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on School Specialty:

•	changes in general economic or financial market conditions; or

•	any failure, in and of itself (as opposed to the facts underlying such failure), to meet analyst financial forecasts or to meet internal financial forecasts of School Specialty delivered to LBW Holdings on May 17, 2005, unless, in the case of the first bullet point above, such circumstance, change or effect has had a disproportionate impact on School Specialty and its subsidiaries taken as a whole relative to other industry participants.

Each of LBW Holdings and LBW Acquisition has made certain representations and warranties in the merger agreement to School Specialty, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	no conflicts and required filings and consents;

•	absence of litigation;

•	LBW Holdings’ and LBW Acquisition’s operations;

•	ownership of School Specialty’s common stock;

•	financing commitments; and

•	brokers, including finders’ and other fees.

Certain aspects of the representations and warranties of LBW Holdings and LBW Acquisition are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on LBW Holdings and LBW Acquisition means any effect, change, event or circumstance that is reasonably likely to prevent or materially delay consummation of the merger agreement.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to School Specialty’s Interim Operations

School Specialty has agreed that until the completion of the merger, School Specialty and its subsidiaries will carry on their businesses in the ordinary course consistent with past practices and will use their commercially reasonable efforts to preserve their present business; to preserve and protect their intellectual property rights; to continue the same casualty, public liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the time of the execution of the merger agreement; to preserve its goodwill and business; to develop, commercialize and pursue any regulatory approvals for their products and advertise, promote and market their products; to preserve intact and keep available the services of their present employees; to keep their properties substantially intact; to maintain all physical properties in such operating condition as will permit the conduct of their businesses on a basis consistent with past practices; and to perform and comply in all material respects with the terms of their material contracts. School Specialty has also agreed to consult with LBW Holdings prior to taking or entering into any strategically important actions or transactions and to take all reasonable actions necessary with respect to School Specialty stock options to effectuate the terms of the merger agreement.

In addition, School Specialty has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of LBW Holdings:

•	authorize or commit to any capital expenditure or acquire any property or asset in excess of $350,000 individually and $1,000,000 in the aggregate, except in accordance with the current fiscal year budget plan previously delivered by School Specialty to LBW Holdings;

•	declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends paid by wholly-owned subsidiaries of School Specialty to School Specialty or to other wholly-owned subsidiaries of School Specialty;

•	split, combine, subdivide or reclassify its capital stock;

•	authorize the issuance of or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock, other equity interests or other securities of School Specialty or its subsidiaries;

•	issue, pledge, dispose of, grant, encumber or sell, or authorize such actions with respect to, any shares of its or its subsidiaries’ capital stock or any of their options, warrants, convertible securities or other rights to acquire such capital stock, rights or other ownership interest in School Specialty or its subsidiaries, other than (a) issuances of common stock of School Specialty common stock upon the exercise of stock options outstanding on the date of the merger agreement, and (b) issuances upon the conversion of School Specialty’s convertible subordinated notes in accordance with the terms of the indenture governing such notes;

•	make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of School Specialty stock options outstanding on the date of the merger agreement) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than in the case of options, acceleration in accordance with the terms of such options in effect as of the date of the merger agreement in connection with the transactions contemplated by the merger agreement;

•	sell, pledge, dispose of, grant or encumber, or authorize such actions with respect to, any material assets of School Specialty or any of its subsidiaries, other than dispositions of inventory in the ordinary course of business and in a manner consistent with past practices and other than in connection with encumbrances under certain current credit facility and securitization agreements;

•	amend or otherwise change its articles of incorporation or bylaws or elect or appoint any new directors or officers;

•	acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination, or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, other business organization or any division thereof;

•	repurchase, repay, cancel or incur any indebtedness (other than bonds and other similar instruments supporting performance obligations incurred in the ordinary course of business, consistent with past practice), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except under and in compliance with School Specialty’s debt obligations under the agreements listed in the merger agreement in the ordinary course of business, consistent with past practice;

•	enter into any new line of business;

•	make investments in persons other than wholly-owned subsidiaries;

•	enter into, amend, modify, waive, cancel or consent to the termination of, any material contract, or any contract that would be a material contract if in effect on the date of the merger agreement, or any rights thereunder, other than in the ordinary course of business consistent with past practice and on terms not materially adverse to School Specialty and its subsidiaries;

•	sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its material intellectual property rights, or fail to take any action, pay any fees or make any filing reasonably necessary to maintain any of its material intellectual property;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of School Specialty or any of its subsidiaries;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which School Specialty or any of its subsidiaries is a party and which relates to a business combination involving School Specialty or any of its subsidiaries, except with respect to limited waivers of standstills, as specifically contemplated by the merger agreement;

•	except as set forth in merger agreement, (a) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation of employees who are not directors or officers in the ordinary course of business and in a manner consistent with past practice; (b) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control, severance or other agreement with, any current or former director, officer or other employee of School Specialty or any of its subsidiaries; (c) establish, adopt, enter into, terminate or amend any collective bargaining arrangement or employee plan (as defined in the merger agreement) or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee plan if it were in existence as of the date of the merger agreement for the benefit of any director, officer or employee except as required by any applicable law; or (d) grant any equity or equity-based awards;

•	make any change (or file any such change) in any method of tax accounting or make, change or rescind any material tax election, settle or compromise any material tax liability, file any material amended tax return (except as required by any applicable law), enter any closing agreement relating to taxes, or waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business, consistent with past practice);

•	except as disclosed in its SEC reports filed prior to the date of the merger agreement or as required by a governmental authority (including the Financial Accounting Standards Board or any similar organization (“FASB”)), make any change to its methods of accounting in effect at April 24, 2004, except as required by changes in GAAP or Regulation S-X of the Exchange Act (as required by School Specialty’s independent public accountants) or as may be required by a change in applicable law;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, for School Specialty and its subsidiaries, taken as a whole, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

•	pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not a governmental authority type of action, claim, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

•	pay, discharge, waive, release, assign, settle or compromise any pending or threatened governmental authority type of action, claim, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (i) in respect of any matter requiring payment by School Specialty or any of its subsidiaries in excess of $200,000 individually or $500,000 in the aggregate or entailing any admission of liability by School Specialty or any of its subsidiaries or any material non-monetary relief against School Specialty or any of its subsidiaries, or (ii) that is brought by any current, former or purported holder of any securities of School Specialty or any of its subsidiaries in its capacity as such;

•	amend, modify or waive any of its existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by the merger agreement; or

•

announce an intention, enter into any formal or informal agreement or otherwise make a commitment to take any of the foregoing actions or take any action to cause its representations and warranties under the merger agreement to be untrue, that would reasonably be likely to prevent or materially impede or delay the consummation of the merger or other transactions contemplated by the merger agreement, or that would have, or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on its business, operations, condition, assets, liabilities, results of operations or would result in any of the conditions to the merger not being satisfied.

No Solicitation of Competing Proposals

The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, neither School Specialty nor any of its subsidiaries will, whether directly or indirectly through its officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including Morgan Stanley), financing sources, agents and other representatives, do any of the following, or authorize or permit any of the following:

•	solicit, initiate, propose, encourage or take any action to facilitate any inquiries or the making or submission of any proposal that constitutes an “acquisition proposal” (as defined below);

•	initiate or participate in any discussions or negotiations regarding, or disclose or provide any information in connection with, or which would be reasonably expected to result in, any acquisition proposal; or

•	take any action to exempt any person from WBCL restrictions regarding business combinations, or otherwise cause such restrictions not to apply.

However, School Specialty or its board of directors (or any committee thereof) may, prior to September 13, 2005, take any of the actions described in the second bullet point of the prior paragraph if:

•	School Specialty has received an unsolicited bona fide written acquisition proposal from a third party that did not result from a breach of School Specialty’s obligations under the prior paragraph;

•	the special committee (i) has determined in good faith, prior to taking any such action relating to the acquisition proposal and after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes or could reasonably be expected to result in a “superior proposal” (as defined below) and (ii) is required to do so in order to comply with its fiduciary duties to its shareholders under applicable law; and

•	the special committee has received from such third party an executed confidentiality agreement with terms substantially similar to and no less favorable to School Specialty than those contained in the confidentiality agreement executed by Bain Capital on December 8, 2004.

The merger agreement further provides that School Specialty will, and will cause its subsidiaries and its and the subsidiaries’ officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including Morgan Stanley and its affiliates), financing sources, agents and other representatives to, immediately cease and cause to be terminated any ongoing discussions or negotiations with any persons conducted before the date of the merger agreement with respect to, or that could reasonably be expected to lead to, an acquisition proposal and will notify any such affiliates and representatives of these obligations under the merger agreement. Also, the merger agreement requires School Specialty to request any person with whom it or any of its subsidiaries has had any discussions regarding a potential acquisition proposal during the twelve months prior to the date of the merger agreement or has executed a confidentiality agreement in connection with a potential acquisition proposal during the twelve months prior to the date of the merger agreement, to return or destroy all confidential information furnished to such person before the date of the merger agreement. School Specialty must also use commercially reasonable efforts to cause any such destruction to be certified in writing by an executive officer of such person.

Under the merger agreement, School Specialty must notify LBW Holdings promptly, and in any event within 24 hours, orally and as soon as practicable thereafter in writing of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal, the terms and conditions of such acquisition proposal, request or inquiry and the identity of the person or entity making such acquisition proposal, request or inquiry. School Specialty is required to inform LBW Holdings of the status of any discussions or negotiations regarding, or relating to, any such acquisition proposal with a third party, including any modifications to such inquiries, proposals or offers, and is not permitted to enter into any confidentiality agreement which would prohibit it from providing such information to LBW Holdings. School Specialty is required to provide promptly, and in any event within 24 hours, to LBW Holdings, copies of all written inquiries, proposals or offers, requests for information, or requests for discussions or negotiations from any person and all written due diligence materials subsequently provided by School Specialty or any of its subsidiaries in connection with the acquisition proposal, request or inquiry that LBW Holdings was not previously provided.

Furthermore, neither School Specialty nor any of its subsidiaries may terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which it or any of its officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including Morgan Stanley and its affiliates), financing sources, agents and other representatives is a party and must enforce the provisions of such agreements. However, if so requested by a third party desiring to submit an acquisition proposal, School Specialty may waive any existing standstill provisions (i) if the special committee determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the School Specialty shareholders under applicable law and (ii) solely to the extent necessary and for the limited purpose of permitting such person to submit an unsolicited bona fide acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any proposal or offer (including any proposal from or to the School Specialty shareholders) from any person or group other than LBW Holdings relating to:

•	any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of transactions, of (i) 20% or more of the fair market value of the assets (including rights and capital stock of School Specialty’s subsidiaries) of School Specialty and any of its subsidiaries, taken as a whole (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise) or (ii) 20% or more of any class of equity securities of School Specialty or 20% or more of the aggregate outstanding voting securities of School Specialty;

•	any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of any class of equity securities of School Specialty or any of its subsidiaries or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in connection with any such tender offer or exchange offer; or

•	any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving School Specialty or any of its subsidiaries.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal not solicited or initiated in violation of the merger agreement:

•	which relates to at least 80% of the outstanding shares of common stock of School Specialty or all or substantially all of the assets of School Specialty and its subsidiaries taken as a whole;

•	which is on terms that School Specialty’s board of directors determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to School Specialty’s shareholders (in their capacities as shareholders) from a financial point of view than the merger agreement with LBW Holdings and LBW Acquisition (taking into account any alterations to the merger agreement with LBW Holdings and LBW Acquisition agreed to in writing by LBW Holdings in response thereto); and

•	which School Specialty’s board of directors determines in its good faith judgment after consultation with its outside counsel and a financial advisor of nationally recognized reputation is reasonably capable of being consummated by December 31, 2005, taking into account all legal and regulatory aspects of the proposal.

Special Meeting of School Specialty Shareholders; Recommendation of Our Board of Directors

The merger agreement provides that School Specialty will duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as reasonably practicable for the purpose of voting upon the adoption of the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors must recommend approval of the merger agreement by School Specialty’s shareholders, including in this proxy statement. The merger agreement prohibits our board of directors (or any committee thereof) from:

•	withdrawing, modifying or changing, or proposing publicly to withdraw, modify or change, such recommendation in each case in a manner adverse to LBW Holdings;

•	approving, adopting or recommending, or proposing publicly to approve, adopt or recommend, any alternative transaction; or

•	approving, recommending or allowing School Specialty to enter into, or proposing publicly to take such actions with respect to, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or other similar agreement relating to any alternative transaction, other than an acceptable confidentiality agreement.

If prior to the special meeting of shareholders, a public announcement with respect to an alternative transaction is made, LBW Holdings may, subject to compliance with applicable laws, request that our board of directors publicly reaffirm its recommendation relating to the merger agreement and/or announce that it is not recommending to the School Specialty shareholders to accept the alternative transaction within five days following such request, unless the board withdraws, modifies or changes its recommendation of the merger agreement in a manner provided for in the merger agreement, as described below.

However, our board of directors may withdraw, modify or change its recommendation before September 13, 2005 if it has determined in good faith, after consultation with its outside legal counsel, that it would be consistent with its fiduciary duties to its shareholders under applicable law to do so, regardless of the existence of an alternative transaction proposal at such time. The board of directors may not effect this change in recommendation unless School Specialty has provided a written notice to LBW Holdings at least three business days prior to such change.

Further, the merger agreement provides that our board of directors may withdraw, modify or change its recommendation before September 13, 2005 in response to the receipt of an unsolicited bona fide written alternative transaction proposal if it:

•	determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such alternative transaction proposal is a superior proposal in accordance with the terms of the merger agreement;

•	determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the School Specialty shareholders under applicable law; and

•	is not otherwise in violation under the merger agreement.

The board of directors may not change its recommendation, however, unless School Specialty has (i) provided a timely notice to LBW Holdings advising it of a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (any amendment to the financial terms or any other material term of such superior proposal would require a new notice and a new three business day period); (ii) negotiated during the three business day period following LBW Holdings’ receipt of the notice in good faith with LBW Holdings (if LBW Holdings wishes to negotiate) to enable it to make a counter-offer so the superior proposal is no longer a superior proposal and (iii) terminated the merger agreement pursuant to an applicable section thereunder, subject to payment of applicable fees and expenses.

Even if our board of directors withdraws, modifies or changes its recommendation of the merger as described above, or publicly proposes to do so, we are still required to submit the merger agreement to School Specialty’s shareholders for their consideration at the special meeting, unless the merger agreement is otherwise terminated. See “—Termination of the Merger Agreement” for a description of each party’s ability to terminate the merger agreement.

Nothing in the merger agreement will prohibit School Specialty from taking and disclosing to School Specialty’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act. However, neither School Specialty nor its board of directors (nor any committee thereof) may recommend that the shareholders of School Specialty tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any alternative transaction proposal) or withdraw or modify the board of directors’ recommendation relating to the merger agreement in a manner inconsistent with the requirements of the merger agreement, or otherwise take, agree or resolve to take, any prohibited actions relating to the board of directors’ change in recommendation under the merger agreement.

Financing Covenants

The merger agreement provides that LBW Holdings (i) will use commercially reasonable efforts to obtain the financing set forth in the debt commitment letter from the lenders, or, in the event such financing is unavailable, substitute debt financing and (ii) will draw down on the bridge loan facilities and the senior secured portion of the debt financing provided for in the debt commitment letter as necessary, and if available, to enable the debt financing to be funded on or prior to October 31, 2005, with only such changes as the lenders may require without LBW Holdings’ consent. However, LBW Holdings is not obligated to:

•	waive any condition to its obligation to close under the merger agreement;

•	provide any consent to any changes to the debt financing set forth in the debt commitment letter;

•	accept any substitute financing on terms (taken in the aggregate) less favorable to LBW Holdings than the debt financing would have been pursuant to the terms and conditions of the debt commitment letter;

•	draw down on the bridge loan facilities provided for in the debt commitment letter or otherwise close under the debt financing set forth in the debt commitment letter before October 31, 2005;

•	issue notes in a private placement; or

•	draw down on the bridge loan facilities provided for in the debt commitment letter, or otherwise close under the debt financing set forth in the debt commitment letter, if, (i) on any three days on or between September 15, 2005 and October 31, 2005, the Citigroup High Yield Market Index spread to worst is above 430 bps, or (ii) on any three days on or between September 15, 2005 and October 31, 2005, 1-year LIBOR is above 4.5%, or (iii) on any three days on or between September 15, 2005 and October 31, 2005 there is in effect any moratorium on commercial banking activities by the United States or the State of New York, or (iv) since May 31, 2005, there has been the commencement (or material escalation) of war or armed hostilities (including acts of terrorism), either within or outside the United States, or a declaration of a national emergency by the United States that has caused, on any three days on or between September 15, 2005 and October 31, 2005, a material disruption of commercial credit or debt capital market conditions or market conditions for leveraged loans or high yield debt securities.

In the event any substitute financing is accepted by LBW Holdings, the provisions of the new debt commitment letter(s) must be subject to the financing covenants contained in the merger agreement. LBW Holdings must provide prompt written notice to School Specialty of the lenders’ (or any of their affiliates’) refusal or stated intent to refuse to provide any of the financing described in the debt commitment letter, and/or any other lenders’ stated intent to refuse to provide the financing contemplated by any substitute debt financing, and, in each case, the stated reasons for such refusal.

School Specialty and its subsidiaries, including their officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including Morgan Stanley and its affiliates), financing sources, agents and other representatives will provide on a timely basis, all reasonable cooperation as may be requested by LBW Holdings in connection with the arrangement of the debt financing, if such requested cooperation does not unreasonably interfere with their ongoing operations, including:

•	participation in meetings, drafting sessions and due diligence sessions;

•	furnishing LBW Holdings and its financing sources with financial and other pertinent information regarding School Specialty as may be reasonably requested by it, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in private placements under Rule 144A of the Securities Act (including without limitation, on or prior to July 7, 2005, delivery to LBW Holdings of audited financial statements for fiscal year ended April 30, 2005 and on or prior to September 2, 2005, delivery to LBW Holdings of the SAS 100 review by independent registered public accounting firm of its financial statements for the fiscal quarter ended July 30, 2005);

•	assisting LBW Holdings and its financing sources in the preparation of (i) an offering document for any of the debt financing and (ii) materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of LBW Holdings and its financing sources for any of the debt financing; and

•	providing and executing documents as may be reasonably requested by LBW Holdings, including a certificate of the chief financial officer of School Specialty or any of its subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the debt and equity financing, legal opinions, surveys and title insurance; provided, however, that none of School Specialty or any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the debt or equity financing prior to the effective time of the merger.

Except as necessary and consistent with customary practices in connection with obtaining debt and equity financing, all non-public or otherwise confidential information regarding School Specialty obtained by LBW Holdings or any of its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, agents and other representatives pursuant to the financing provisions of the merger agreement must be kept confidential in accordance with the confidentiality agreement executed by School Specialty and Bain Capital on December 8, 2004.

See the discussion under “Special Factors—Financing” for more information about the debt commitment letter as well as the equity commitment letter.

Indemnification and Insurance of School Specialty Directors and Officers

The merger agreement provides that for six years after the effective time of the merger:

•

School Specialty, as the surviving corporation in the merger, will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any employee benefit plan) of School

Specialty and any of its subsidiaries (referred to herein as the “indemnified parties”) against all costs and expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement from any claim, action, suit, proceeding or investigation arising after the date of the merger agreement (whether arising before or after the effective time of the merger) involving any act or omission taken in their capacity as an officer or director and occurring on or before the effective time of the merger, including in connection with this merger, unless any of the foregoing relates to any act or omission that has been judicially determined to involve a willful breach of the merger agreement, willful misconduct, self-dealing or fraud, and

•	all rights to indemnification or exculpation now existing in favor of each indemnified party as provided in the respective charters or by-laws of School Specialty and its subsidiaries in effect as of the date of the merger agreement will survive and remain in full force and effect with respect to actions or failures to act occurring at or prior to the effective time of the merger, to the extent provided for in such charters or by-laws.

In the event of any claim, action, suit, proceeding or investigation covered by these indemnification provisions, School Specialty, as the surviving corporation in the merger, will (i) pay the reasonable fees and expenses of counsel selected by the indemnified parties to represent them and reasonably satisfactory to School Specialty (provided an indemnified party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such indemnified party is not entitled to indemnification) and (ii) be entitled, but not obligated to, participate in the defense and settlement of any such matter. School Specialty will not be liable for any settlement agreed to or effected without its written consent (which consent may not be unreasonably withheld or delayed) upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement. Furthermore, School Specialty will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the indemnified parties) for all indemnified parties in any jurisdiction with respect to any single action, unless two or more of such indemnified parties have an actual material conflict of interest in such action.

Prior to the effective time of the merger, School Specialty will obtain a six-year “run-off” insurance policy that will provide coverage similar to the coverage provided under School Specialty’s current directors’ and officers’ insurance policy for the individuals who are directors and officers of School Specialty on the date of the merger agreement for events occurring prior to the effective time of the merger, including these merger transactions. School Specialty may not, without LBW Holdings’ prior written consent, pay more than 300% of the current annual premiums paid by School Specialty for such insurance to purchase such policy. Furthermore, prior to purchasing any such policy, School Specialty must give LBW Holdings the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers. In the event of a termination or cancellation of such “run-off” policy, School Specialty, as the surviving corporation in the merger, is required to obtain as much coverage as is possible under substantially similar policies for the remaining balance of such six-year term, up to a maximum amount of 300% of the current annual premiums paid by School Specialty for such insurance as of the date of the merger agreement.

If School Specialty, as the surviving corporation in the merger, or any of its successors or assigns or (i) consolidates with or merges into any other person where it will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, it must take proper steps, to the extent necessary, to ensure that the successors and assigns of School Specialty assume the indemnification and insurance obligations included in the merger agreement prior to taking any such actions.

Employee Matters

The merger agreement provides that for a period of not less than one year following the completion of the merger, School Specialty, as the surviving corporation in the merger, will provide all persons who are School

Specialty’s and its subsidiaries’ employees on the date of the completion of the merger, while employed by School Specialty and its subsidiaries, with employee benefits, base compensation and incentive compensation opportunities (other than equity based compensation, benefits and opportunities) that are substantially comparable in the aggregate to those provided to them as of the date of the merger agreement. Each such employee will receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of benefits with respect to any employee benefit plan established after the completion of the merger) under any employee benefit plan, program or arrangement established or maintained by School Specialty, as the surviving corporation in the merger, or its subsidiaries under which each employee may be eligible to participate after the completion of the merger to the same extent recognized by School Specialty or any of its subsidiaries under comparable plans immediately prior to the date on which the merger is completed, unless such crediting of service would have the effect of duplicating any benefit or the funding of any benefit.

Furthermore, any pre-existing condition clause in any of the welfare benefit plans, including medical, dental and disability coverage, established or maintained by School Specialty, as the surviving corporation in the merger, after the completion of the merger will be waived for persons in the employ of School Specialty at the time of the completion of the merger to the extent such waivers would have been permitted under School Specialty’s employee benefit plans prior to the completion of the merger, other than pre-existing conditions that are already in effect with respect to the School Specialty employees, to the extent permitted by applicable law.

The merger agreement does not, however, limit the power of School Specialty, as the surviving corporation in the merger, to amend or terminate any particular welfare benefit plan or any other employee benefit or pension plan, program, agreement or policy, or require it to offer to continue the employment of any employee of School Specialty or any of its subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any employee benefit plan.

Other Agreements

The merger agreement provides that:

•	until the effective time of the merger, School Specialty must exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations;

•	upon reasonable advance notice, School Specialty must:

•	at reasonable times during business hours and under reasonable circumstances so as to minimize any disruption to or impairment of the School Specialty’s business, allow LBW Holdings (including its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives) such access to the officers, employees, agents, assets, properties, business, operations, books, records, commitments and contracts of School Specialty and its subsidiaries as is reasonably necessary or appropriate in connection with its investigation of School Specialty with respect to the merger and must fully cooperate in connection therewith;

•	allow LBW Holdings (including its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives) to conduct visual inspections, take measurements, make surveys, conduct a Phase I environmental investigation of School Specialty, its subsidiaries and their properties, but not, absent the prior written approval of School Specialty, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation; and

•

furnish the representatives of LBW Holdings during the investigation period with all such information and copies of such documents concerning the affairs of School Specialty and its subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided must be subject to the terms of the confidentiality agreement executed by Bain Capital and School Specialty on December 8, 2004. However, LBW Holdings and its representatives are permitted to disclose information as necessary and consistent with customary practice in connection with obtaining the debt and equity financing in connection with the merger;

•	upon the terms and subject to the conditions of the merger agreement, School Specialty, LBW Holdings and LBW Acquisition will each use its commercially reasonable efforts to take all actions, or cause the same, and to do, or assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to bring about the accuracy of the other party’s conditions to closing in the most expeditious manner practicable, including without limitation:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authorities;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement;

•	School Specialty and its board of directors will, at the request of LBW Holdings: (i) take all action within its power reasonably requested by LBW Holdings as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and the merger, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or the merger, take all action within its power reasonably requested by LBW Holdings as necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger;

•	as soon as is reasonably practicable, School Specialty and LBW Holdings each must file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notification and report forms relating to the merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. School Specialty and LBW Holdings each will promptly (i) supply the other with any information which may be reasonably required in order to make such filings and (ii) supply any additional information which may be requested by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate;

•	as promptly as practicable after the date of the merger agreement, (i) School Specialty must prepare and file with the SEC the preliminary proxy statement, and (ii) each of School Specialty and LBW Holdings must, or must cause their respective affiliates to, prepare and file with the SEC all other filings that are required to be filed by such party in connection with the merger. With respect to this proxy statement and any other required filings:

•	each of School Specialty and LBW Holdings must furnish all information concerning itself and its affiliates that is required to be included in this proxy statement or, to the extent applicable, the other filings, or that is customarily included in proxy statements or other filings prepared in connection with mergers of the type contemplated by the merger agreement;

•	each of School Specialty and LBW Holdings must use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to this proxy statement or other filings, and School Specialty must use its reasonable best efforts to cause the definitive proxy statement to be mailed to its shareholders as promptly as reasonably practicable after the date of the merger agreement;

•	each party must promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to this proxy statement or other filings and provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to this proxy statement or other filings;

•	if at any time prior to the shareholders’ meeting, any information relating to School Specialty, LBW Holdings or any of their respective affiliates, officers or directors, is discovered which would require that this proxy statement or other filings be amended or supplemented under applicable law, the party which discovers such information must promptly notify the other party, and an appropriate amendment or supplement describing such information must be filed with the SEC and, if required by applicable law, disseminated to the School Specialty shareholders;

•	prior to filing or mailing this proxy statement or other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document must provide the other party an opportunity to review and comment on such document or response and, unless there has been a change of recommendation by the board of directors regarding the merger as permitted under the merger agreement and termination in accordance with the termination provisions of the merger agreement, must include in such document or response comments reasonably proposed by the other party; and

•	School Specialty and LBW Holdings agreed that the information supplied by them for inclusion in this proxy statement or other filings must not, at (i) the time filed with the SEC, (ii) the time this proxy statement (or any amendment thereof or supplement thereto) or other filing is first mailed to the shareholders of School Specialty, (iii) the time of the shareholders’ meeting and (iv) the effective time of the merger, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the effective time of the merger, any event or circumstance relating to LBW Holdings, School Specialty or any of its subsidiaries, or their respective officers or directors, that would require filing of an amendment or a supplement to this proxy statement or other filings is discovered by LBW Holdings or School Specialty, LBW Holdings or School Specialty, as applicable must promptly inform the other. All documents that School Specialty or LBW Holdings is responsible for filing with the SEC in connection with the merger must comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

•	LBW Holdings must vote any School Specialty shares of common stock held by it in favor of the merger;

•	School Specialty must use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the merger agreement and take all other action necessary or advisable to secure the vote or consent of its shareholders required by NASDAQ rules or other applicable law;

•	after the initial press release relating to the merger agreement, which was a joint press release, School Specialty and LBW Holdings must consult with each other before issuing any press release or otherwise making any public statements with respect to the merger, except to the extent public disclosure is required by applicable law or the requirements of NASDAQ, in which case the issuing party must use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement;

•	until the date on which the merger transaction is completed, each of School Specialty and LBW Holdings must promptly notify each other of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate if made at such time and (b) any failure to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it under the merger agreement, although failure to deliver such notice will not limit or otherwise affect the remedies available under the merger agreement;

•	each of School Specialty and LBW Holdings must promptly notify each other of any notice or other communication (i) from or to the SEC; (ii) from any governmental authority relating to the merger; or (iii) from any person alleging that the consent of such person is or may be required in connection with the merger, and the response thereto of School Specialty or its subsidiaries or LBW Holdings, as the case may be, or its or their officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources agents or other representatives;

•	until the merger agreement is terminated, LBW Holdings has the right to participate in the defense of any action, suit or proceeding instituted against School Specialty (or any of its directors or officers) before any court or governmental authority or threatened by any governmental authority or any third party, including a School Specialty shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by merger agreement, or to seek damages or a discovery order in connection with such transactions;

•	School Specialty, LBW Holdings and LBW Acquisition will engage an appraisal firm of national reputation reasonably acceptable to LBW Holdings and School Specialty to deliver a letter (which we refer to in this proxy statement as the solvency letter) reasonably acceptable to the special committee and addressed to the respective boards of directors of School Specialty and LBW Holdings and, if requested by them, the lenders providing the debt financing (and on which the special committee will be entitled to rely) supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and other transactions contemplated by the merger agreement, including the debt financing and payment of equity financing, School Specialty will be solvent. In connection with delivering such solvency letter, each of School Specialty and LBW Holdings will use their respective reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of School Specialty as may reasonably be requested by such appraisal firm;

•	at the closing of the merger, School Specialty will deliver to LBW Holdings evidence reasonably satisfactory to LBW Holdings of the resignation, effective as of the effective time of the merger, of those directors of School Specialty and its subsidiaries designated by LBW Holdings prior to the closing;

•	as soon as practicable, and in any event on or before July 7, 2005, School Specialty will provide to LBW Holdings its annual audited financial statements for the fiscal year ended April 30, 2005;

•	as soon as practicable, and in any event on or before September 2, 2005, School Specialty will provide to LBW Holdings its SAS 100 review by an independent registered public accounting firm of its financial statements for the fiscal quarter ended July 30, 2005;

•	within 10 days after the end of each fiscal month after the date of the merger agreement through the date on which the merger is completed, School Specialty will deliver to LBW Holdings monthly financial statements for the prior month; and

•	as soon as practicable after the date of the merger agreement, but in any event, prior to June 10, 2005, School Specialty will have delivered to LBW Holdings a monthly budget for the period covering the months beginning on May 1, 2005 and ending on October 31, 2005.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of School Specialty, LBW Holdings and LBW Acquisition to complete the merger are subject to the satisfaction or waiver by consent of the other parties, at or prior to the effective time of the merger, of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of School Specialty common stock outstanding on the record date in accordance with the provisions of the General Corporation Law of the State of Delaware, the Wisconsin Business Corporation Law and the articles of incorporation and bylaws of School Specialty;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction can be in effect and have the effect of making the merger illegal or otherwise prohibiting consummation of the merger. LBW Holdings, LBW Acquisition and School Specialty each has agreed to use commercially reasonable efforts to have any such order or injunction lifted or stayed;

•	all material consents and approvals from governmental authorities must have been obtained (except that this condition will not apply to any party whose failure to fulfill its obligations under the merger agreement are the cause of, or have resulted in, such failure to obtain such approval);

•	any applicable waiting periods under the HSR Act and applicable foreign competition or merger control laws will have expired or been terminated, and all applicable approvals under all foreign competition or merger control laws will have been obtained; and

•	our board of directors and the board of directors of LBW Holdings and, if requested by them, the lenders providing the debt financing, will have received the solvency letter described under “—Other Agreements” above.

Additional Closing Conditions for School Specialty

School Specialty’s obligation to complete the merger is subject to the fulfillment of the following additional conditions, which may be waived by it:

•	the representations and warranties of LBW Holdings and LBW Acquisition contained in the merger agreement (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct at and as of the effective time of the merger (except to the extent such representations and warranties speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on LBW Holdings;

•	LBW Holdings and LBW Acquisition must have performed and complied, in all material respects, with all covenants and agreements required by the merger agreement to be performed or complied with by it on or prior to the date on which the merger is to be completed; and

•	LBW Holdings must have delivered to School Specialty a certificate signed by its chief executive officer and chief financial officer dated as of the date on which the merger is to be completed to the effect that the conditions described in the two prior bullet points have been satisfied.

Additional Closing Conditions for LBW Holdings and LBW Acquisition

LBW Holdings’ and LBW Acquisition’s obligations to consummate the merger are subject to the fulfillment of the following additional conditions, any of which may be waived by LBW Holdings:

•	except for representations and warranties of School Specialty with respect to authority to execute and perform under the merger agreement, capitalization and title to shares, outstanding indebtedness, absence of undisclosed liabilities, absence of adverse changes, business combination, fair price or control share acquisition statutes, interested party transactions, brokerage commissions or finders’ fees and transaction fees, the representations and warranties of School Specialty contained in the merger agreement (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct on and as of the effective time of the merger as though such representations and warranties were made on and as of such date (other than such representations and warranties that speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on School Specialty;

•	the representations and warranties of School Specialty with respect to authority to execute and perform under the merger agreement, absence of adverse changes and business combination, fair price or control share acquisition statutes (giving effect to all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct in all respects on and as of the effective time of the merger as though such representations and warranties were made on and as of such date (other than representations and warranties that speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time);

•	the representations and warranties of School Specialty relating to capitalization and title to shares, outstanding indebtedness, interested party transactions, brokerage commissions or finders’ fees and transaction fees (disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification) must be true and correct in all respects on and as of the effective time of the merger as though such representations and warranties were made on and as of such date (other than representations and warranties that speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in School Specialty, LBW Holdings or their respective affiliates incurring a loss, liability, obligation, fine, penalty, tax, damage or expense, including costs of investigation, defense and reasonable attorney’s fees, when taken together with all other damages, in excess of $2 million;

•	the representations and warranties of School Specialty relating to absence of undisclosed liabilities (disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification) must be true and correct in all material respects on and as of the effective time of the merger as though such representations and warranties were made on and as of such date (other than such representations and warranties that speak only as of an earlier date or time, in which case such representations and warranties must be true and correct as of such earlier date or time).

•	School Specialty must have performed and complied, in all material respects, with all covenants and agreements required by the merger agreement to be performed or complied with by it on or prior to the date on which the merger is to be completed;

•	School Specialty must deliver to LBW Holdings a certificate signed by its chief executive officer and chief financial officer dated as of the date on which the merger is to be completed to the effect that the conditions described in the five prior bullet points have been satisfied;

•	the debt financing contemplated by the debt commitment letter must have been consummated on the terms set forth in the debt commitment letter, as described under “Special Factors—Financing,” or if not consummated on such terms, LBW Holdings must have complied with its obligations contained in the merger agreement and described under “—Financing Covenants” above; and

•

the absence of any threatened (in writing) or pending suit, action or proceeding by any governmental authority against LBW Holdings, LBW Acquisition or School Specialty, its subsidiaries, or any of their respective directors, officers or members challenging the merger agreement or the transactions contemplated thereby, seeking to delay, restrain or prohibit the merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of School Specialty and its subsidiaries (or LBW Holdings’ direct equity ownership of School Specialty, as the surviving corporation in the merger, or indirect equity ownership, following the effective time of the merger, of School Specialty’s subsidiaries) or to compel LBW Holdings to dispose of or hold separately any material portion of the business or assets of School Specialty and its subsidiaries (or any equity interest in such entities).

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

LBW Holdings and School Specialty may mutually agree to terminate the merger agreement at any time upon the approval of their respective boards of directors. LBW Holdings or School Specialty may also terminate the merger agreement at any time if:

•	the merger is not consummated by October 31, 2005 (but no party may terminate the merger agreement on this basis if its breach of a representation or warranty or failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before October 31, 2005);

•	a court or any governmental entity has issued a nonappealable final order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the requisite vote of School Specialty shareholders required for approval of the merger was not obtained at the special meeting or any adjournment of such meeting (but no party may terminate the merger agreement on this basis if its breach of a representation or warranty or failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure to obtain such shareholder approval).

Circumstances Under Which LBW Holdings May Terminate the Merger Agreement

LBW Holdings may also terminate the merger agreement at any time, if:

•	a “triggering event” (as defined below) has occurred (but the merger agreement may not be terminated on the basis that School Specialty has failed to call or hold the special meeting of its shareholders in accordance with the merger agreement on or prior to September 13, 2005 after the special meeting of shareholders has been held in accordance with the terms of the merger agreement); or

•	School Specialty has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement that would give rise, or is reasonably expected to give rise, to a failure of a condition described in any of the first six bullet points under “—Conditions to the Merger—Additional Closing Conditions for LBW Holdings and LBW Acquisition” and which has not been cured, if capable of being cured, within 20 business days following receipt by School Specialty of written notice from LBW Holdings of such breach or failure.

Circumstances Under Which School Specialty May Terminate the Merger Agreement

School Specialty may also terminate the merger agreement at any time, if:

•	there is a breach or failure to perform by LBW Holdings or LBW Acquisition of any representation, warranty, covenant or other agreement contained in the merger agreement that would give rise, or is reasonably expected to give rise, to a failure of a condition described in any of the three bullet points under “—Conditions to the Merger—Additional Closing Conditions for School Specialty” and which has not been cured, if capable of being cured, within 20 business days following receipt by LBW Holdings of written notice from School Specialty of such breach or failure; or

•	School Specialty’s board of directors takes the actions specified in the third and fourth paragraphs under “—Special Meeting of School Specialty Shareholders; Recommendation of Our Board of Directors” relating to a superior proposal, provided, however, that School Specialty has complied with all of the no solicitation requirements and provisions under the merger agreement also described under “—Special Meeting of School Specialty Shareholders; Recommendation of Our Board of Directors.”

Under the merger agreement, a “triggering event” is deemed to have occurred if: (i) School Specialty’s board of directors or any committee thereof for any reason effects a change of recommendation with respect to the merger; (ii) School Specialty fails to include in this proxy statement the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger in accordance with the terms of the merger agreement; (iii) within 10 business days of the date any acquisition proposal is first published or sent or given, School Specialty has taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such acquisition proposal; (iv) School Specialty has failed to call or hold the special meeting of its shareholders in accordance with the merger agreement on or prior to September 13, 2005; or (v) School Specialty’s board or directors or any committee thereof has approved or publicly recommended any acquisition proposal or failed to publicly reaffirm its recommendation of the merger agreement and the merger in accordance with the terms of the merger agreement.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement becomes void and there will be no liability on the part of School Specialty, LBW Holdings or their respective officers, directors, shareholders, or members, except (i) for the fees and expenses described below, (ii) as relating to publicity, confidentiality and certain other miscellaneous provisions of the merger agreement and (iii) that neither School Specialty nor LBW Holdings or LBW Acquisition will be relieved from any liabilities arising out of any willful breach of such party of any of its representations, warranties, covenants or other agreements contained in the merger agreement. School Specialty has agreed to make certain payments to LBW Holdings under the following circumstances:

First, if

•	School Specialty or LBW Holdings terminates the merger agreement because the merger has not occurred on or before October 31, 2005 and, (i) prior to the date of such termination, an acquisition proposal had been publicly announced or otherwise communicated to our board of directors, a majority of our shareholders or our advisors and (ii) within 12 months of such termination, School Specialty enters into a binding agreement with respect to, or School Specialty consummates, a merger, business combination, acquisition or other such transaction, regardless of whether related to such acquisition proposal, of a type that is described in the definition of “acquisition proposal” provided above, substituting 50% for all references to 20% in the definition (referred to herein as a “takeover transaction”), then School Specialty must,

•	upon the earlier of the consummation of such takeover transaction and the 90th day following School Specialty’s entering into the agreement to engage in such takeover transaction, pay to LBW Holdings or its designee, the termination fee in the amount of $34 million and termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million.

Second, if

•	School Specialty or LBW Holdings terminates the merger agreement because the shareholder approval required for the completion of the merger has not been obtained at the special meeting or any adjournment of such meeting and prior to the date of termination, an acquisition proposal had been publicly announced or otherwise communicated to our board of directors, a majority of our shareholders or our advisors, then School Specialty must

•	pay to LBW Holdings or its designee, upon such termination, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and, if within 12 months of such termination, School Specialty has entered into a binding agreement with respect to, or has consummated, a takeover transaction, then School Specialty must also pay the termination fee in the amount of $34 million upon the earlier of the consummation of such takeover transaction and the 90th day following School Specialty’s entering into the agreement to engage in such takeover transaction.

Third, if

•	School Specialty or LBW Holdings terminates the merger agreement because the shareholder approval required for the completion of the merger has not been obtained at the special meeting or any adjournment of such meeting and prior to the date of termination, an acquisition proposal had not been publicly announced or otherwise communicated to our board of directors, a majority of our shareholders or our advisors, but within 12 months of such termination, School Specialty has entered into a binding agreement with respect to, or has consummated, a takeover transaction, then School Specialty must,

•	upon the earlier of the consummation of such takeover transaction and the 90th day following School Specialty’s entry into the agreement to engage in such takeover transaction, pay to LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and termination fee in the amount of $34 million.

Fourth, if

•	LBW Holdings terminates the merger agreement because of the occurrence of a triggering event (other than if School Specialty has failed to call or hold the special meeting of its shareholders in accordance with the merger agreement on or prior to September 13, 2005), then School Specialty must,

•	upon such termination, pay to LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and a termination fee in the amount of $34 million.

Fifth, if

•	LBW Holdings terminates the merger agreement because School Specialty has failed to call or hold the special meeting of its shareholders in accordance with the merger agreement on or prior to September 13, 2005 and if prior to the time of such termination, an acquisition proposal had not been publicly announced or otherwise communicated to our board, a majority of our shareholders or our advisors, then School Specialty must,

•	upon such termination, pay to LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and, if School Specialty has not complied with its obligations under the merger agreement relating to preparation of this proxy statement and shareholder meeting, a termination fee in the amount of $34 million.

Sixth, if

•	LBW Holdings terminates the merger agreement because School Specialty has failed to call or hold the special meeting of its shareholders in accordance with the merger agreement on or prior to September 13, 2005 and if prior to the time of such termination, an acquisition proposal had been publicly announced or otherwise communicated to our board, a majority of our shareholders or our advisors, then School Specialty must,

•	upon such termination, pay to LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and, if within 12 months of such termination, School Specialty has entered into a binding agreement with respect to, or has consummated, a takeover transaction, a termination fee in the amount of $34 million upon the earlier of the consummation of such takeover transaction and the 90th day following School Specialty’s entry into the agreement to engage in such takeover transaction.

Seventh, if

•	LBW Holdings terminates the merger agreement because School Specialty has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement that would give rise, or is reasonably expected to give rise, to a failure of a condition described in any of the first six bullet points under “—Conditions to the Merger—Additional Closing Conditions for LBW Holdings and LBW Acquisition” and which has not been cured, if capable of being cured, within 20 business days following receipt by School Specialty of written notice from LBW Holdings of such breach or failure, then School Specialty must,

•	upon such termination, pay LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and further

•	if (i) the breach or failure to perform that is the basis for the termination was willful or intentional on the part of School Specialty, (ii) prior to the time of such termination an acquisition proposal had been publicly announced or otherwise communicated to our board of directors, a majority of our shareholders or our advisors and (iii) within 12 months of such termination, School Specialty has entered into a binding agreement with respect to, or has consummated, a takeover transaction, then School Specialty must also pay a termination fee in the amount of $34 million upon the earlier of the consummation of such takeover transaction and the 90th day following School Specialty’s entering into the agreement to engage in such takeover transaction.

Eighth, if

•	School Specialty terminates the merger agreement because its board of directors has withdrawn, modified or changed its recommendation of the merger agreement in response to a superior proposal, provided, however, that School Specialty has complied with all of the no solicitation requirements and other provisions under the merger agreement also described under “—Special Meeting of School Specialty Shareholders; Recommendation of Our Board of Directors” above, then School Specialty must,

•	upon such termination, pay to LBW Holdings or its designee, the termination expenses equal to the reasonable and documented out-of-pocket “expenses” (as defined below) of LBW Holdings, not to exceed $10 million, and termination fee in the amount of $34 million.

All termination payments, as described above, must be payable by wire transfer in immediately available funds to LBW Holdings or a person designated by LBW Holdings in writing. If School Specialty fails to promptly make any termination or other payments required by the merger agreement and LBW Holdings commences a suit to collect such payment, School Specialty must indemnify it or its designee, as the case may be, for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and must pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to the terms of the merger agreement.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement” above, all costs and expenses incurred in connection with the merger agreement and the merger, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such expenses, whether or not the merger is consummated. Under the merger agreement, “expenses” of a party include all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to the party and its affiliates) incurred by the party or on its behalf (or with respect to LBW Holdings and LBW Acquisition, incurred by LBW Holdings’ shareholders or financing sources or on their behalf) in connection with or related to the merger, authorization, preparation, negotiation, execution and performance of the merger agreement, the preparation, printing, filing and mailing of this proxy statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of LBW Holdings and LBW Acquisition and the closing of the merger.

Modification or Amendment of the Merger Agreement

Any provision of the merger agreement may be amended, modified or waived by School Specialty, LBW Holdings or LBW Acquisition prior to the completion of the merger, whether before or after adoption of the merger agreement by the shareholders of School Specialty, by an instrument signed by each party to the merger agreement in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after the shareholder adoption of the merger agreement, no amendment may be made without further shareholder approval that (i) alters or changes the amount or kind of consideration to be received by shareholders upon the completion of the merger, (ii) alters or changes any term of the articles of incorporation of School Specialty, as the surviving corporation in the merger or (iii) alters or changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the shareholders of School Specialty.

MARKET PRICE OF SCHOOL SPECIALTY’S STOCK

Our common stock is traded on NASDAQ under the symbol “SCHS.” The following table sets forth the high and low sales prices per share of our common stock on NASDAQ for the periods indicated.

	High	Low
Fiscal Year 2004
First Quarter (ended July 26, 2003)	$30.59	$18.08
Second Quarter (ended October 25, 2003)	$29.83	$26.25
Third Quarter (ended January 24, 2004)	$36.85	$27.05
Fourth Quarter (ended April 24, 2004)	$37.06	$33.32
Fiscal Year 2005
First Quarter (ended July 24, 2004)	$36.72	$34.08
Second Quarter (ended October 23, 2004)	$40.86	$33.49
Third Quarter (ended January 22, 2005)	$42.69	$35.72
Fourth Quarter (ended April 30, 2005)	$40.05	$37.02
Fiscal Year 2006
First Quarter (through July 19, 2005)	$47.00	$37.22

The closing sale price of our common stock on NASDAQ on May 31, the last trading day before School Specialty announced the execution of the merger agreement, was $39.22 per share. On July 19, 2005, the last trading day before this proxy statement was printed, the closing price for School Specialty’s common stock on NASDAQ was $46.23 per share. You are encouraged to obtain current market quotations for School Specialty common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of shares of School Specialty common stock by each person or entity known by School Specialty to beneficially own 5% or more of the total number of outstanding shares of School Specialty common stock. This information has been obtained from filings with the SEC as of July 12, 2005. The following table also contains information regarding the beneficial ownership of shares of School Specialty common stock as of July 12, 2005 by (i) each director of School Specialty, (ii) the person who served as chief executive officer of School Specialty during fiscal year 2005, (iii) the other three most highly compensated executive officers of School Specialty serving as such on April 30, 2005, (iv) an individual who would have been among the four most highly compensated executive officers but for the fact that he was no longer serving as an executive officer on April 30, 2005, and (v) the directors and executive officers of School Specialty as of April 30, 2005 as a group (8 persons). Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Shares (3)
David J. Vander Zanden (1)	433,519	1.9%
Mary M. Kabacinski (1)	123,467	*
Stephen R. Christiansen (1)	37,500	*
A. Brent Pulsipher	—	*
Jonathan J. Ledecky (1)	942,579	4.0%
Leo C. McKenna (1)	51,239	*
Rochelle Lamm (1)	23,672	*
Terry L. Lay	3,000	*
All executive officers and directors as a group (8 persons) (1)	1,614,976	6.6%

EARNEST Partners, LLC (4) 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	2,348,947	10.3%

Neuberger Berman, Inc. (5) Neuberger Berman, LLC Neuberger Berman Management Inc. Neuberger Berman Genesis Fund 605 Third Ave. New York, New York 10158	1,850,383	8.1%

T. Rowe Price Associates, Inc. (6) T. Rowe Price New Horizons Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,815,676	7.9%

Artisan Partners Limited Partnership (7) Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	1,310,900	5.7%

Capital Research and Management Company (8) SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, California 90071	1,292,900	5.7%

Skyline Asset Management, L.P. (9) 311 South Wacker Drive, Suite 4500 Chicago, Illinois 60606	1,186,163	5.2%

*	Less than 1% of the outstanding common stock.
(1)	Share amounts include options granted under our 1998 and 2002 Stock Incentive Plans which are currently exercisable, or exercisable within 60 days after the record date, in the amount of 383,519 for Mr. Vander Zanden, 109,310 for Ms. Kabacinski, 37,500 for Mr. Christiansen, 942,579 for Mr. Ledecky, 45,000 for Mr. McKenna, 23,500 for Ms. Lamm, 3,000 for Mr. Lay and 1,544,408 for all executive officers and directors as a group. As of April 30, 2005, Jerome Pool served as a director of School Specialty and beneficially owned 9,500 shares of its common stock. As noted herein, Mr. Pool died on June 19, 2005.
(2)	Except as otherwise noted, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.
(3)	Based on 22,860,100 shares of Common Stock outstanding as of July 12, 2005.
(4)	EARNEST Partners, LLC filed a Schedule 13G with the SEC reporting that it had, as of May 31, 2005, sole voting power over 892,005 shares of common stock, shared voting power over 764,542 shares of common stock and sole dispositive power over 2,348,947 shares of common stock.
(5)	Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Genesis Fund have jointly filed an amended Schedule 13G with the SEC reporting that as of December 31, 2004, Neuberger Berman, Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc. each had sole voting power over 16,445 shares of common stock, shared voting power over 1,447,838 shares of common stock and shared dispositive power over 1,850,383 shares of common stock. Also, Neuberger Berman Genesis Fund had shared voting and dispositive power over 1,411,138 shares of common stock.
(6)	T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. have jointly filed an amended Schedule 13G with the SEC reporting that they had, as of February 14, 2005, sole voting power over 301,900 and 1,500,000 shares, respectively, of common stock and T. Rowe Price Associates, Inc. had sole dispositive power over 1,815,676 shares of common stock.
(7)	Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler have jointly filed an amended Schedule 13G with the SEC, reporting that they had, as of December 31, 2004 shared voting and dispositive power over 1,310,900 shares of common stock.
(8)	Capital Research and Management Company and SMALLCAP World Fund, Inc. have jointly filed an amended Schedule 13G with the SEC reporting that, as of December 31, 2004, SMALLCAP World Fund, Inc. had sole voting power over 1,210,000 shares of common stock and Capital Research and Management Company had sole dispositive power over 1,292,900 shares of common stock.
(9)	Skyline Asset Management, L.P. filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2003, shared voting power over 1,062,759 shares of common stock and shared dispositive power over 1,186,163 shares of common stock.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of shareholders of School Specialty. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed, School Specialty will inform its shareholders, by press release or other means determined reasonable by School Specialty, of the date by which shareholder proposals must be received by School Specialty for inclusion in the proxy materials relating to School Specialty’s 2005 annual meeting of shareholders, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

School Specialty files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about School Specialty and will be made available for inspection and copying at School Specialty’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by School Specialty at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. School Specialty’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about School Specialty at the NASDAQ offices. For further information on obtaining copies of our public filings from NASDAQ, you should call Ms. Mary M. Kabacinski.

A list of shareholders will be available for inspection by shareholders of record at School Specialty’s executive offices at W6316 Design Drive, Greenville, Wisconsin 54942 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof. The opinion of Morgan Stanley that, as of May 31, 2005 and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by holders of shares of School Specialty common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, a copy of which is attached to this proxy statement as Appendix B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.

The SEC allows School Specialty to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that School Specialty may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that School Specialty files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that School Specialty later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

School Specialty incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. School Specialty also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 (the “Annual Report”); and

•	School Specialty’s Current Reports on Form 8-K filed with the SEC on July 8, 2005, June 29, 2005, June 20, 2005, June 9, 2005 and June 1, 2005.

A copy of the Annual Report is being mailed to shareholders with this proxy statement.

School Specialty undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Attention: Ms. Mary M. Kabacinski, Chief Financial Officer

Telephone number: (920) 734-5712

Documents should be requested from School Specialty by August 16, 2005 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of School Specialty since the date of this proxy statement or that the information herein is correct as of any later date.

Bain Capital, LBW Holdings, LBW Acquisition and the Bain Investor have supplied, and School Specialty has not independently verified, the information in this proxy statement relating to Bain Capital, LBW Holdings, LBW Acquisition and the Bain Investor.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. School Specialty has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated July 19, 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, School Specialty will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about School Specialty, LBW Holdings or LBW Acquisition. Such information can be found elsewhere in this proxy statement and in the public filings School Specialty makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties School Specialty, LBW Holdings and LBW Acquisition made to each other. The assertions, embodied in those representations and warranties are qualified by information in confidential disclosure schedules that School Specialty, LBW Holdings and LBW Acquisition have exchanged in connection with signing the merger agreement. While neither School Specialty, LBW Holdings nor LBW Acquisition believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in School Specialty’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in School Specialty’ public disclosures.

AGREEMENT AND PLAN OF MERGER

by and among

LBW Holdings, Inc.,

LBW Acquisition, Inc. and

School Specialty, Inc.

Dated as of May 31, 2005,

EXHIBIT

Exhibit A	Surviving Corporation Articles of Incorporation

TABLE OF DEFINED TERMS

Defined Terms	Section
Action	Section 10.09(a)
Acquisition Proposal	Section 5.06(e)
Affiliate	Section 10.09(b)
Agreement	Preamble
Assets	Section 3.15
Business	Section 3.16(b)
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.01
Certificate of Merger	Section 1.03
Certificates	Section 2.02(b)
Change of Recommendation	Section 5.06(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 3.12(a)
Commitment Letters	Section 4.05
Company	Preamble
Company 10-K	Section 3.07(a)
Company 10-Qs	Section 3.08(a)
Company Balance Sheet	Section 3.09
Company Board	Preamble
Company Board Recommendation	Section 3.20(a)
Company Common Stock	Preamble
Company Disclosure Schedule	Article III
Company Material Adverse Effect	Section 3.01(a)
Company Options	Section 2.04(a)
Company Preferred Stock	Section 3.03(d)
Company SEC Reports	Section 3.07(a)
Company Shareholders’ Meeting	Section 5.04(b)
Company Stock Option Plans	Section 2.04(a)
Company Technology	Section 3.16(h)
Confidentiality Agreement	Section 5.06(a)
Consent	Section 3.05(b)
Contract	Section 3.05(a)
Control	Section 10.09(c)
Convertible Notes	Section 3.03(c)
Credit Agreement	Section 3.08(b)
Damages	Section 7.01
Debt Commitment Letter	Section 4.05
Debt Financing	Section 4.05
DGCL	Section 1.01
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Employee	Section 5.08
Employee Plan	Section 10.09(d)
Encumbrance	Section 10.09(e)
Environmental Laws	Section 3.17(b)
Equity Commitment Letter	Section 4.05
Equity Financing	Section 4.05
ERISA	Section 10.09(f)
ERISA Affiliate	Section 3.12(c)

Defined Terms	Section
Expenses	Section 9.03(a)
Exchange Act	Section 3.06(c)(i)
Exchange Fund	Section 2.02(a)
FASB	Section 5.01(b)(xii)
Financing	Section 4.05
Foreign Benefit Plan	Section 3.12(j)
FTC	Section 5.03(b)
GAAP	Section 3.08(a)
Governmental Authority	Section 2.02(d)
Hazardous Substance	Section 3.17(a)
HSR Act	Section 3.05(b)
Indemnified Parties	Section 5.09(a)
Intellectual Property	Section 3.16(h)
Internal controls	Section 3.06(c)(ii)
IRS	Section 3.12(a)
Judgment	Section 3.05(a)
Knowledge of the Buyer	Section 10.09(g)
Knowledge of the Company	Section 10.09(h)
Laws	Section 1.05
Lender	Section 4.05
Licenses	Section 3.16(d)
Material Contract	Section 3.18(b)
Merger	Preamble
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.06(c)
Option Amount	Section 2.04(a)
Other Filings	Section 5.04(a)
Ordinary Course Contracts	Section 10.09(i)
Outside Date	Section 9.01(b)
Paying Agent	Section 2.02(a)
PCBs	Section 3.17(a)
Pension Plan	Section 10.09(d)
Permits	Section 3.06(a)
Person	Section 10.09(j)
Proxy Statement	Section 3.05(b)
Real Property	Section 3.15
Representatives	Section 5.06(a)
Sarbanes-Oxley Act	Section 3.06(c)(i)
Scheduled Options	Section 2.04(a)
SEC	Section 3.05(b)
SEC Documents	Section 3.07(a)
Section 409A	Section 3.12(i)
Securities Act	Section 3.07(a)
Share(s)	Section 2.01(a)
Solvency Letter	Section 5.12
Special Committee	Preamble
Subsidiary	Section 3.04(a)
Substitute Options	Section 2.04(a)
Superior Proposal	Section 5.06(f)
Surviving Corporation	Section 1.01
Surviving Corporation Welfare Benefit Plan	Section 5.08
Takeover Transaction	Section 9.03(b)

Defined Terms	Section
Tax Return(s)	Section 3.13(a)
Tax(es)	Section 3.13(a)
Technology	Section 3.16(h)
Termination Expenses	Section 9.03(i)
Termination Fee	Section 9.03(h)
Trademarks	Section 3.16(h)
Transactions	Preamble
Triggering Event	Section 9.01
WBCL	Section 1.01
Welfare Plan	Section 10.09(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2005 (this “Agreement”), by and among LBW Holdings, Inc., a Delaware corporation (“Buyer”), LBW Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and School Specialty, Inc., a Wisconsin corporation (the “Company”).

WHEREAS, a special committee of the Board of Directors of the Company (the “Company Board”) consisting solely of disinterested directors (the “Special Committee”), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger (the “Merger”) of Merger Sub with and into the Company, in which the Company would become a wholly owned subsidiary of Buyer, is advisable and in the best interests of the Company and its public shareholders, and (B) the cash consideration to be received for outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) in the Merger is fair to the shareholders of the Company who will receive the Merger Consideration (other than Buyer and Merger Sub); (ii) recommended that the Company Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”); and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

WHEREAS, the Company Board, subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the Merger is advisable and in the best interests of the Company and its public shareholders, and (B) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of the Company who will receive the Merger Consideration (other than Buyer and Merger Sub); (ii) approved and adopted this Agreement and the Transactions; and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

WHEREAS, the respective Boards of Directors of Buyer and Merger Sub have unanimously approved this Agreement and the Transactions;

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive $49 per share in cash, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions set forth in Articles VI, VII and VIII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time (as defined below), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the date following the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (other than those that by their terms are to be satisfied or waived at the Closing), or such later date that shall be no less than thirty (30) days (or such shorter period of time Buyer may determine) following both the delivery by the Company to Buyer of the audited financial statements for fiscal year ended April 2005 and the SAS 100 review on the Company’s quarter ended July 30, 2005, at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York, unless another time, date and/or place is agreed to in writing by Buyer and the Company (the date on which the Closing occurs, the “Closing Date”).

1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file articles of merger or a certificate of merger, as applicable (each a “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and WBCL, and (b) make all other filings or recordings required under the DGCL and WBCL to effect the Merger. The Merger shall become effective at such date and time as each Certificate of Merger is duly filed in accordance with Section 180.1105 of WBCL and Section 252 of DGCL or at such subsequent date and time as Buyer and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

1.04 Effect of the Merger; Further Actions. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 180.1106 of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

1.05 Articles of Incorporation; Bylaws. The Certificate of Merger shall provide that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of Exhibit A, and as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Authority (collectively, “Laws”). At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”, each a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically into the right to receive $49 in cash, without interest (the “Merger Consideration”), payable upon surrender in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Buyer and Merger Sub-Owned Stock. Each Share held in the treasury of the Company, each Share owned by any direct or indirect subsidiary of the Company and each Share owned by Buyer, Merger Sub or any direct or indirect subsidiary of Merger Sub immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Buyer shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Buyer shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. None of the Paying Agent, the Company, Buyer, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

2.04 Company Stock Options.

(a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Options”) granted under any plan, arrangement or agreement set forth in Section 3.03(a)(i) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Company Option not theretofore exercised, other than a Scheduled Option as hereinafter defined, shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “Option Amount”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentences. In the case of a Company Option identified by Buyer prior to the Closing Date as eligible for the treatment described in this sentence (such Company Options being referred to herein, in the aggregate, as the “Scheduled Options”) and that is not exercised prior to the Effective Time, the holder of such Scheduled Option shall receive, in substitution therefor or as an assumption thereof, an option or options covering stock of Buyer (the “Substitute Options”) with terms similar to the terms of the Scheduled Option but with such adjustments to the exercise price and other appropriate adjustments as Buyer shall specify. Following the Effective Time, the Scheduled Options (except as the same may have been assumed as Substitute Options) shall not be exercisable, and only the Substitute Options shall be exercisable in accordance with their terms.

(b) At the Effective Time, Buyer shall deliver, or cause to be delivered, the aggregate Option Amount to the Surviving Corporation for payment to holders of Company Options (other than Scheduled Options) as directed by the Company prior to the Effective Time.

(c) The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Option Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the Company Options to implement the foregoing provisions of this Section 2.04.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which references the particular sections set forth below, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

3.01 Organization and Qualification.

(a) Each of the Company and each Subsidiary (as defined in Section 3.04(a)) is a corporation or other legal entity duly organized, validly existing and in good standing (“active status” in the State of Wisconsin) under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Company and each Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” means any change or effect that (i) materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities or results of operations of the Company and the Subsidiaries taken as a whole, or (ii) prevents or delays the consummation of the Merger; provided however, that in no event shall the following be taken into account in determining whether there has been, or will be, a “Company Material Adverse Effect”: (x) any event, circumstance, change or effect resulting from or relating to a change in general economic or financial market conditions, except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries taken as a whole as compared to other Persons in the industry in which the Company and the Subsidiaries conduct their business, or (y) any failure, in and of itself (as opposed to the facts underlying such failure), to meet analyst financial forecasts or to meet internal financial forecasts of the Company delivered prior to the current financial forecasts. (The current internal financial forecasts of the Company are the FY 2006 Projections dated 5/17/05 delivered to Buyer on May 17, 2005.)

(b) The Company has previously provided or made available to Buyer true and complete copies of the charter and bylaws or other organizational documents of the Company and each Subsidiary as presently in effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its charter or bylaws, nor has the Company or any Subsidiary been in violation of any of the provisions of its charter or bylaws (which violation has not been subsequently remedied). Except for those set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company has made available to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case since January 1, 2002. Immediately upon execution hereof, the Company shall provide to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case listed in Section 3.01(b) of the Company Disclosure Schedule.

3.02 Authority to Execute and Perform Agreement. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board. No other action on the part of the Company or the Subsidiaries is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the Company Board and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders, (iii) determining that the Merger Agreement is fair to the shareholders of the Company and (iv) recommending that the Company’s shareholders approve this Agreement and directing that this Agreement and the Merger be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting. The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt and approve this Agreement and the Merger.

3.03 Capitalization and Title to Shares.

(a) The Company is authorized to issue 150,000,000 shares of Company Common Stock, of which 22,853,475 shares were issued and outstanding as of May 30, 2005. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes) and free of pre-emptive rights. No shares of Company Common Stock are held in the Company’s treasury.

(b) The Company has not reserved shares of Company Common Stock for issuance pursuant to the Company Options. Company Options to purchase 2,671,120 shares of Company Common Stock were outstanding as of May 30, 2005. Section 3.03(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of May 30, 2005, which schedule shows the underlying shares that have vested, the applicable vesting and acceleration provisions and the expiration date. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Buyer. All Company Options have been issued under the Company’s stock option plans for 1998 and 2002 and all such Company Options fully vest as a result of the Merger as provided in such plans. All stock option plans (including all amendments requiring approval) have been duly approved by the Company’s shareholders. No Company Options have been granted or issued since May 30, 2005 and prior to the date hereof.

(c) The Company has not reserved shares of Company Common Stock for issuance pursuant to conversion of the of the Company’s 3.75% Convertible Subordinated Notes due 2023 (the “Convertible Notes”) in accordance with the terms of such Convertible Notes. Section 3.03(c) of the Company Disclosure Schedule includes a true and complete list of the number of shares of Company Common Stock issuable upon conversion of the Convertible Notes. True and complete copies of all instruments (or the forms of such instruments) evidencing the Convertible Notes have been furnished to Buyer. Except as indicated in Section 3.03(c) of the Company Disclosure Schedule, the Company has not made any adjustments pursuant to the antidilution provisions of such Convertible Notes.

(d) The Company is authorized to issue 1,000,000 shares of Preferred Stock (“Company Preferred Stock”), none of which are issued and outstanding and none of which have been reserved for issuance.

(e) Except for (i) shares indicated as issued and outstanding on May 30, 2005 in Section 3.03(a), (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 3.03(b) of the Company Disclosure Schedule and (iii) shares issued after such date upon the conversion of the Convertible Notes in accordance with the terms of such Convertible Notes and listed in Section 3.03(c) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock issued and outstanding or otherwise reserved for issuance.

(f) The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.03(a) and the Company Preferred Stock described in Section 3.03(d). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, rights (including without limitation, pursuant to a so-called “poison pill”), repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 3.03(b) of the Company Disclosure Schedule and the Convertible Notes listed in Section 3.03(c) of the Company Disclosure Schedule. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. No dividends on the Company Common Stock have been declared or have accrued since April 24, 2004. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.

(g) Each outstanding share of capital stock or other ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes) and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other Encumbrances of any nature whatsoever.

(h) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company capital stock may vote.

(i) There are not any outstanding Contracts of the Company or of any Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary. There are no issued and outstanding shares of capital stock of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company.

3.04 Subsidiaries.

(a) Section 3.04(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Subsidiary and, for the Company and each Subsidiary, the jurisdictions in which it is qualified to do business. Section 3.04(a) of the Company Disclosure Schedule also sets forth for each such Subsidiary, the individuals who comprise the board of directors or comparable body for each such entity. All issued and outstanding shares or other equity interests of each Subsidiary are owned directly by the Company free and clear of any Encumbrances, security interests or adverse claims. As used in this Agreement, “Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Subsidiary, or by the Company and one or more Subsidiary.

(b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend or enter into any such agreement. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary.

(c) Other than the Subsidiaries, the Company and the Subsidiaries own no equity interest in any other Person.

3.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, and assuming the adoption of this Agreement by the holders of the Company Common Stock and that all Consents described in this Section 3.05 have been obtained and all filings and notifications described in this Section 3.05 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the Company’s charter, the Company’s By-Laws or the comparable charter or organizational documents of any Subsidiary, (ii) any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound (“Contract”) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign (“Judgment”), or Law, applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement of the Company relating to the approval of this Agreement by the Company’s shareholders (the “Proxy Statement”) relating to the Merger and this Agreement, as amended or supplemented, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that are listed in Section 3.05(b) of the Company Disclosure Schedule.

3.06 Compliance with Laws.

(a) Permits. The Company and the Subsidiaries including their respective employees (to the extent applicable) have obtained each material Federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all of such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or adversely modify any Permit.

(b) General Laws. The Company and the Subsidiaries have complied in a timely manner and in all material respects, with all Laws relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback and antitrust.

(c) Sarbanes Oxley Compliance.

(i) The Company and each of its officers and, to the knowledge of the Company, each of its directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) and the Securities Exchange Act of 1934, as amended and the related rules and regulations promulgated under such Act (the “Exchange Act”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of the Company based on its management’s evaluation of internal controls as of January 22, 2005, with participation of the Company’s principal executive officer and principal financial officer, the Company has concluded that its disclosure controls and procedures are effective for the purposes set forth in Rule 13a-5 under the Exchange Act.

(ii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). To the knowledge of the Company based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. In connection with Form 10-Q for the quarter ended January 22, 2005, as filed with the SEC, the Company’s principal executive officer and principal financial officer disclosed, based on their then-most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions): (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any material fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. In connection with such evaluation: (i) no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information were found to exist; nor (ii) was any material fraud that involved management or other employees who had a significant role in the Company’s internal control over financial reporting found to exist.

(d) There are no outstanding loans made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.07 Company SEC Reports.

(a) The Company previously has made available to Buyer (i) its Annual Report on Form 10-K for the year ended April 24, 2004 (the “Company 10-K”), as filed with the SEC, (ii) all proxy statements relating to the Company’s meetings of shareholders held or to be held after April 24, 2004 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Exchange Act since January 1, 2002 and prior to the date of this Agreement (the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder. As of their respective dates, such documents complied in all material respects, and all documents filed by the Company with the SEC (the “SEC Documents”) under the Exchange Act between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties agree that failure of the Company’s chief executive officer or chief financial officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect. On and since January 1, 2002, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Subsidiary is required to file any form, report or other document with the SEC.

(b) The Company has made available to Buyer a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act and Exchange Act and (ii) the Company SEC Reports filed prior to the date hereof. The Company has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the SEC Documents, and the SEC has not notified the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Buyer any such correspondence sent or received after the date hereof. To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

3.08 Financial Statements; Debt.

(a) The consolidated financial statements contained in the Company 10-K and in the Company’s quarterly reports on Form 10-Q for the quarters ended January 22, 2005, October 23, 2004 and July 24, 2004 (collectively, the “Company 10-Qs”) have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of and for the periods presented therein, all in conformity with United Stated generally accepted accounting principals (“GAAP”) applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs, to normal year-end adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements. Since April 24, 2004, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(b) Section 3.08(b) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and the Subsidiaries, including, without limitation, (i) the outstanding aggregate principal amount of Convertible Notes, (ii) the aggregate principal amount of borrowings under the revolving credit facility of the Amended and Restated Credit Agreement, dated as of April 11, 2003, as amended, among the Company and the lenders and agents named therein (the “Credit Agreement”), (iii) outstanding amounts under the Receivables Purchase Agreement, dated as of January 1, 2001, as amended, (iv) outstanding amounts under the Receivables Sale Agreement, dated as of November 22, 2000 and (v) outstanding capital lease obligations. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of the Company except as set forth in Section 3.08(b) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.01(b)(vi)(b) hereof. Neither the Company nor any Subsidiary guaranties any indebtedness of any Person other than of the Company or any Subsidiary, other than letters of credit, bonds and other similar instruments supporting performance obligations, in each case, as listed on Section 3.08(b) of the Company Disclosure Schedule.

3.09 Absence of Undisclosed Liabilities. As of April 24, 2004, the Company and the Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated April 24, 2004 (or the notes thereto) included in the Company 10-K (the “Company Balance Sheet”) except to the extent reserved against on the Company Balance Sheet or set forth on Section 3.08(b) of the Company Disclosure Schedule. The Company and the Subsidiaries have no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) to the extent set forth or reserved against on the Company’s unaudited balance sheet dated January 22, 2005, included in the Company 10-Q dated January 22, 2005, (iii) included in Section 3.09 of the Company Disclosure Schedule, or (iv) incurred since January 22, 2005 in the ordinary course of business, consistent with past practice.

3.10 Absence of Adverse Changes.

(a) Since April 24, 2004, there has not been any change, event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.10(b)(I) of the Company Disclosure Schedule, there has not been any action taken by Company or any Subsidiary during the period from April 24, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01(b)(i), (iv), (v), (viii), (ix), (xi), (xii), (xiii), (xvii) and (xviii) hereof. Except as set forth in Section 3.10(b)(II) of the Company Disclosure Schedule, there has not been any action taken by Company or any Subsidiary during the period from January 22, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01(b)(ii), (iii), (vi), (vii), (x), (xiv), (xv), (xvi) and (xix) hereof.

3.11 Actions and Proceedings.

(a) There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or Governmental Authority against the Company, any Subsidiary or any of their securities, assets or properties. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary, or any of their directors, officers, securities, assets or properties. To the knowledge of the Company, there is no fact, event or circumstance now in existence that has had or reasonably could be expected to give rise to any Action that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary, which if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any pending, or to the knowledge of the Company threatened, product liability claims.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all material Employee Plans established or maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary makes contributions or premium payments, or under which the Company or any Subsidiary may have any liability (contingent or otherwise for the making of contributions or premiums or the payment of compensation or benefits). The Company has provided or made available to Buyer accurate, current and complete copies of each of the following: (1) where the material Employee Plan has been reduced to writing, the plan document, together with all amendments; (2) where the material Employee Plan has not been reduced to writing, a written summary of all material plan terms; (3) all material trust agreements, custodial agreements, insurance policies, annuity contracts, administration agreements and similar agreements, investment management or investment advisory agreements related to the Employee Plans; (4) summary plan descriptions and similar summaries, and employee handbooks, (5) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the “Code”), a copy of the most recent determination letter from the United States Internal Revenue Service (“IRS”), (6) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; (7) in case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500 (with schedules, financial statements and auditor’s opinion attached). Except as provided under the Employee Plans, neither the Company nor any Subsidiary has made any commitments to its employees, former employees or their beneficiaries under which it is obligated to provide any material benefit or payment (other than compensation paid in the ordinary course of business, consistent with past practice).

(b) Each Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including without limitation ERISA and the Code, and nothing has occurred that has subjected or, to the knowledge of the Company, could subject the Company or any Subsidiary (directly or indirectly) to a penalty under Section 502 of ERISA or to a tax or liability under Sections 4972, 4975, 4976, or 4979 of the Code.

(c) Neither the Company nor any corporate, trust, partnership or other entity that would be considered as a single employer with the Company or any Subsidiary under Section 4001(1)(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”) has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA during the six (6) year period ending on the last day of the most recent plan year ended prior to the date of this Agreement nor does any ERISA Affiliate have any liability (contingent or otherwise) with respect to a “multi employer plan” within the meaning of Section 2(37) or 4001(a)(3) of ERISA. No event has occurred that, to the knowledge of the Company, could subject the Company or any Subsidiary to liability under Section 4062, 4063 or 4064 of ERISA.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the knowledge of the Company, no fact or circumstance exists that could reasonably be expected to result in the revocation of such letter. No administrative investigation, audit or other administrative proceeding by the IRS, Department of Labor or other governmental authority is pending or, to the knowledge of the Company, threatened.

(e) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made timely to each Pension Plan, and to the extent not due have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP. All premiums or other payments which are due have been paid with respect to each Welfare Plan or fringe benefit plan, and to the extent that such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP.

(f) There is no pending or, to the knowledge of the Company, threatened lawsuit, claim or other controversy relating to any Employee Plan, other than for benefits in the normal course or which if adversely determined, individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(g) Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides for benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Employee Plan described in Section 4980B of the Code that could subject the Company or any Subsidiary to a Tax under Section 4980B of the Code.

(h) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The transactions contemplated by this Agreement will not cause or result in the payment or acceleration of the vesting or payment of any compensation or benefits under any Employee Plan.

(i) No Employee Plan that is a material nonqualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all such nonqualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(j) With respect to each Employee Plan that is not subject to United States law (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if, applicable accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iv) each Foreign Benefit Plan is in material compliance with all applicable Law, in each case, where any such failure thereof, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect.

3.13 Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all United States Federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority, including any attachments and schedules thereto with respect to the Company and the Subsidiaries any amendments thereof.

(b) All material Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been filed or will be filed within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company or the Subsidiaries, whether or not shown on any Tax Return, have been timely paid or will be timely paid.

(c) No deficiency for any material amount of Tax has been asserted or assessed in writing against the Company or any Subsidiary (or, to the knowledge of the Company or any Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. To the knowledge of the Company, there are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Subsidiaries, other than with respect to Taxes not yet due and payable.

(d) There is no material audit, examination, investigation or other proceeding in respect of Taxes of the Company or Subsidiaries currently pending, nor is the Company aware of any information which causes them to believe that any such audit, examination, investigation or other proceeding in respect of any material Taxes or the Company or the Subsidiaries is threatened.

(e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material Taxes due from or with respect to the Company or the Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Subsidiaries relating to Taxes is currently in force.

(f) To the knowledge of the Company, the Company and the Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable Law or regulation relating to the payment or withholding of any material Taxes, and all material withholding and payroll Tax requirements required to be complied with by the Company and the Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Authority and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been satisfied.

(g) The Company and the Subsidiaries are not bound by and do not have any current obligation under any Tax indemnification, allocation or sharing agreement or similar contract or arrangement (other than agreements among the Company and Subsidiaries).

(h) Neither the Company nor any Subsidiary has made or is obliged to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

(i) During the six (6) year period immediately preceding the date of this Agreement, neither the Company nor any Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

(j) The Company has made available to Buyer complete and correct copies of all income Tax Returns for the Company or any Subsidiary with respect to the prior four (4) taxable years.

(k) Except as set forth in the income Tax returns made available pursuant to Section 3.13(j), neither the Company nor any of the Subsidiaries was required to make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

3.14 Employee Relations.

(a) None of the Company, the Subsidiaries, nor the Surviving Corporation shall be liable, by reason of the Merger or the Transactions, to any of employees of the Company or the Subsidiaries for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and the Subsidiaries has been made available to Buyer. To the knowledge of the Company, no executive, key employee or group of employees has any plan to terminate employment with the Company or the Subsidiaries.

(b) The Company and each Subsidiary (i) is in compliance in all material respects with all applicable foreign, Federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, could not reasonably be expected to result in a material liability.

(c) No work stoppage or labor strike against Company or any Subsidiary is pending or, to the knowledge of the Company, threatened. Neither Company nor any Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither Company nor any Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.14(c) of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by Company or any Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Company or any Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

3.15 Property and Assets. The Company and each Subsidiary has good and marketable title to, or, in the case of property held under a license, lease or other Contract, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except for such assets which have been sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice) (collectively, the “Assets”). The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business of the Company and the Subsidiaries and are adequate to conduct such business. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, none of the Assets is subject to any Encumbrance other than (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other Contracts that grant the right of use or occupancy of any real property owned or leased by Company or any Subsidiary (collectively, the “Real Property”), and there is no Person in possession of the Real Property other than Company and the Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. The property and equipment of the Company and each Subsidiary that are used in the operations of business, taken as a whole, are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) have been maintained in accordance with normal industry practices. Section 3.15 of the Company Disclosure Schedule lists all Real Property. The Company has delivered to the Buyer true, correct and complete copies of the Real Property leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

3.16 Intellectual Property.

(a) The Company and the Subsidiaries are the sole owners of or have the right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company or the Subsidiaries other than pursuant to enforceable contractual rights.

(b) Neither the Company, nor any Subsidiaries (i) has interfered with, infringed upon, misappropriated, diluted, or otherwise come into conflict with any Intellectual Property rights of third parties or (ii) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, dilution, or violation (including any claim that a Person must license or refrain from using any material Intellectual Property rights of any third party in connection with the conduct of the business of the Company and the Subsidiaries (the “Business”) or the use of the Company Technology). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise come into conflict with any material Company Technology.

(c) Section 3.16 of the Company Disclosure Schedule identifies (i) all registered Intellectual Property which has been issued to the Company or any Subsidiary or relates to the Business, (ii) each pending application for registration which the Company or any Subsidiary has made with respect to any Company Technology, (iii) each material Contract which the Company or any Subsidiary has granted to any third party with respect to any of (i) or (ii) above and (iv) each material Contract which the Company or any Subsidiary has granted to any third party with respect to Company Technology that is not included in (i) or (ii) above. Each such registration is valid and subsisting. Section 3.16 of the Company Disclosure Schedules also identifies each material trade name, trade dress and unregistered trademark or service mark used by the Company or any Subsidiary or in connection with the Business or the Company Technology. With respect to each item of Company Technology:

(i) the Company and the Subsidiaries possess all right, title, and interest in and to such item, free and clear of any Encumbrance;

(ii) such item is not subject to any outstanding government order, and no Action is pending or, to the knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

(d) Section 3.16 of the Company Disclosure Schedules identifies each item of material Company Technology that any Person besides the Company and the Subsidiaries owns and that is used by the Company and the Subsidiaries or in connection with the Business pursuant to any license, sublicense or other Contract (the “Licenses”). Except as disclosed on Section 3.16 of the Company Disclosure Schedules, there are no annual royalties in excess of $300,000 for the use of any such Company Technology. The Company has made available to Buyer true, accurate and complete copies of all material Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Section 3.16 of the Company Disclosure Schedules: (a) such item is not subject to any outstanding government order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item and (b) none of the Company or any Subsidiary has granted any sublicense or similar right with respect to any License covering such item.

(e) All products made, used, or licensed under any issued patents that are part of the Company Technology are properly marked with patent notices; all Products and other materials that use any trademark or service mark that is part of the Company Technology or otherwise used in the Business bear proper trademark notices; and all works that are part of the Company Technology and provided or published to third parties are marked with proper copyright notices.

(f) All current and former employees of the Company or any Subsidiary who contributed to the Company Technology in any way have executed Enforceable Contracts that assign to the Company or any Subsidiary all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Business.

(g) The Seller maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable laws. To the knowledge of the Company, (i) there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the Business; and (ii) the use and dissemination of any and all data and information concerning individuals by the Business is in compliance with all applicable privacy policies, terms of use, and laws.

(h) For purposes of this Agreement:

“Company Technology” means any and all Technology and Trademarks used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(ii) trademarks, trade names, service marks, service names, brands, trade dress and logos (collectively, the “Trademarks”), and the goodwill and activities associated therewith;

(iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(iv) any and all registrations, applications, recordings, licenses, common-law rights and Contracts relating to any of the foregoing; and

(v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

3.17 Environmental and Safety Laws.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and the Subsidiaries are and have been in material compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any Subsidiary in a manner that would create liability for the Company or any Subsidiary under any Environmental Law; (iii) to the knowledge of the Company, there have been no Hazardous Substances generated by the Company or any Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or any Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments with respect to the Company and the Subsidiaries.

(b) For purposes of Section 3.17, “Environmental Laws” means any applicable Law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.18 Material Contracts.

(a) Except as specifically set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) each Material Contract (as defined below) is a legal, valid and binding agreement in full force and effect (except for such Material Contracts that have expired subsequent to the date of this Agreement in accordance with their terms which are legal, valid and binding agreements in full force and effect as of the date hereof) and enforceable in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), (ii) neither the Company nor any of the Subsidiaries is and, to the knowledge of the Company, no counterparty is in breach or violation of, or default under, any Material Contract, (iii) none of the Company or any of the Subsidiaries have received any claim of default under any Material Contract, and (iv) to the knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is listed on Section 3.18(b) of the Company Disclosure Schedule. A complete and correct copy of each Material Contract has previously been made available by the Company to Buyer and its counsel or filed by the Company with the SEC.

(b) For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ii) any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $2,000,000 in the aggregate or (B) conditional sale arrangements, obligations secured by a lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Subsidiaries are greater than $2,000,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed on Form 8-K, other than Plans disclosed in Section 3.12(a);

(iv) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries or their Affiliates (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

(v) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each of case (A) and (B), in a manner which is material to the Business;

(vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $2,000,000 executed in the past five years;

(vii) any Contract which by its terms calls for payments by the Company and the Subsidiaries of more than $2,000,000, in the aggregate, over the remaining term of such Contract, other than Ordinary Course Contracts;

(viii) any lease in respect of real property;

(ix) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement;

(x) any Contract with Affiliates of the Company or a Subsidiary;

(xi) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries taken as a whole;

(xii) any acquisition Contract pursuant to which the Company or any of the Subsidiaries has continuing indemnification obligations or “earn-out” or other contingent payment obligations that could result in payments in excess of $2,000,000 in the aggregate or payments in equity;

(xiii) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(xiv) any Contract for the employment of any officer of the Company or the Subsidiaries on a full-time or consulting basis, and any arrangement requiring severance, change of control or other payments in connection with the transactions contemplated hereby, which provides annual cash compensation in excess of $150,000;

(xv) all employment, consulting, severance, termination or indemnification agreements between the Company or any Subsidiary and any director or officer of the Company or any Subsidiary or other employee earning noncontingent cash compensation in excess of $150,000 per year;

(xvi) all agreements under which the Company or any Subsidiary has advanced or loaned any funds in excess of $100,000 individually;

(xvii) all guarantees of any obligations in excess of $100,000; and

(xviii) any other Contract that is material to the Company and the Subsidiaries taken as a whole.

3.19 Insurance. All policies or binders of Property insurance including business interruption and extra expense coverage, Boiler Machinery Insurance, General / Product Liability, Workers’ Compensation, Automobile Liability, Directors’ and Officers’ and other insurance held by or on behalf of the Company and the Subsidiaries are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and the Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which the Company or the relevant Subsidiary is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. Copies of such policies and binders have been made available to Buyer. Neither the Company nor any Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of the Company or a Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. Except as set forth on Section 3.19 of the Company Disclosure Schedule, there are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

3.20 Board Approvals.

(a) The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for adoption by the Company’s shareholders and to declare the advisability of this Agreement, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (collectively, the “Company Board Recommendation”).

(b) The Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute (including Sections 180.1140-180.1144 and 180.1130 of the WBCL (based upon Buyer’s and Merger Sub’s representations under Section 4.08 hereof)) will apply to the execution, delivery or performance of this Agreement.

3.21 Interested Party Transactions. Since the date of the filing of the Company’s 2004 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.

3.22 Financial Advisor; Transaction Fees.

(a) The Company Board has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock who are entitled to receive the Merger Consideration. The Company has provided to Buyer a true and complete copy of the written version of such opinion.

(b) Other than Morgan Stanley & Co. Incorporated, no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Subsidiary, or any action taken by the Company or any Subsidiary, except for payments due to Morgan Stanley & Co. Incorporated on the terms which have previously been disclosed to Buyer. The Company has heretofore furnished to Buyer a complete and correct copy of all agreements between the Company (or any Subsidiary) and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

(c) Section 3.22 of the Company Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company and the Subsidiaries as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company and the Subsidiaries are obligated to pay, and a good faith estimate of all other transaction fees and expenses that the Company and the Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.

3.23 Commercial Relationships. During the last twelve months, none of the Company’s or the Subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Company or a Subsidiary or has materially altered its relationship with Company or a Subsidiary. Company does not know of any plan or intention of any such entity, and has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Company or a Subsidiary.

3.24 Banking Facilities. The Company has made available to Buyer a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company or any of the Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or the Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company or a Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Buyer and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”), which references the particular sections set forth below, Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.01 Organization and Qualification; Subsidiaries. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

4.02 Authority Relative to this Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. Buyer and Merger Sub have duly executed and delivered this Agreement, and this Agreement constitutes (assuming due authorization, execution and delivery by the Company) its legal, valid and binding obligation, enforceable against them in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)).

4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Buyer and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or Merger Sub under, any provision of (i) the charter, by-laws or other organizational documents of Buyer or Merger Sub, (ii) any Contract to which Buyer or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Buyer or Merger Sub or their properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of each Certificate of Merger with the Secretary of State of the State of Delaware and of the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which Buyer or Merger Sub is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.04 Brokers. Except as set forth on Schedule 4.04 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other Person, is entitled to any broker, investment banker, financial advisor or other Person, is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.

4.05 Financing. Buyer has provided the Company with (i) a fully executed commitment letter from Bank of America, N.A., Banc of America Securities LLC, Bank of America Bridge LLC, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. dated as of May 31, 2005 (collectively, the “Lender”) that has been accepted by Buyer (the “Debt Commitment Letter” and the financing to be provided thereunder, the “Debt Financing”) committing the Lender and/or its Affiliates (subject to the terms and conditions thereof) to provide the Debt Financing in support of the Transactions. Buyer has provided the Company with a fully executed commitment letter from Bain Capital Fund VIII, LP (the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters”), accepted by Buyer, pursuant to which Bain Capital Fund VIII, LP has committed, subject to the terms and conditions set forth therein, to provide the cash equity financing (“Equity Financing,” and together with the Debt Financing, the “Financing”) to Buyer in connection with the Transactions. As of the date hereof, the obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters or as otherwise set forth herein. Subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, except as set forth in Section 4.05 of the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor Merger Sub is aware of any fact or occurrence existing that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate, that causes the Commitment Letters to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letters. To the knowledge of Buyer and Merger Sub, the Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Assuming the funding of the Financing under the Commitment Letters in accordance with the terms thereof and the terms of this Agreement and the accuracy of the representations and warranties set forth in Article III hereof, Buyer will have available to it at Closing funds sufficient to pay the aggregate Merger Consideration, Option Amount, amounts required to refinance the Company’s indebtedness as contemplated by the Debt Commitment Letter, and pay all fees and expenses to be paid by Buyer, the Company or any of their respective Affiliates related to the Transactions and contemplated hereby.

4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer or Merger Sub, threatened, against Buyer or Merger Sub or any of their respective Affiliates before any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions. As of the date hereof, neither Buyer, Merger Sub nor any of their respective Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Buyer and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions.

4.07 Operations of Buyer and Merger Sub. Buyer and Merger Sub were formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and have not, other than in connection with the transactions contemplated hereby or other than those incidental to its organization, maintenance of corporate existence, and the Transactions, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

4.08 Ownership of Company Common Stock. As of the date hereof, neither Buyer nor Merger Sub is the beneficial owner of any shares of Company Common Stock. Except as may be contemplated by any agreement between Buyer and the Company’s executive officers executed prior to Closing for a number of shares not to exceed the amounts set forth in Section 4.08 of the Company Disclosure Schedule, neither Buyer nor Merger Sub will be the beneficial owner of any shares of Company Common Stock as of the Closing Date.

ARTICLE V

COVENANTS AND AGREEMENTS

5.01 Conduct of Business. Except with the prior written consent of Buyer or referred to in Section 5.01 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Preservation of Personnel. Use its commercially reasonable efforts to preserve intact and keep available the services of present employees of the Company and the Subsidiaries;

(ii) Insurance. Use commercially reasonable efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable efforts to preserve the Business, to develop, commercialize and pursue any regulatory approvals for products of the Company and the Subsidiaries and to advertise, promote and market the products of the Company and the Subsidiaries, and use commercially reasonable efforts to keep the Company’s and the Subsidiaries’ properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the Material Contracts;

(iv) Intellectual Property Rights. Use its commercially reasonable efforts to preserve and protect all Intellectual Property rights of the Company and the Subsidiaries;

(v) Ordinary Course of Business. Operate the Business in the ordinary course consistent with past practices;

(vi) Company Options. Take all reasonable actions necessary with respect to Company Options to effectuate the terms of this Agreement, provided, however, that Buyer shall have the right to approve any agreements to modify material terms of the underlying instruments; and

(vii) Strategic Decisions. Consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company or any Subsidiary.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) amend or otherwise change its Articles of Incorporation or Bylaws or elect or appoint any new directors or officers;

(ii) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Encumbrance, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Encumbrance, (a) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof in accordance with the terms of such securities and the issuance of Shares issuable upon the conversion of the Convertible Notes in accordance with the terms of the Indenture governing such notes), (b) any material assets of the Company or any Subsidiary, except for dispositions of inventory in the ordinary course of business and in a manner consistent with past practice, and except for Encumbrances set forth in Section 5.01(b)(ii) of the Company Disclosure Schedule;

(iii) make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Company Options outstanding on the date hereof) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than in the case of options, acceleration in accordance with the terms of such options in effect as of the date hereof in connection with the Transactions;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

(v) (a) reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (b) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company or any Subsidiary;

(vi) (a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, other business organization or any division thereof; (b) repurchase, repay, cancel or incur any indebtedness (other than bonds and other similar instruments supporting performance obligations incurred in the ordinary course of business, consistent with past practice), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except under and in compliance with the Company’s debt obligations under the agreements listed in Section 5.01(b)(vi) of the Company Disclosure Schedule, in the ordinary course of business, consistent with past practice; (c) except in accordance with the Company’s Fiscal 2006 Capital Budget provided to Buyer on the date hereof, authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset in excess of $350,000 individually, but in no event to exceed $1,000,000 in the aggregate; (d) enter into any new line of business; or (e) make investments in Persons other than wholly owned subsidiaries;

(vii) (a) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material Intellectual Property rights (except for Encumbrances set forth in Section 5.01(b)(vii) of the Company Disclosure Schedule), or (b) fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Intellectual Property of the Company;

(viii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and which relates to a business combination involving the Company or any of the Subsidiaries, except with respect to limited waivers of standstills, as specifically contemplated by Section 5.06(b);

(x) Except as set forth in Section 5.01(b)(x) of the Company Disclosure Schedule, (a) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation of employees who are not directors or officers in the ordinary course of business and in a manner consistent with past practice; (b) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control, severance or other agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (c) establish, adopt, enter into, terminate or amend any collective bargaining arrangement or Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (d) grant any equity or equity-based awards;

(xi) make any change (or file any such change) in any method of Tax accounting or make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any material amended Tax Return (except as required by Law), enter any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business, consistent with past practice);

(xii) except as disclosed in the Company SEC Reports filed prior to the date hereof or as required by a Governmental Authority (including the Financial Accounting Standards Board or any similar organization (“FASB”)), make any change to its methods of accounting in effect at April 24, 2004, except as required by changes in GAAP or Regulation S-X of the Exchange Act (as required by the Company’s independent public accountants) or as may be required by a change in applicable Law;

(xiii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Subsidiaries, taken as a whole, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(xiv) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

(xv) pay, discharge, waive, release, assign, settle or compromise any pending or threatened Action (i) in respect of any matter requiring payment by the Company or any Subsidiary in excess of $200,000 individually or $500,000 in the aggregate or entailing any admission of liability by the Company or any Subsidiary or any material non-monetary relief against the Company or any Subsidiary, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any Subsidiary in its capacity as such;

(xvi) other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, (a) enter into, amend, modify, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement; or (b) amend, waive, modify, cancel or consent to the termination of the Company’s or any Subsidiary’s rights thereunder;

(xvii) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

(xviii) (a) take any action to cause its representations and warranties set forth in Article III to be untrue in any material respect; (b) take any action that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement; or (c) take any action that would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(xix) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) Control of the Company’s Business. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.02 Corporate Examinations and Investigations. Prior to the Effective Time, Buyer (including its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives) shall be entitled to have such access to the officers, employees, agents, assets, properties, business, operations, books, records, commitments and contracts of the Company and the Subsidiaries as is reasonably necessary or appropriate in connection with Buyer’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of the Business and the Company shall cooperate fully therein. Without limiting the foregoing, Buyer and its Representatives shall be allowed to conduct visual inspections, take measurements, make surveys, conduct a Phase I environmental investigation of the Company, its Subsidiaries and their properties, but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Buyer may have full opportunity to make such investigation, the Company shall furnish the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement (as defined in Section 5.06(a)); provided, that Buyer and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Financing.

5.03 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to bring about the accuracy of the other party’s conditions to closing set forth herein, in the most expeditious manner practicable, including without limitation, if applicable, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Buyer: (i) take all action within its power reasonably requested by Buyer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Buyer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

(b) As soon as is reasonably practicable, the Company and Buyer each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. The Company and Buyer each shall promptly (i) supply the other with any information which may be reasonably required in order to make such filings and (ii) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

5.04 Preparation of Proxy Statement; Shareholders Meeting.

(a) As promptly as practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (ii) each of the Company and Buyer shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”). Each of the Company and Buyer shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Buyer shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Buyer or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and, unless there has been a Change of Recommendation pursuant to 5.06(c) and termination in accordance with the termination provisions hereof, shall include in such document or response comments reasonably proposed by the other party. Subject to Section 5.06(c), (x) the Proxy Statement shall contain the recommendation of the Company Board that the shareholders of the Company vote to adopt and approve this Agreement and the Merger and (y) if requested to do so by Buyer at any time prior to the Company Shareholders’ Meeting (as defined in Section 5.04(b)) and subject to compliance with applicable Laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall within a five days following such request (and in any event prior to the Company Shareholders’ Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal.

(b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), as promptly as reasonably practicable after the date of this Agreement for the purpose of voting upon the adoption of this Agreement.

(c) Buyer shall cause any and all shares of the Company Common Stock owned by Buyer to be voted in favor of the approval of this Agreement.

(d) Subject to Section 5.06(c), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals. Unless this Agreement shall have been terminated in accordance with Section 9.01, nothing contained in herein shall limit the Company’s obligation to convene and hold the Company Shareholders’ Meeting, regardless of whether the Company Board has effected a Change of Recommendation.

(e) The information supplied by Buyer for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer, or its officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filings should be discovered by Buyer, Buyer shall promptly inform the Company thereof. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f) The information supplied by the Company for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filing should be discovered by the Company, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.05 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Buyer and the Company. Thereafter, each of Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

5.06 No Solicitation.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including without limitation, Morgan Stanley & Co. Incorporated and its Affiliates), financing sources, agents and other representatives (collectively, “Representatives”) of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose, encourage or take any action to facilitate the submission of any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer or its Representatives) any information in connection with, or which would be reasonably expected to result in, any Acquisition Proposal, or (iii) take any action (A) to exempt any Person from the restrictions contained in Section 180.1140 to 180.1144 of the WBCL (or any similar provision) or otherwise cause such restrictions not to apply; provided, however, that, at any time prior to September 13, 2005, nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person received after the date hereof, if and only to the extent that prior to taking such action the Special Committee (A) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that (I) such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of this Section 5.06, and (II) it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and (B) receives from such Person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement dated as of December 8, 2004 between Bain Capital Partners, LLC and the Company (the “Confidentiality Agreement”).

(b) The Company shall notify Buyer as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such request, Acquisition Proposal or inquiry. The Company shall keep Buyer reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Buyer), and shall promptly (and in any event within 24 hours) provide to Buyer a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other Person and all written due diligence materials subsequently provided by the Company or any Subsidiary in connection with the Acquisition Proposal, request or inquiry that the Buyer was not previously provided. The Company agrees that neither it nor any of the Subsidiaries shall terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which it or any of the Subsidiaries or their respective Affiliates or Representatives is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement; provided, however, that if requested to do so by a third party desiring to submit an Acquisition Proposal, the Company may waive any existing standstill provisions (i) if the Special Committee determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (ii) solely to the extent necessary and for the limited purpose of permitting such Person to submit an unsolicited bona fide Acquisition Proposal hereunder. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended by the Company or its Representatives to or would be reasonably expected by the Company or its Representatives to result in, any Acquisition Proposal as of the date hereof, and shall inform its and the Subsidiaries’ Representatives of the obligations undertaken in this Section 5.06. To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement, it shall request each Person (i) with whom the Company or any Subsidiary has had any discussion regarding a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company or any Subsidiary in connection with a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement, to return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

(c) Except as set forth in this Section 5.06(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw, modify or change, in a manner adverse to Buyer, the unanimous approval or recommendation of this Agreement and the Transactions by the Company Board (or any committee thereof); (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or other similar agreement constituting or related to, or that is intended to or would be reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.06(a)). Notwithstanding the foregoing, prior to September 13, 2005, (I) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (C) is not otherwise in violation under this Section 5.06, or (II) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law and is not otherwise in violation under this Section 5.06, then the Company Board may, in connection with such Superior Proposal in case of clause (I), or otherwise in the case of clause (II), withdraw, modify or change the Company Board Recommendation (either event described in the foregoing clauses (I) and (II), a “Change of Recommendation”); provided, that the Company Board shall not effect a Change of Recommendation after September 13, 2005; provided, further, that the Company Board shall not in any event effect a Change of Recommendation pursuant to clause (I) unless the Company has (x) provided a timely written notice to Buyer (“Notice of Superior Proposal”), advising Buyer that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (y) negotiated during the three business day period following Buyer’s receipt of the Notice of Superior Proposal in good faith with Buyer (to the extent Buyer wishes to negotiate) to enable Buyer to make a counter-offer so the Superior Proposal is no longer a Superior Proposal and (z) terminated this Agreement pursuant to Section 9.01(h) and otherwise complied with Section 9.03; and provided, further, that the Company Board shall not effect a Change in Recommendation pursuant to clause (II) above unless the Company has provided a written notice to Buyer at least three business days prior to such Change in Recommendation.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (x) (i) recommend that the shareholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in each case the requirements of Section 5.06(c) shall have been satisfied, or (y) otherwise take, agree or resolve to take, any action prohibited by Section 5.06(c).

(e) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s shareholders) from any Person or group other than Buyer relating to (1) any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of transactions, of (A) 20% or more of the fair market value of the assets (including rights and capital stock of the Company’s subsidiaries) of the Company and the Subsidiaries, taken as a whole (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise) or (B) 20% or more of any class of equity securities of the Company or 20% or more of the aggregate outstanding voting securities of the Company; (2) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any Person or group beneficially owning 20% or more of any class of equity securities of the Company or any of the Subsidiaries or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection with any such tender offer or exchange offer; or (3) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or the Subsidiaries.

(f) “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.06(a): (1) which relates to at least eighty percent (80%) of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (2) which is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Buyer in response thereto) and (3) which the Company Board determines in its good faith judgment after consultation with its outside counsel and a financial advisor of nationally recognized reputation is reasonably capable of being consummated by December 31, 2005, taking into account all legal and regulatory aspects of the proposal.

5.07 Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence or non- occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company or Buyer, as the case may be, to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of any notice or other communication (i) from any Person and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) from or to the SEC.

5.08 Employee Matters. For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries on the Closing Date (an “Employee”), while employed by the Company and the Subsidiaries, with employee benefits, base compensation and incentive compensation opportunities (other than equity based compensation, benefits and opportunities) which are substantially comparable in the aggregate to those provided to such Employees as of the date of this Agreement. Nothing contained in this Section 5.08 shall be deemed to grant any such Employee any right to continued employment after the Closing Date. Each such Employee shall receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of any benefits with respect to any employee benefit plan established after the Closing Date) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or its subsidiaries under which each Employee may be eligible to participate on or after the Closing Date to the same extent recognized by the Company or any of the Subsidiaries under comparable plans immediately prior to the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. Any preexisting condition clause in a medical, dental or disability plan established or maintained by the Surviving Corporation after the Closing Date (each a “Surviving Corporation Welfare Benefit Plan”) shall be waived, to the extent it would have been waived under the corresponding Employee Plan for the Employees (other than pre-existing conditions that are already in effect with respect to the Employees, to the extent permitted by Law). Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Surviving Corporation Welfare Benefit Plan or any other particular employee benefit plan, program, agreement or policy, or as requiring the Surviving Corporation to offer to continue the employment of any employee of the Company or its Subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Employee Plan.

5.09 Indemnification.

(a) Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any Employee Plan) of the Company and the Subsidiaries (the “Indemnified Parties”) against all costs and expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement from any claim, action, suit, proceeding or investigation arising after the date hereof (whether arising before or after the Effective Time) involving any act or omission taken in their capacity as an officer or director and occurring on or before the Effective Time, including in connection with the Transactions, except that the foregoing shall not apply to any act or omission that has been judicially and finally determined to involve a willful breach of this Agreement, willful misconduct, self-dealing or fraud. Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Buyer agrees that all rights to indemnification or exculpation now existing in favor of each Indemnified Party as provided on the respective charters or by-laws of the Company and the Subsidiaries in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring at or prior to the Effective Time, to the extent provided for in such charters or by-laws. In the event of any claim, action, suit, proceeding or investigation covered under this Section 5.09(a), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties to represent them, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement agreed to or effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed) upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.09(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have an actual material conflict of interest in such action.

(b) Buyer understands and agrees that, prior to the Effective Time, the Company will obtain a six-year “run-off” insurance policy that provides coverage similar to the coverage provided under the Company’s directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time, including in respect of the Transactions; provided, however, without Buyer’s prior written consent, the Company shall not pay more than 300% of the current annual premiums paid by the Company for such insurance to purchase such policy; and provided, further, however, that prior to purchasing any such policy, the Company shall afford Buyer the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers; and provided, further, however, that in the event of a termination or cancellation of such “run-off” policy, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for the remaining balance of such six-year term, up to a maximum amount of 300% of the current annual premiums paid by the Company as of the date hereof for such insurance. The Company represents that such current annual premium amount is set forth in Section 5.09(b) of the Company Disclosure Schedule.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.09, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

(d) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.10 Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 9.01, Buyer shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Authority or threatened by any Governmental Authority or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

5.11 Financing.

(a) Buyer will use its commercially reasonable efforts to obtain the Debt Financing under the Debt Commitment Letter, or, in the event it is unavailable, substitute debt financing, and, subject to the satisfaction of all of the conditions to Buyer’s obligation to close set forth in Articles VI and VII hereof and to the following proviso, Buyer will draw down on the Bridge Loans (as defined in the Debt Commitment Letter) (if adequate funding has not been obtained through the issuance of Notes (as defined in the Debt Commitment Letter)) and the senior secured portion of the Debt Financing (with only such changes as the Lender may require without Buyer’s consent), in each case, if available, as necessary to enable the Debt Financing to be funded on or prior to October 31, 2005; provided, however, that notwithstanding any other provision of this Agreement, Buyer shall in no event be obligated to (i) waive any condition to its obligation to close pursuant to Articles VI and VII hereof; (ii) provide any consent to any changes to the Debt Financing set forth in the Debt Commitment Letter; (iii) accept any substitute financing on terms (taken in the aggregate) less favorable to Buyer than the Debt Financing would have been (assuming the application of this Section 5.11(a)); (iv) draw down on the Bridge Loans (as defined in the Debt Commitment Letter) or otherwise close under the Debt Financing set forth in the Debt Commitment Letter before October 31, 2005; (v) issue Notes, or (vi) draw down on the Bridge Loans (as defined in the Debt Commitment Letter) or otherwise close under the Debt Financing set forth in the Debt Commitment Letter if, (A) on any 3 days on or between September 15, 2005 and October 31, 2005, the Citigroup High Yield Market Index spread to worst is above 430 bps, or (B) on any 3 days on or between September 15, 2005 and October 31, 2005, 1-year LIBOR is above 4.5%, or (C) on any 3 days on or between September 15, 2005 and October 31, 2005 there is in effect any moratorium on commercial banking activities by the United States or the State of New York, or (D) since the date hereof there has been the commencement (or material escalation) of war or armed hostilities (including acts of terrorism), either within or outside the United States, or a declaration of a national emergency by the United States that has caused, on any 3 days on or between September 15, 2005 and October 31, 2005, a material disruption of commercial credit or debt capital market conditions or market conditions for leveraged loans or high yield debt securities. In the event any substitute financing is accepted by Buyer, it shall be accepted with full applicability of this Section 5.11 to the provisions of any new debt commitment letter.

(b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be requested by Buyer (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes (including without limitation, on or prior to July 7, 2005, delivery to Buyer of the Company’s audited financial statements for fiscal year ended April 2005 and on or prior to September 2, 2005, delivery to Buyer of the SAS 100 review on the Company’s quarter ended July 30, 2005), (iii) assisting Buyer and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any of the Debt Financing and (v) providing and executing documents as may be reasonably requested by Buyer, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance; provided, that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Buyer or its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that

Buyer and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing.

(c) Buyer shall provide prompt written notice to the Company of the Lender’s (or one of its Affiliates’) refusal or stated intent to refuse to provide any of the financing described in the Debt Commitment Letter, and/or any other lender’s stated intent to refuse to provide the financing contemplated by any substitute Debt Financing, and, in each case, the stated reasons therefor.

5.12 Solvency Letter. The parties shall engage, at the expense of the Company, an appraisal firm of national reputation reasonably acceptable to Buyer and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Company Board (and on which the Special Committee shall be entitled to rely), the Board of Directors of Buyer and, if requested by them, the Lender, supporting the conclusion that immediately after the Effective Time, and after giving effect to the Transactions, including the Debt Financing and the payment of the Equity Financing, the Company will be solvent (such letter, the “Solvency Letter”). Without limiting the generality of the foregoing, each of Buyer and the Company shall use their respective reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter.

5.13 Resignations. The Company shall obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation effective as of the Effective Time, of those directors of the Company and the Subsidiaries designated by Buyer to the Company prior to the Closing.

5.14 Financial Information.

(a) As soon as practicable, and in any event on or before July 7, 2005, the Company shall provide to Buyer the annual audited financial statements of the Company for fiscal year ended April 2005.

(b) As soon as practicable, and in any event on or before September 2, 2005, the Company shall provide to Buyer the SAS 100 review on the Company’s quarter ended July 30, 2005.

(c) Within 10 days after the end of each fiscal month after the date hereof through the Closing Date, the Company shall deliver to Buyer monthly financial statements for the prior month.

(d) As soon as practicable after the date hereof, but in any event, prior to June 10, 2005, the Company shall have delivered to Buyer a monthly budget for the period covering the months beginning on May 1, 2005 and ending on the Outside Date.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS

OF EACH PARTY TO CONSUMMATE THE MERGER

The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

6.01 Shareholder Approval. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the DGCL, the WBCL and the Articles of Incorporation and Bylaws of the Company.

6.02 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Buyer, Merger Sub and Company each agrees to use commercially reasonable efforts to have any such order or injunction lifted or stayed.

6.03 Regulatory Approvals. All material consents and approvals from Governmental Authorities shall have been obtained; provided, however, that the conditions of this Section 6.03 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

6.04 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws that are reasonably determined by Buyer to be to be applicable to the Merger shall have been obtained.

6.05 Solvency Letter. The Company Board, the Board of Directors of Buyer and, if requested by them, the Lenders, shall have received the Solvency Letter referred to in Section 5.12.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF

BUYER AND MERGER SUB TO CONSUMMATE THE MERGER

The obligations of Buyer and Merger Sub to consummate the Merger are subject to the fulfillment of the following conditions, any one or more of which may be waived by Buyer:

7.01 Representations, Warranties and Covenants. Except for Sections 3.02, 3.03, 3.08(b), 3.09, 3.10(a), 3.20(b), 3.21, 3.22(b) and 3.22(c) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such date (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.02, 3.10(a) and 3.20(b) giving effect to all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such date (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of the Company contained in Sections 3.03, 3.08(b), 3.21, 3.22(b) and 3.22(c) disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such date (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in the Company, the Buyer or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including costs of investigation, defense and reasonable attorney’s fees (collectively, “Damages”), when taken together with all other Damages, in excess of $2 million. The representations and warranties of the Company contained in Section 3.09 disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such date (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Company shall have delivered to Buyer a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

7.02 Financing. The Debt Financing contemplated by the Debt Commitment Letters shall have been consummated on the terms set forth therein; provided, that in the event the Debt Financing contemplated in the Debt Commitment Letters shall not have been consummated on the terms set forth therein, Buyer shall have complied with its obligations under Section 5.11(a) hereof.

7.03 Pending Litigation. There shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Authority against Buyer, Merger Sub or the Company, any Subsidiary, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company and the Subsidiaries (or Buyer’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Subsidiaries) or to compel Buyer to dispose of or hold separate any material portion of the business or assets of the Company and the Subsidiaries (or any equity interest in such entities).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF

THE COMPANY TO CONSUMMATE THE MERGER

The obligation of the Company to consummate the Merger is subject to the fulfillment of the following condition, which may be waived by it:

8.01 Representations, Warranties and Covenants. The representations and warranties of Buyer and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made on and as of such date (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to the Company a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the shareholders of the Company adopt this Agreement:

(a) by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

(b) by either Buyer or the Company if the Merger shall not have been consummated by October 31, 2005 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Buyer or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Buyer or the Company, if at the Company Shareholders’ Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained, provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;

(e) by Buyer if a Triggering Event (as defined below) shall have occurred; provided, that the right to terminate this Agreement under this Section 9.01(e) pursuant to clause (iv) of the definition of “Triggering Event” shall not be available at any time after the Company shall hold the Company Shareholders’ Meeting in accordance with Section 5.04(b).

(f) by the Company, if Buyer or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Sections 8.01, to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Buyer of written notice of such breach or failure from the Company;

(g) by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Section 7.01 to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by the Company of written notice of such breach or failure from Buyer; or

(h) by the Company (at any time prior to September 13, 2005) if the Company Board effects a Change of Recommendation in response to a Superior Proposal, as described in clause (I) of Section 5.06(c); provided, the Company shall have complied with the provisions and requirements of Section 5.06 of this Agreement.

For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in accordance with the terms hereof; (iii) within ten (10) business days of the date any Acquisition Proposal is first published or sent or given, the Company shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal; (iv) the Company shall have failed to call or hold the Company Shareholders’ Meeting in accordance with Section 5.04(b) on or prior to September 13, 2005; or (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal or failed to publicly reaffirm its recommendation of this Agreement and the Merger in accordance with the terms hereof.

9.02 Effect of Termination. If this Agreement is terminated as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without liability on the part of Buyer and Company and their respective directors, officers, shareholders, or members, except that (a) the provisions of Section 5.05 (relating to publicity), 5.02 and 5.11(b) (each as they specifically relate to confidentiality), 9.02, 9.03 and Article X, shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

9.03 Fees and Expenses.

(a) Except as otherwise specifically provided in this Section 9.03, whether or not the Merger is consummated, all fees and Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses. “Expenses” of a party, as used in this Agreement, shall include all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on their behalf (or with respect to Buyer and Merger Sub, incurred by Buyer’s shareholders or financing sources or on their behalf) in connection with or related to the transactions contemplated hereby, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of Buyer and Merger Sub and the closing of the Merger.

(b) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(b) and (i) prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisors and (ii) within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a merger, business combination, acquisition or other such transaction, or series of such transactions (regardless of whether related to such Acquisition Proposal) of a type described in the definition of “Acquisition Proposal” in Section 5.06 hereof, substituting for purposes of this Section 9.03, 50% for all references to 20% therein (such transaction, a “Takeover Transaction”), then the Company shall pay to Buyer or its designee the Termination Fee (as defined below) and the Termination Expenses (as defined below). Payment under this Section 9.03(b) shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

(c) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(d) then:

(i) If prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisors, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall also pay the Termination Fee. Payment under this Section 9.03(c)(i) of the Termination Expenses shall be made upon the termination of the Agreement, and payment of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction; and

(ii) If prior to the time of such termination an Acquisition Proposal had not been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisors, but within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall pay the Termination Fee and Termination Expenses. Payment under this Section 9.03(c)(ii) of the Termination Fee and Termination Expenses shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

(d) If this Agreement is terminated by Buyer pursuant to Section 9.01(e):

(i) under clauses (i), (ii), (iii) or (v) of the definition of “Triggering Event”, the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination

(ii) under clause (iv) of the definition of “Triggering Event” and if prior to the time of such termination an Acquisition Proposal had not been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisor, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if the Company shall not have complied with its obligations under Section 5.04, then the Company shall also pay the Termination Fee. Payment under this Section 9.03(d)(ii) of the Termination Expenses and if payable, the Termination Fee shall be made upon the termination of the Agreement.

(iii) under clause (iv) of the definition of “Triggering Event” and if prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisor, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall also pay the Termination Fee. Payment under this Section 9.03(d)(iii) of the Termination Expenses shall be made upon the termination of the Agreement, and payment of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

(e) If this Agreement is terminated by Buyer pursuant to Section 9.01(g), then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if (i) the breach or failure to perform that is the basis for the termination under Section 9.01(g) was willful or intentional on the part of the Company, (ii) prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company’s shareholders or the Company’s advisors and (iii) within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall also pay the Company Termination Fee. Payment under this Section 9.03(e) of the Termination Expenses shall be made upon the termination of the Agreement, and payment of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

(f) If this Agreement is terminated by the Company pursuant to Section 9.01(h), the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination.

(g) All amounts due under Sections 9.03(b) through (f) shall be payable by wire transfer in immediately available funds to Buyer or to such other Person as Buyer may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 9.03 and Buyer commences a suit to collect such payment, the Company shall indemnify Buyer or its designee, as the case may be, for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 9.03.

(h) For purposes of this Agreement, “Termination Fee” means an amount equal to $34,000,000.

(i) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $10,000,000, equal to the reasonable and documented out-of-pocket Expenses of Buyer.

ARTICLE X

MISCELLANEOUS

10.01 No Survival. None of the representations and warranties contained herein shall survive the Effective Time.

10.02 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Buyer or Merger Sub, to:

LBW Holding, Inc.

111 Huntington Avenue

Boston, MA 02199

Attention: Mr. Mark Nunnelly

Telephone: (617) 516-2000

Facsimile:  (617) 516-2010

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: R. Newcomb Stillwell, Esq.

         Shari H. Wolkon, Esq.

Telephone: (617) 951-7316

Facsimile:  (617) 951-7050

(b) if to the Company, to:

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Attention: David J. Vander Zanden, Chief Executive Officer

Telephone: (920) 882-5602

Facsimile:  (920) 882-5863

with a copy (which shall not constitute notice) to:

Franzoi & Franzoi, SC

514 Racine Street

Menasha, WI 54952

Attn: Joseph Franzoi, Esq.

Telephone: (920) 725-3916

Facsimile:  (920) 725 0998

(c) if to the Special Committee, to:

Mr. Leo C. McKenna, Chairman

34 South Main Street

Hanover, New Hampshire 03755

Telephone: (603) 643-9000

Facsimile:  (603) 643-1467

(d) with a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, IL 60603

Attn: Thomas A. Cole, Esq.

         Jon A. Ballis, Esq.

Telephone: (312) 853-7000

Facsimile:  (312) 853-7036

Any party may by notice given in accordance with this Section 10.02 to the other parties designate another address or Person for receipt of notices hereunder.

10.03 Entire Agreement. This Agreement contains the entire agreement between the parties and their Affiliates with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement; provided, that if any term of the Confidentiality Agreement shall conflict with the terms of this Agreement, this Agreement shall control.

10.04 Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware and the State of Wisconsin apply to the Merger and the rights of the Company and Merger Sub shareholders relative to the Merger.

10.05 Binding Effect; No Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer or Merger Sub may (a) assign any or all of its rights and interests hereunder to one or more of their Affiliates or to any provider of the Financing and (b) designate one or more of their Affiliates to perform its obligations hereunder, in each case, so long as neither Buyer nor Merger Sub is relieved of any of its obligations hereunder. Except as expressly provided in Section 5.09, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

10.06 Amendments and Waivers. This Agreement may be amended at any time before or after adoption of this Agreement by the shareholders of the Company by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the shareholders of the Company, without the further approval of the shareholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 2.01(a), (b) alters or changes any term of the Articles of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.07 Schedules; Listed Documents, etc. The description or listing of a matter, event or thing within the Company Disclosure Schedule or the Buyer Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” The parties agree that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections.

10.08 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.09 Certain Definitions. For purposes of this Agreement the following terms shall have the definitions set forth below.

(a) “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

(b) “Affiliate” means, with respect to a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit agreement or otherwise.

(d) “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, that is: (1) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (2) a pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”), (3) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (4) any other deferred compensation, change-in-control, retention, severance, retirement, welfare-benefit, bonus, incentive, fringe benefit or other similar plan.

(e) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(f) “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended and all rules, regulations and interpretations thereunder.

(g) “knowledge of the Buyer” means the actual knowledge, after reasonable investigation, of the Buyer and the officers of the Buyer.

(h) “knowledge of the Company” means the actual knowledge, after reasonable investigation, of David J. Vander Zanden, Mary Kabacinski, Brent Pulsipher, Stephen R. Christiansen and James Buhl.

(i) “Ordinary Course Contracts” means printer contracts, contracts for the purchase of paper, catalog production, purchase orders, bid contracts for school districts and transportation contracts, in each case, entered into in the ordinary course of business, consistent with past practice.

(j) “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

10.10 Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

10.13 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.02, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.14 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

SCHOOL SPECIALTY, INC.

By	/s/ LEO C. MCKENNA
Name:	Leo C. McKenna
Title:	Chairman

LBW HOLDINGS, INC.

By	/s/ MARK NUNNELLY
Name:	Mark Nunnelly
Title:	President

LBW ACQUISITION, INC.

By	/s/ MARK NUNNELLY
Name:	Mark Nunnelly
Title:	President

APPENDIX B

May 31, 2005

Special Committee of the

    Board of Directors

School Specialty, Inc.

W6316 Design Drive

Greenville, WI 54942

Members of the Special Committee of the Board of Directors:

We understand that School Specialty, Inc. (the “Company”), LBW Holdings, Inc. (“Buyer”), an affiliate of Bain Capital Partners, LLC (“Bain”), and LBW Acquisition, Inc., a wholly-owned subsidiary of Buyer (“MergerCo”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 31, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of MergerCo with and into the Company. Pursuant to the Merger, the separate corporate existence of MergerCo will cease and the Company will continue as the surviving corporation of the Merger, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held by Buyer or any subsidiary of Buyer or the Company, will be converted into the right to receive $49.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	reviewed certain financial forecasts of the Company prepared by the management of the Company;

(iv)	discussed certain adjustments and extensions to the Company forecasts and received input from senior management of the Company with respect to such adjustments and extensions;

(v)	reviewed the reported prices and trading activity for the Company Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii)	participated in certain discussions and negotiations among representatives of the Special Committee and representatives of Buyer;

(ix)	reviewed the Merger Agreement, the draft commitment letters from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, and Deutsche Bank Securities Inc. (collectively, the “Lenders”) to Buyer substantially in the form of the drafts dated May 27, 2005 (the “Commitment Letters”), the equity commitment letter from Bain Capital Fund VIII, L.P. substantially in the form of the draft dated May 27, 2005 and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial forecasts and other financial and operating data, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as of the time such forecasts were developed. We have also discussed certain adjustments and extensions to the financial forecasts with the management of the Company and you, and we have been instructed to rely upon such adjusted and extended financial forecasts, identified as the Most Likely Case, as the best currently available estimates and judgments of the Company as to its future financial performance. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We note that (i) the Merger Agreement includes a financing condition that provides that Buyer is not obligated to use the financing contemplated by the commitment letters unless certain conditions relating to the high yield market are satisfied and (ii) the commitment letters require that the Merger be completed in accordance with the Merger Agreement without waiver of any condition. Accordingly, you have instructed us to assume, and we have assumed, that the Buyer’s financing necessary to consummate the Merger will be obtained prior to the Outside Date (as defined in the Merger Agreement). Our opinion does not address whether Buyer can obtain financing in accordance with the terms of the Commitment Letters prior to the Outside Date, or in either event, whether Buyer would be required to obtain such financing pursuant to the terms of the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party, except for one specified party, with respect to the acquisition of the Company, nor did we or the Company negotiate with any parties, other than Buyer, which from time to time in the past may have expressed interest in the possible acquisition of, or business combination with, the Company. In connection with our engagement, our participation in the negotiations between the Special Committee and Buyer with respect to the terms of the Merger Agreement was limited. We did not negotiate the terms of the Commitment Letters with Buyer or the Lenders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory services to Bain and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of Bain or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in respect of the transaction with the U.S. Securities and Exchange Commission if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Francis J. Oelerich III Managing Director

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, AUGUST 23, 2005

The undersigned hereby appoints David J. Vander Zanden and Mary M. Kabacinski or either of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all the shares of common stock of School Specialty, Inc. held by the undersigned on July 12, 2005 at a special meeting of shareholders to be held on Tuesday, August 23, 2005, at the American Club located at 419 Highland Drive, Kohler, Wisconsin 53044 beginning at 8:00 a.m., local time, or any adjournment or postponement thereof, upon the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on this card or through the telephone or Internet proxy procedures. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote “FOR” the approval of the merger agreement and, if necessary, “FOR” the meeting adjournment proposal.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 23, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -
ACCOUNT NUMBER

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., Eastern Time, on Monday, August 22, 2005.

¯    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR AGAINST ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of May 31, 2005, by and	☐ ☐ ☐
among LBW Holdings, Inc., LBW Acquisition, Inc. and School Specialty, Inc., which provides for the merger of LBW Acquisition, Inc., a wholly-owned subsidiary of LBW Holdings, Inc., with and into School Specialty, Inc., with School Specialty, Inc. continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of School Specialty, Inc. (other than shares held (i) as treasury shares or by any subsidiary of School Specialty, Inc. or (ii) by LBW Holdings, Inc., LBW Acquisition, Inc. or any subsidiary of LBW Acquisition, Inc.) into the right to receive $49.00 in cash, without interest.
FOR AGAINST ABSTAIN
	2.	To adjourn the special meeting if necessary or appropriate to permit further solicitation of	☐ ☐ ☐
proxies if there are not sufficient votes at the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the actions described in Items 1 and 2. Items 1 and 2 are being proposed by School
Specialty, Inc.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE
YOUR SHARES PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET
OR BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD
IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

Please be sure to sign and date this proxy card.

		Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return it in the envelope provided.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.